Exhibit 99.1

Carlile Bancshares, Inc. and Consolidated Subsidiaries

Financial Statement Index

Crowe Horwath LLP Independent Member Crowe Horwath International

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Carlile Bancshares, Inc.

Fort Worth, Texas

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Carlile Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carlile Bancshares, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Dallas, Texas

March 29, 2016

CARLILE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

(Dollars in thousands, except per share amounts)

	2015	2014
ASSETS
Cash and due from banks	$35,646	$44,554
Interest-bearing demand deposits in other banks	214,600	150,794

Cash and cash equivalents	250,246	195,348

Interest-bearing time deposits in other banks	11,515	22,295
Securities available for sale	405,722	428,512
Loans held for sale	10,848	11,066
Loans, net of fees	1,390,535	1,443,869
Less: Allowance for loan losses	(14,479)	(12,780)

Loans, net	1,376,056	1,431,089
Bank premises and equipment, net	66,263	72,514
Goodwill	117,564	117,564
Other intangible assets, net	9,487	11,372
Bank-owned life insurance	41,220	40,098
Other real estate owned, net	8,862	17,387
Deferred tax asset, net	16,085	22,465
Accrued interest receivable and other assets	27,362	20,068

Total assets	$2,341,230	$2,389,778

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$638,092	$615,899
Interest-bearing	1,255,788	1,348,926

Total deposits	1,893,880	1,964,825

Accrued interest payable and other liabilities	12,500	9,511
Securities sold under agreements to repurchase	19,947	18,600
Notes payable	—	4,917
Junior subordinated debentures	12,018	11,607

Total liabilities	1,938,345	2,009,460

Equity
Preferred stock, 1,000,000 shares authorized; none issued	—	—
Common stock, par value $1.00 per share; 75,000,000 shares authorized; 34,996,044 and 34,995,044 shares issued and outstanding at December 31, 2015 and 2014, respectively	34,996	34,995
Additional paid-in capital	322,883	322,303
Retained earnings	40,752	19,092
Accumulated other comprehensive loss	(349)	(307)

Total shareholders’ equity	398,282	376,083
Noncontrolling interest in consolidated subsidiary	4,603	4,235

Total shareholders’ equity and noncontrolling interest	402,885	380,318

Total liabilities and equity	$2,341,230	$2,389,778

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013
Interest income:
Loans, including fees	$76,985	$73,657	$70,138
Investment securities	8,409	6,517	3,857
Interest-bearing deposits and other	861	815	1,259

Total interest income	86,255	80,989	75,254

Interest expense:
Deposits	3,799	4,008	4,827
Other borrowings	739	939	1,345

Total interest expense	4,538	4,947	6,172

Net interest income	81,717	76,042	69,082

Provision for loan losses	2,218	4,222	9,135

Net interest income after provision for loan losses	79,499	71,820	59,947

Noninterest income:
Service charges on deposit accounts	4,487	4,024	2,647
Gains on loans sold	10,956	8,496	8,270
Bank owned life insurance	1,334	1,411	348
Other	9,092	10,726	11,507

Total noninterest income	25,869	24,657	22,772

Noninterest expense:
Salaries, wages, and employee benefits	42,940	43,312	36,809
Occupancy and equipment	10,178	9,318	7,648
Professional fees	3,443	3,219	3,187
Data processing	5,282	3,818	3,401
Amortization of intangibles	1,885	1,578	1,432
Goodwill impairment		—	5,741
Net costs attributable to other real estate and other repossessed assets	984	1,798	5,256
Acquisition and merger related	66	2,065	2,755
Other	10,306	11,351	9,821

Total noninterest expense	75,084	76,459	76,050

Operating income before income taxes	30,284	20,018	6,669
Income tax expense	7,997	6,133	3,219

Net income	22,287	13,885	3,450

Net income attributable to noncontrolling interest	(627)	(680)	1,718

Net income to Carlile shareholders	$21,660	$13,205	$5,168

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013
Net income	$22,287	$13,885	$3,450

Other comprehensive income (loss):
Unrealized holding gains (losses) arising during the year	(56)	3,789	(5,593)
Realized gains on sale of securities recognized through income	(17)	(60)	—
Tax effect	31	(1,298)	1,947

Other comprehensive income (loss)	(42)	2,431	(3,646)

Total comprehensive income (loss)	22,245	16,316	(196)

Total comprehensive income attributable to noncontrolling interest	(627)	(680)	1,718

Total comprehensive income to Carlile shareholders	$21,618	$15,636	$1,522

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Noncontrolling Interest in Consolidated
	Shares	Amount	Capital	Earnings	Income (Loss)	Subsidiary	Total
Balance, January 1, 2013	26,313,997	$26,314	$239,145	$719	$908	$6,531	$273,617
Net income – Carlile shareholders	—	—	—	5,168	—	—	5,168
Net income attributable to noncontrolling interest	—	—	—	—	—	(1,718)	(1,718)
Other comprehensive income (loss), net	—	—	—	—	(3,646)	—	(3,646)
Stock option expense	—	—	1,445	—	—	—	1,445
Noncontrolling interest distributions	—	—	—	—	—	(340)	(340)

Balance, December 31, 2013	26,313,997	26,314	240,590	5,887	(2,738)	4,473	274,526

Net income – Carlile shareholders	—	—	—	13,205	—	—	13,205
Net income attributable to noncontrolling interest	—	—	—	—	—	680	680
Other comprehensive income (loss), net	—	—	—	—	2,431	—	2,431
Stock option expense	—	—	3,584	—	—	—	3,584
Noncontrolling interest distributions	—	—	—	—	—	(918)	(918)
Common stock issuance	8,681,047	8,681	78,129	—	—	—	86,810

Balance, December 31, 2014	34,995,044	34,995	322,303	19,092	(307)	4,235	380,318

Net income – Carlile shareholders	—	—	—	21,660	—	—	21,660
Net income attributable to noncontrolling interest	—	—	—	—	—	627	627
Other comprehensive income (loss), net	—	—	—	—	(42)	—	(42)
Stock option expense	—	—	568	—	—	—	568
Noncontrolling interest distributions	—	—	—	—	—	(259)	(259)
Common stock issuance	1,000	1	12	—	—	—	13

Balance, December 31, 2015	34,996,044	$34,996	$322,883	$40,752	$(349)	$4,603	$402,885

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013
Operating Activities
Net income	$22,287	$13,885	$3,450
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,218	4,222	9,135
Discount accretion, net	(2,731)	(8,543)	(9,313)
Depreciation and amortization	5,665	4,866	3,883
Deferred income tax expense	6,411	6,133	2,903
Stock option expense	568	3,584	1,445
Write-down of other real estate owned	1,508	2,524	1,622
Gain on sale of other real estate owned and repossessed assets	(1,624)	(3,509)	(1,127)
(Decrease) increase in notes payable carrying amount	(268)	582	61
Gain on sales of securities held for sale	(17)	(60)	—
Originations of loans held for sale	(265,506)	(184,172)	(184,443)
Proceeds from sale of loans held for sale	276,680	192,517	195,924
Gain on sale of loans held for sale	(10,956)	(8,496)	(8,270)
Bank-owned life insurance income	(1,334)	(1,411)	5,741
Net change in operating assets and liabilities:			(348)
(Increase) decrease in accrued interest receivable and other assets	(3,834)	2,689	3,580
Increase (decrease) in accrued interest payable and other liabilities	2,974	(4,347)	(235)

Net cash provided by operating activities	32,041	20,464	24,008
Investing Activities
Cash from acquisitions, net of consideration paid	—	(45,949)	—
Decrease in interest-bearing time deposits in other banks	10,780	12,321	53,179
Proceeds from sales of available for sale securities	2,114	3,728
Proceeds from maturities and paydowns of securities available for sale	71,614	69,554	81,902
Purchases of available for sale securities	(53,491)	(48,076)	(126,717)
Decrease (increase) in loans receivable, net	56,606	(126,555)	32,500
Purchases of premises and equipment, net	(989)	(6,049)	(4,945)
Proceeds from sales of other real estate owned	9,628	19,459	25,442
Redemptions of bank-owned life insurance	212	863	(28,509)

Net cash provided by (used in) investing activities	96,474	(120,704)	32,852
Financing Activities
Proceeds from issuance of common stock	13	86,810	—
(Decrease) in deposits, net	(70,062)	(31,652)	(103,394)
Increase in repurchase agreements, net	1,347	1,968	1,546
Principal repayments on notes payable	(4,656)	(2,886)	(622)
Noncontrolling interest distributions	(259)	(918)	(340)
Repayments of advances		—	(95,075)

Net cash provided by (used in) financing activities	(73,617)	53,322	(197,885)

Net change in cash and cash equivalents	54,898	(46,918)	(141,025
Cash and cash equivalents at beginning of year	195,348	242,266	383,291

Cash and cash equivalents at end of year	$250,246	$195,348	$242,266

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013
Supplemental cash flow information:
Interest paid	$4,208	$4,914	$6,819
Income taxes paid (received)	2,090	(1,000)	1,000
Supplemental non-cash flow information:
Loans foreclosed and transferred to other real estate owned	971	8,001	23,235
Premises and equipment transferred to other assets	3,459	—	—

Non-cash assets acquired and liabilities assumed in business combinations are included in the accompanying notes.

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: Carlile Bancshares, Inc. (Carlile) is a bank holding company headquartered in Fort Worth, Texas. Carlile was incorporated on April 8, 2010, with 1,000,000 and 75,000,000 shares of authorized preferred stock and common stock, respectively, for the purpose of acquiring and operating commercial banks. The following summarizes historical acquisition activity:

Entity	Year Acquired	State of Operation	Carlile Ownership Percentage
Treaty Oak Bank	2011	Texas	100%
Community State Bank	2011	Texas	100%
The Bank at Broadmoor	2012	Colorado	100%
Northstar Financial Corporation (including wholly owned subsidiary Northstar Bank of Texas)	2012	Texas	100%
Washington Investment Company (including wholly owned subsidiary Colorado Community Bank)	2012	Colorado	100%
Goldome Financial, LLC	2012	Texas	51%
Community Bankers, Inc. (including wholly owned subsidiary Community Bank)	2014	Texas	100%

The banking operations of the acquired Texas entities have been merged into one banking charter, Northstar Bank of Texas (Northstar Texas). Northstar Financial Corporation (NFC) and Community Bankers, Inc. were subsequently dissolved. Northstar Texas acquired a majority ownership position of Goldome Financial, LLC (Goldome) and consolidates the operations of Goldome.

The banking operations of the acquired Colorado entities have been merged into one banking charter, Northstar Bank of Colorado (Northstar Colorado).

Northstar Texas and Northstar Colorado (the Banks) are wholly owned subsidiaries of Carlile. Carlile’s primary activities are to assist the Banks in the management and coordination of their financial resources. As of December 31, 2015, the Banks operated full-service banking locations in each of the following Texas cities: Acton, Argyle, Arlington, Burleson, Cleburne, Colleyville, Corinth, Fort Worth, Grapevine, Hurst, Krum, Lake Dallas, Lewisville, Marble Falls, Pilot Point and Rowlett, two branches in Denton, Granbury and Rockwall and three branches in Austin. In Texas, the Banks also operate a loan production office in Dallas. In Colorado, the Banks operate full-service banking locations in each of the following Colorado cities: Akron, Castle Rock, Centennial, Evans, Firestone, Greeley, Highlands Ranch, Johnstown, Longmont, Loveland, Milliken, Otis, Sterling and Yuma, and four in Colorado Springs. In Colorado, the Banks also operate one loan production office in Denver.

Additional wholly owned subsidiaries of Carlile include Washington Investment Company (WIC), its wholly owned subsidiary Colorado Front Range Holdings, Inc. (CFRH) and Carlile Capital, LLC (Carlile Capital). Carlile Capital holds and manages non-performing loans and other real estate owned while the remaining entities are largely inactive.

Basis of Presentation: The accompanying consolidated financial statements include the accounts of the aforementioned entities and are collectively referred to as “the Company.” All significant intercompany balances and transactions have been eliminated in consolidation.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows: For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as cash and due from banks, and interest-bearing demand and time deposits in other banks with original maturities of less than three months. Net cash flows are reported for loans, bank premises and equipment, deposit transactions, repurchase agreements and interest-bearing time deposits in other banks.

Cash and Interest-Bearing Demand and Time Deposits in Other Banks: The Company maintains deposits with other financial institutions in amounts that exceed federal deposit insurance coverage. Management regularly evaluates the credit risk associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks.

The Banks were required to have $18.0 million and $18.2 million in 2015 and 2014, respectively, of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at December 31, 2015 and 2014. The Company held interest- bearing time deposits in other banks with original maturities greater than three months of $11.5 million and $22.3 million at December 31, 2015 and 2014, respectively.

Investment Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and the Company has the ability to hold them until maturity. Securities are classified as available for sale when they may be sold before maturity and are carried at fair value, with the unrealized holding gains and losses reported as a component of accumulated other comprehensive income, net of tax. Management determines the appropriate classification of securities at the time of purchase.

Interest income includes amortization of purchase premiums and accretion of discounts. Realized gains and losses are derived from the amortized cost of the security sold and are recognized in earnings using the specific identification method. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. The company evaluates impairment on a quarterly basis and more frequently when conditions warrant such evaluations.

Loans: Loans are stated at the principal amount outstanding net of unamortized premiums and unaccreted discounts. Premiums and discounts were derived from (i) unamortized premiums and costs on originated loans; or (ii) unamortized premiums or discounts recognized as part of business combinations. Loan origination fees and certain direct loan origination costs are deferred and amortized over the lives of the respective loans using the interest method. Interest income on loans is accrued as earned using the simple interest method over the life of the loan.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The past due status of loans is determined based on the contractual terms. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued and unpaid during prior periods is reversed. Generally, any payments received on nonaccrual loans are applied first to outstanding loan principal amounts and then to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest and fees. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Acquisition Accounting for Loans: Loans acquired in business combinations are initially recorded at fair value based on a discounted cash flow valuation methodology that considers, among other things, projected default rates, loss given defaults, and recovery rates with no carryover of any existing allowance for loan losses. Acquired loans with evidence of credit quality deterioration at acquisition are reviewed to determine if it is probable that the Company will not be able to collect all contractual amounts due, including both principal and interest. When such conditions exist, loans are accounted for as purchased impaired.

The Company estimates the total cash flows expected to be collected from the purchased impaired loans, which include undiscounted expected principal and interest, using credit risk, interest rate, and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity, and payment speeds. The excess of the estimated undiscounted total cash flows expected to be collected over the fair value of the related purchased impaired loans represents the accretable yield, which is recognized as interest income on a level-yield basis over the remaining period of estimated loan cash flows of the related loan. The difference between the estimated undiscounted contractual principal and interest and the undiscounted cash flows expected to be collected is the nonaccretable difference, which reflects the impact of estimated credit losses and other factors. Subsequent increases in expected cash flows will result in a recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield, which is recognized prospectively over the remaining period of estimated loan cash flows. Subsequent decreases in expected cash flows will result in an impairment charge recorded as a provision for loan losses, resulting in an addition to the allowance for loan losses and a reclassification from accretable yield to nonaccretable difference. A loan disposal, which may include a loan sale, receipt of payment in full from the borrower, or foreclosure, results in removal of the loan at its allocated carrying amount.

For acquired loans not deemed credit-impaired at acquisition, the difference between the initial fair value and the unpaid principal balance is recognized as interest income on a level-yield basis over the contractual lives of the related loans.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses (ALL) represents probable incurred credit losses and is established through a provision for loan losses charged to expense. Loans are charged off against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The collectability of individual loans is determined through an estimate of the fair value of the underlying collateral and/or assessment of the financial condition and repayment capacity of the borrower. The allowance is an amount that management believes will be adequate to absorb probable incurred losses on existing loans based on an evaluation of the collectability of loans and any prior loss experience. The allowance for loan losses consists of specific and general reserves. General reserves are based on management’s evaluation of many factors, including historical loss experience as well as other factors such as, current economic trends, industry experience, industry loan concentrations, the borrowers’ abilities to repay and repayment performance and probability of foreclosure. All loans are subject to impairment classification, and the Company’s allowance for loan losses includes a specific reserve which measures impairment related to those loans identified as impaired. The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all principal and interest due according to the contractual terms of the loan agreement. This measurement is based on a comparison of the recorded investment in the loan, with either the present value of expected cash flows or the fair value of the collateral underlying certain collateral-dependent loans.

Third-party valuations are generally obtained at the time of origination for real estate-secured loans. When a determination is made that a loan has deteriorated to the point of becoming an impaired loan, updated valuations may be ordered to help determine if there is impairment, which may lead to a charge-off or appropriate allowance allocation. Property valuations are ordered through, and reviewed by, the Company’s credit department. The Company typically orders an “as is” valuation for collateral property if the loan is classified as substandard (or worse).

Ultimate losses may vary from current estimates, and as adjustments to the loan loss reserve become necessary, they are included in earnings in the period they become known. Loans that are determined to be uncollectible are charged off against the allowance for loan losses once that determination is made. While management uses available information to make loan loss allowance allocations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

The Company has an established methodology to determine the adequacy of the ALL that assesses the risks and losses incurred in the Company’s loan portfolio. Each class of loans requires significant judgment to determine the estimation method that fits the credit risk characteristics of its portfolio segment. The Company uses an internally developed model in this process. Management uses judgment in establishing additional input metrics for the modeling processes. The ALL adequacy is determined using estimates subject to judgment regarding risks as well as other relevant factors.

The estimated allowance for the general reserve is determined by applying a historical loss factor adjusted for current environmental conditions. Historical loss factors are calculated based on the historical net loss experience of specific types of loans. The historical loss ratios are periodically updated based on actual charge-off experience.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The ALL is adjusted based on a qualitative analysis of risk, available economic data, and environmental factors. On a quarterly basis, senior management evaluates the degree of risks using several qualitative and quantitative factors. The results of this evaluation are input into a matrix to determine an appropriate environmental factor. The various risks that may be considered in the determination of the environmental factor include, among other things, (i) the experience, ability, and effectiveness of the Company’s lending management and staff; (ii) the effectiveness of the Company’s loan policies, procedures, and internal controls; (iii) changes in asset quality; (iv) the effectiveness of the loan review function; and (v) economic outlook, both locally and nationally. In periods where the risks are perceived to be higher, the risk-weighting matrix will generally result in a higher environmental factor, which, in turn, will result in higher levels of general allowance allocations. The opposite holds true in periods where the risks are perceived to be lower.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold without servicing rights retained. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Concentrations of Credit: The majority of the Company’s lending activity occurs within the states of Texas and Colorado. The majority of the Company’s loan portfolio consists of commercial, industrial, and commercial real estate loans. As of December 31, 2015 and 2014, there were no concentrations of loans related to any single industry in excess of 10% of total loans. This was determined by utilizing guidance provided by the North American Industry Classification System codes.

Related-Parties: In the ordinary course of business, the Company will grant loans to certain directors, executive officers, and their affiliates (collectively referred to as related parties). The balance of the loans and/or loan commitments to related parties at December 31, 2015 and 2014 was $4.5 million and $6.2 million, respectively. Legal fees of $35 thousand, $0 and $0 were paid to a director’s law firm in 2015, 2014 and 2013, respectively.

Bank-Owned Life Insurance: The Company has life insurance policies on certain key employees. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement and is carried at fair value.

Other Real Estate Owned: Other real estate owned (OREO) is foreclosed property held pending disposition and is initially recorded at fair value, less estimated costs to sell. At foreclosure, if the fair value of the real estate, less estimated costs to sell, is less than the Company’s recorded investment in the related loan, a write-down is recognized through a charge to the allowance for loan losses. Any subsequent reduction in value is recognized by a charge to operations. Operating and holding expenses of such properties, net of related income, are expensed as incurred.

Premises and Equipment, net: Land is carried at cost. Building and improvements and furniture and equipment are carried at cost, less accumulated depreciation, computed principally by the straight-line method based on the estimated useful life of the related property, which ranges from 3 to 39 years. Leasehold improvements are generally depreciated over the lesser of the term of the respective leases or the estimated useful lives of the improvements. Gains and losses on disposition and maintenance and repairs are included in current operations.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Federal Home Loan Bank (FHLB) Stock: The Banks are members of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. At December 31, 2015 and 2014, the Company reported FHLB stock of $1.3 million and $1.2 million, respectively, in accrued interest receivable and other assets.

Federal Reserve Bank (FRB) Stock: The Banks are members of their regional Federal Reserve Bank. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income. At December 31, 2015 and 2014, the Company reported FRB stock of $10.4 million and $7.2 million, respectively, in accrued interest receivable and other assets.

Goodwill and Other Intangible Assets: Goodwill is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill determined to have an indefinite useful life is not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. The Company has selected October 1 as the date to perform the annual impairment test. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Goodwill is the only intangible asset with an indefinite life on our balance sheet. Other intangible assets consist of core deposit intangible assets arising from prior bank acquisitions.

Core deposit intangibles are amortized over 7 to 10 years, utilizing a method that approximates the expected attrition of the underlying deposits, and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Stock-Based Compensation: Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes: The Company accounts for taxes under the asset and liability method. Under the asset and liability method, balance sheet amounts of deferred income taxes are recognized for the temporary differences between the bases of assets and liabilities measured by tax laws and their bases as reported in the financial statements. Recognition of deferred tax asset balance sheet amounts is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized. Deferred tax expense or benefit is then recognized for the changes in deferred tax liabilities or assets between periods. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax-expense represents the total of the current-year income tax due or refundable and the change in the deferred tax assets and liabilities.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Deferred taxes are determined based on temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates, which will be in effect when these differences reverse. Valuation allowances recorded on the balance sheet dates are necessary in cases where management believes that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. While management currently projects future taxable income, there can be no assurance that such income will actually be recognized.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses net of tax effects on securities available for sale, which are also recognized as separate components of equity.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through March 31, 2016, which is the date the financial statements were available to be issued.

Reclassifications: Certain reclassifications have been made to the prior periods consolidated financial statements to conform to current period presentation. Reclassifications had no effect on prior period net income or shareholders’ equity.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards:

In June 2014, the Financial Accounting Standards Board issued accounting standards update 2014-11 Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. As a result of the update, repurchase-to-maturity transactions and repurchase agreements executed as repurchase financings will be accounted for in the same manner as repurchase agreements, namely, as secured borrowings. The update also requires additional disclosures for repurchase agreements and other instruments accounted for as secured borrowings. The provisions of this update were reflected in the Company’s reporting for the year ended December 31, 2015. The requirements of this update have not impacted the Company’s financial position, results of operations or cash flows but rather resulted in enhanced disclosures surrounding securities pledged to the Company’s repurchase agreements.

NOTE 2 - ACQUISITION ACTIVITY

Acquisitions are an integral part of the Company’s growth strategy. All acquisitions were accounted for using the acquisition method of accounting. Accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the acquisition date.

The objective of each transaction was to expand the Company’s geographical footprint, customer base and service offerings to the community. The Company expects to realize operating synergies from each of the transactions. This resulted in a purchase price that contributed to the recognition of goodwill. The acquisitions are summarized as follows:

Business Acquired	Date of Closing	Net Assets Acquired	Form of Consideration
		(In Millions)
Treaty Oak Bank	February 9, 2011	$4.5	Cash/Note Payable
Community State Bank	February 10, 2011	2.5	Cash/Note Payable
The Bank at Broadmoor	August 24, 2011	20.3	Cash/Note Payable
Northstar Financial Corporation	July 2, 2012	114.7	Cash
Washington Investment Company	December 28, 2012	35.5	Cash/Note Payable
Goldome Financial, LLC	December 28, 2012	6.8	Cash/Earn-Out
Community Bankers, Inc.	August 12, 2014	106.5	Cash

Each of the acquired businesses has been included in the results of operations since the date of closing. Accordingly, the operating results for the periods presented are not entirely comparable due to these acquisitions and related costs. The measurement period for the Company to determine the fair values of acquired identifiable assets and assumed liabilities ends at the earlier of (i) twelve months from the date of the acquisition or (ii) as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. A brief description of the 2014 acquisitions is as follows:

Community Bankers, Inc.: The Company acquired all of the outstanding shares of Community Bankers Inc., the parent company of Community Bank, for approximately $106.5 million in cash. During 2014, Community Bank was merged with and into Northstar Texas. The Company acquired CBI primarily because of its location in North Texas as well as for its performance history, culture, and loan and deposit mix. As the acquisition price was greater than the estimated fair value of the net assets and liabilities, the Company initially recorded goodwill of approximately $48.3 million and subsequently adjusted during the measurement period to approximately $48.2 million.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 2 - ACQUISITION ACTIVITY (Continued)

The following is a condensed balance sheet disclosing the fair value amounts assigned to the major asset and liability categories at the acquisition date and reflecting measurement period adjustments (in thousands):

Assets acquired:
Cash and cash equivalents	$60,545
Interest-bearing time deposits in other banks	20,730
Investment securities, available for sale	203,958
Loans held for sale	2,224
Loans	277,779
Bank premises and equipment	12,752
Goodwill	48,168
Other intangible assets	5,721
Other real estate owned	821
Other assets	2,787

Total assets acquired	$635,485

Liabilities assumed:
Noninterest-bearing deposits	$90,385
Interest-bearing deposits	431,191
Securities sold under agreement to repurchase	6,421
Other liabilities	994

Total liabilities assumed	528,991

Cash consideration	$106,494

Measurement Period Adjustments: During 2015, the Company recorded measurement period adjustments to the preliminary fair value adjustments that were initially recorded for the CBI acquisition. These adjustments were the result of matters that were identified following the issuance of 2014 financial statements and related to conditions that existed at the acquisition date. As a result, goodwill decreased by $180 thousand, the carrying amount of these assets was retrospectively adjusted to their newly determined fair value, and the comparative acquisition date and December 31, 2014 balance sheet carrying values have been revised accordingly.

A summary of the measurement period adjustments and consolidated balances as previously presented and as adjusted is presented below (in thousands):

	As Previously Presented	Measurement Period Adjustment	As Adjusted
Goodwill	$117,744	$(180)	$117,564
Deferred tax asset, net	22,285	180	22,465

The measurement period adjustments had no effect on prior year net income or equity.

The goodwill and intangible assets recorded for this acquisition are not expected to be deductible for federal income tax purposes.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 2 - ACQUISITION ACTIVITY (Continued)

Acquired Loans and Purchase Credit-impaired Loans: The Company identified certain loans acquired in the above transactions that have experienced credit deterioration since origination (purchased impaired loans). The following table discloses valuation information at the acquisition date about the purchased impaired loans acquired in 2014 (in thousands):

2014
Contractually required payments	$10,315
Nonaccretable difference	2,288
Cash flows expected to be collected	8,027
Accretable yield	3,182
Fair value of purchased impaired loans	$4,845

There were no loans acquired with credit deterioration during 2015.

NOTE 3 – SECURITIES AVAILABLE FOR SALE

Year-end investment securities available for sale consisted of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimate Fair Value
2015
U.S. Treasury securities	$22,894	$58	$(10)	$22,942
U.S. government agencies	58,758	81	(33)	58,806
Residential mortgage-backed securities	214,069	506	(2,118)	212,457
State and political subdivisions	105,127	1,451	(240)	106,338
Other securities	5,418	—	(239)	5,179

Total	$406,266	$2,096	$(2,640)	$405,722

2014
U.S. Treasury securities	$18,729	$6	$(10)	$18,725
U.S. government agencies	45,920	12	(65)	45,867
Residential mortgage-backed securities	239,442	1,167	(1,867)	238,742
State and political subdivisions	119,583	1,019	(523)	120,079
Other securities	5,309	—	(210)	5,099

Total	$428,983	$2,204	$(2,675)	$428,512

Residential mortgage-backed securities have been issued and/or guaranteed by U.S. government agencies or U.S. government sponsored enterprises.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 3 - SECURITIES AVAILABLE FOR SALE (Continued)

Year-end investment securities with unrealized losses, segregated by length of time that the investments have been continuously in an unrealized loss position as of December 31, 2015 and 2014, were as follows (in thousands):

	Less than Twelve Months		Greater than Twelve Months		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
2015
U.S. Treasury securities	$2,079	$(10)	$—	$—	$2,079	$(10)
U.S. government agencies	17,283	(33)	—	—	17,283	(33)
Residential mortgage-backed securities	79,869	(661)	47,797	(1,457)	127,666	(2,118)
State and political subdivisions	31,778	(146)	9,147	(94)	40,925	(240)
Other securities	—	—	5,179	(239)	5,179	(239)

Total	$131,009	$(850)	$62,123	$(1,790)	$193,132	$(2,640)

2014
U.S. Treasury securities	$14,744	$(10)	$—	$—	$14,744	$(10)
U.S. government agencies	44,445	(65)	—	—	44,445	(65)
Residential mortgage-backed securities	35,467	(229)	60,392	(1,638)	95,859	(1,867)
State and political subdivisions	45,282	(315)	9,709	(208)	54,991	(523)
Other securities	—	—	5,099	(210)	5,099	(210)

Total	$139,938	$(619)	$75,200	$(2,056)	$215,138	$(2,675)

As of December 31, 2015, management does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased or acquired through acquisition. The fair value is expected to recover as the investments approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of December 31, 2015 and 2014, management believes the impairments detailed in the table above are temporary, and no impairment loss has been realized in the Company’s consolidated statements of net income for the years ended December 31, 2015, 2014 and 2013.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 3 - SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and estimated fair value of securities at December 31, 2015 and 2014, respectively, are presented below by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage-backed securities are shown separately since they are not due at a single maturity date.

	(In Thousands)
	Amortized Cost	Estimated Fair Value
2015
Due in one year or less	$21,454	$21,213
Due after one year through five years	123,331	123,480
Due after five years through ten years	30,380	31,025
Due after ten years	17,032	17,547
Residential mortgage-backed securities	214,069	212,457

Total	$406,266	$405,722

2014
Due in one year or less	$31,451	$31,245
Due after one year through five years	103,127	102,982
Due after five years through ten years	37,161	37,561
Due after ten years	17,802	17,982
Residential mortgage-backed securities	239,442	238,742

Total	$428,983	$428,512

Securities with carrying values of approximately $114.7 million and $112.4 million were pledged to secure certain deposits and balances under agreements to repurchase at December 31, 2015 and 2014, respectively.

There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

The proceeds from sales of securities and the associated gains and losses recognized through income are listed below (in thousands):

	2015	2014	2013
Proceeds	$2,114	$3,728	—
Gross Gains	17	60	—
Gross Losses	—	—	—

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans were as follows at December 31 (in thousands):

	2015	2014
Commercial and industrial	$336,904	$381,639
Commercial real estate	510,626	548,926
Construction and land development	216,908	200,464
1-4 family residential loans	179,299	162,265
Agriculture	105,020	93,682
Consumer	41,778	56,893

Loans, net of fees	$1,390,535	$1,443,869

Deferred fees, net of loan origination costs, were $1.5 million and $1.3 million in 2015 and 2014, respectively, and are included in the respective loan balances presented in the above table.

The Company utilizes independent loan review consultants to review and validate the credit risk within significant loan portfolios on a periodic basis. Results of these reviews are presented to management. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company’s policies and procedures.

Commercial and Industrial Loans: The Company’s commercial loans are made in the Company’s markets and are underwritten based on the borrower’s ability to generate cash flow to service the debt. The Company generally secures such loans with accounts receivable and inventory, available real estate, equipment, or other assets owned by the borrower. Personal guaranties are obtained from primary owners. Working capital loans are generally collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets. Commercial loans often involve more credit risk than residential mortgage loans and commercial mortgage loans. The increased risk in commercial loans is attributable to the nature of the collateral and the dependency on successful operations of the business for repayment. As a result, commercial loans require more thorough underwriting and servicing than other types of loans. The Company also provides mortgage warehouse lending to mortgage bankers across a broad geographic scale. Such loans are underwritten, in part, on approved investor takeout commitments. These loans have a very short duration ranging between 10 and 15 days. In some cases, loans to larger mortgage originators may be financed for up to 60 days. These loans are reported as business loans since the loans are secured by notes receivable, not real estate.

Commercial Real Estate: Owner-occupied and investor-owned real estate secure the Company’s commercial real estate loans. These loans are generally collateralized by first liens on real estate, generally have variable interest rates (up to five-year fixed rates) and amortize over a 15- to 25-year period. The owner-occupied loans are dependent on the successful operations of the business, whereas the investor-owned properties are underwritten on the basis of the property’s performance. Accordingly, repayment of these investor-owned property loans may be subject to fluctuations in the real estate market or the economy. The Company incorporates an analysis of the property’s operating history, future operating projections, current and projected occupancy, location and physical condition in the underwriting of these loans. The underwriting analysis also generally includes credit verification, analysis of global cash flow, appraisals, and a review of the financial condition of the borrower.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

1-4 Family Residential Loans: The Company also originates 1-4 family residential mortgage loans collateralized by owner-occupied residential properties located in the Company’s market areas and may be retained by the Company or sold in the secondary market. The Company offers a variety of mortgage loan products based on the secondary market investors’ criteria. The Company finances investor-owned 1-4 family residential loans on terms that generally limit the interest rate risk exposure by incorporating periodic pricing adjustments in the loan structures.

Construction and Land Development Loans: The Company makes loans to finance the construction of residential and nonresidential properties in its markets. Construction loans generally are collateralized by first liens on real estate and are structured with floating interest rates. The projects are monitored through periodic inspections that precede the developer’s funding request. Construction loans are subject to completion risk and fluctuations in market value during the construction period. The uncertainties inherent in estimating construction costs, and the market value of the completed project, make it difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success or sale of the project rather than the ability of a borrower or guarantor to repay the loan. If the Company is forced to foreclose on a project prior to completion, there is no assurance that the Company will be able to recover the entire unpaid portion of the loan. In addition, the Company may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While the Company has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, no assurance can be given that these procedures will prevent losses from the risks described above.

Agriculture Loans: The Company provides agriculture loans for cattle and short-term crop production, including cotton, wheat, milo, and corn, dairy operations, farm equipment, and agriculture real estate financing. The Company evaluates agriculture borrowers primarily based on their historical profitability, level of experience in their particular agriculture industry, overall financial capacity, and the availability of secondary collateral to withstand economic and natural variations common to the industry. Because agriculture loans present a higher level of risk associated with events caused by nature, the Company makes on-site visits and inspections in order to identify and monitor such risks. The primary source of repayment for crop production loans is the sale of the crop. The risks associated with crop production require such loans to be additionally secured by harvested crops in storage, equipment, or land. Crop insurance is often required to support these loans.

Consumer Loans: Consumer loans made by the Company generally include direct “A” credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized), and deposit account collateralized loans. The terms of these loans typically range from 12 to 180 months and vary based upon the nature of the collateral and size of the loan. Generally, consumer loans entail greater risk than do real estate secured loans, particularly in the case of consumer loans that are unsecured or collateralized by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount that can be recovered on such loans.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the activity in the allowance for loan losses for the year ended December 31, 2015, 2014 and 2013, and the recorded investment in loans as of December 31, 2015 and 2014, by loan type (in thousands):

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Allowance for loan losses
Beginning balance, January 1, 2015	$3,069	$3,202	$3,325	$1,438	$461	$1,285	$12,780
Provision for credit losses	2,517	914	(700)	(259)	405	(659)	2,218
Charge-offs	(313)	(154)	(1)	(69)	—	(170)	(707)
Recoveries	209	(84)	—	18	(6)	51	188

Ending balance, December 31, 2015	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479

Period-end amount allocated to:
Loans individually evaluated for impairments	$1,221	$261	$—	$11	$—	$77	$1,570
Loans collectively evaluated for impairments	4,261	3,525	2,455	1,117	860	430	12,648
Loans acquired with deteriorated credit quality	—	92	169	—	—	—	261

Ending balance, December 31, 2015	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479

Loans individually evaluated for impairments	$5,669	$3,871	$143	$877	$835	$547	$11,942
Loans collectively evaluated for impairments	330,002	490,793	209,554	173,006	99,886	41,130	1,344,371
Loans acquired with deteriorated credit quality	1,233	15,962	7,211	5,416	4,299	101	34,222

Total loan balance, December 31, 2015	$336,904	$510,626	$216,908	$179,299	$105,020	$41,778	$1,390,535

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Allowance for loan losses
Beginning balance, January 1, 2014	$1,483	$3,161	$2,561	$1,186	$420	$1,299	$10,110
Provision for credit losses	1,671	1,199	649	689	41	(27)	4,222
Charge-offs	(413)	(1,341)	(5)	(562)	—	(94)	(2,415)
Recoveries	328	183	120	125	—	107	863

Ending balance, December 31, 2014	$3,069	$3,202	$3,325	$1,438	$461	$1,285	$12,780

Period-end amount allocated to:
Loans individually evaluated for impairments	$203	$623	$9	$14	$—	$11	$860
Loans collectively evaluated for impairments	2,863	2,579	3,168	1,334	461	1,274	11,679
Loans acquired with deteriorated credit quality	3	—	148	90	—	—	241

Ending balance, December 31, 2014	$3,069	$3,202	$3,325	$1,438	$461	$1,285	$12,780

Loans individually evaluated for impairments	$449	$4,944	$322	$893	$905	$198	$7,711
Loans collectively evaluated for impairments	379,638	527,546	192,258	154,719	87,584	56,581	1,398,326
Loans acquired with deteriorated credit quality	1,552	16,436	7,884	6,653	5,193	114	37,832

Total loan balance, December 31, 2014	$381,639	$548,926	$200,464	$162,265	$93,682	$56,893	$1,443,869

Allowance for loan losses
Beginning balance, January 1, 2013	$913	$876	$445	$585	$131	$415	$3,365
Provision for credit losses	456	2,477	4,091	908	282	921	9,135
Charge-offs	(202)	(529)	(2,002)	(328)	—	(212)	(3,273)
Recoveries	316	337	27	21	7	175	883

Ending balance, December 31, 2013	$1,483	$3,161	$2,561	$1,186	$420	$1,299	$10,110

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

As part of the ongoing monitoring of the credit quality of the Company’s loan portfolio and methodology for calculating the ALL, management assigns and tracks loan grades to be used as credit quality indicators. The following is a general description of the loan grades used:

Pass (Grades 1 – 5) - Loans in this category range from the Company’s highest-quality loans (Grade 1) to loans of acceptable to below-average quality and consist of borrowers that have limited additional debt capacity and modest coverage ratios (Grade 5). These loans would be considered “Pass” loans.

Watch (Grade 6) - Loans in this category are considered criticized loans and are placed on the Company’s “Watch List” of problem loans. This rating is assigned to credit relationships that warrant more than the normal degree of supervision because of identified developing adverse trends. These trends, if not reversed in the near future, will develop into weaknesses that may result in a deterioration of the borrower’s repayment ability or deterioration of collateral value. These developing trends may be identified through interim financial statements, slowness of payments, overdraft activity, or other adverse information from outside sources.

Substandard (Grade 7) - Loan relationships in this category are inadequately protected by the current sound worth and/or paying capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Such weaknesses include the inability to generate sufficient cash flow to meet debt service requirements. They are characterized by the distinct possibility that the borrower will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as substandard. Substandard loans may be on accrual or non-accrual status. Impaired loans are a subset of Grade 7 and are generally on non-accrual status.

Doubtful (Grade 8) - Loans in this category include “doubtful” loans in accordance with regulatory guidance. Such loans are no longer accruing interest, and factors indicate that a loss is imminent. These loans are also deemed “impaired.” While a specific reserve may be in place while the loan and collateral is being evaluated, these loans are typically charged down to an amount the Company estimates is collectible.

Loss (Grade 9) - Loans in this category are deemed a “loss” in accordance with regulatory guidelines and have been charged off or charged down. The Company may continue collection efforts and may have partial recovery in the future. No loans were classified in this category at December 31, 2015 or 2014.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table summarizes the Company’s internal ratings of its loans at December 31, 2015 and 2014 (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
2015
Commercial and industrial	$318,620	$12,236	$5,992	$56	$336,904
Commercial real estate	470,182	28,119	12,325	—	510,626
Construction and land development	199,264	10,617	7,027	—	216,908
1-4 family residential	170,511	3,070	5,718	—	179,299
Agriculture	93,990	4,417	6,613	—	105,020
Consumer	40,042	544	1,192	—	41,778

Loans, net of fees	$1,292,609	$59,003	$38,867	$56	$1,390,535

2014
Commercial and industrial	$378,538	$1,615	$1,413	$73	$381,639
Commercial real estate	519,275	17,599	12,052	—	548,926
Construction and land development	181,774	10,624	8,066	—	200,464
1-4 family residential	150,975	4,918	6,372	—	162,265
Agriculture	82,897	5,464	5,321	—	93,682
Consumer	55,181	469	1,243	—	56,893

Loans, net of fees	$1,368,640	$40,689	$34,467	$73	$1,443,869

The Company has included purchased credit impaired loans in the above grading tables. The following provides additional detail on the grades applied to those loans at December 31 (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
December 31, 2015	$4,725	$15,978	$13,519	$—	$34,222
December 31, 2014	$6,422	$17,085	$14,325	$—	$37,832

Purchase credit impaired loans may remain on accrual status to the extent the Company can reasonably estimate the amount and timing of expected future cash flows. At December 31, 2015 and 2014, non-accrual purchased credit impaired loans were $8.8 million and $10.6 million, respectively. An aging analysis of past-due loans at December 31, 2015 and 2014 (excluding purchased impaired loans of $34.2 million and $37.8 million, respectively) is as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Accruing Loans 90 or More Days Past Due	Current Loans	Total
2015
Commercial and industrial	$5,651	$742	$6	$329,278	$335,671
Commercial real estate	1,079	284	—	493,301	494,664
Commercial and land development	277	82	—	209,338	209,697
1-4 family residential	1,429	314	—	172,140	173,883
Agriculture	196	779	—	99,746	100,721
Consumer	859	70	—	40,748	41,677

	$9,491	$2,271	$6	$1,344,551	$1,356,313

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Accruing Loans 90 or More Days Past Due	Current Loans	Total
2014
Commercial and industrial	$1,089	$93	$—	$378,905	$380,087
Commercial real estate	982	367	—	531,141	532,490
Commercial and land development	1,402	106	—	191,072	192,580
1-4 family residential	1,220	161	11	154,231	155,612
Agriculture	67	779	—	87,643	88,489
Consumer	581	58	10	56,140	56,779

	$5,341	$1,564	$21	$1,399,132	$1,406,037

The following table presents information related to impaired loans (excluding purchased impaired loans of $34.2 million and $37.8 million, respectively) as of and for the years ended December 31, 2015 and 2014 (in thousands):

	Unpaid Contractual Principal Balance	Related Recorded Investment	Specific Allowance
2015
With no related allowance recorded
Commercial and industrial	$424	$417	$—
Commercial real estate	1,562	955	—
Construction and land development	156	143	—
1-4 family residential	987	866	—
Agriculture	866	835	—
Consumer	303	237	—

Total	$4,298	$3,453	$—

With an allowance recorded
Commercial and industrial	$5,470	$5,252	$(1,221)
Commercial real estate	3,612	2,916	(261)
Construction and land development	—	—	—
1-4 family residential	23	11	(11)
Agriculture	—	—	—
Consumer	328	310	(77)

Total	$9,433	$8,489	$(1,570)

Total	$13,731	$11,942	$(1,570)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Unpaid Contractual Principal Balance	Related Recorded Investment	Specific Allowance
2014
With no related allowance recorded
Commercial and industrial	$148	$142	$—
Commercial real estate	1,258	917	—
Construction and land development	217	216	—
1-4 family residential	903	879	—
Agriculture	905	905	—
Consumer	237	176	—

Total	$3,668	$3,235	$—

With an allowance recorded
Commercial and industrial	$316	$307	$(203)
Commercial real estate	4,523	4,027	(623)
Construction and land development	106	106	(9)
1-4 family residential	24	14	(14)
Agriculture	—	—	—
Consumer	21	22	(11)

Total	$4,990	$4,476	$(860)

Total	$8,658	$7,711	$(860)

Interest income recognized, substantially on the cash basis, on non-purchase credit impaired loans was immaterial for the years ended December 31, 2015, 2014 and 2013, respectively. Recorded investment balances presented above is the contractual loan balance less prior charge-offs and remaining fair value adjustments from acquisition. Recorded investment excludes unearned loan origination fees and accrued interest receivable which are immaterial.

The Company has purchased impaired loans that have subsequently deteriorated since acquisition and now have a specific allowance. As of December 31, 2015 and 2014, the net recorded investment of these loans was $9.5 million and $1.7 million with a related specific allowance of $261 thousand and $241 thousand respectively.

For the years ended December 31, 2015, 2014 and 2013, the average recorded investment in impaired loans, excluding purchased impaired loans, was $8.7 million, $6.6 million and $5.5 million, and the amount of interest income that would have been recognized on nonaccrual loans based on contractual terms was $627 thousand, $537 thousand and $114 thousand.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual loans (excluding purchased impaired loans of $34.2 million and $37.8 million, respectively) were as follows at December 31, 2015 and 2014 (in thousands):

	2015	2014
Commercial and industrial	$5,669	$449
Commercial real estate	3,871	4,944
Construction and land development	143	322
1-4 family residential	877	893
Agriculture	835	905
Consumer	547	198

	$11,942	$7,711

The following presents a reconciliation from contractual balance to net carrying value at December 31, 2015 and 2014 (in thousands):

	2015	2014
Contractual balance	$1,402,104	$1,459,082
Remaining fair value discounts	(10,050)	(13,863)
Allowance for loan losses	(14,479)	(12,780)
Deferred fees	(1,519)	(1,350)

Loans, net	$1,376,056	$1,431,089

Troubled Debt Restructurings: As of December 31, 2015 and December 31, 2014, the Company has a recorded investment in troubled debt restructurings of $2.2 million and $5.5 million. The Company has allocated specific reserves for those loans as of December 31, 2015 and December 31, 2014, of $38 thousand and $238 thousand. As of December 31, 2015, the Company had not committed to lend any additional amounts.

Purchased Credit Impaired Loans:

The carrying amount of all purchased impaired loans included in the accompanying consolidated balance sheets and the related outstanding balance at December 31 were as follows (in thousands):

	2015	2014
Outstanding contractual balance	$39,162	$44,979
Carrying amount	34,222	37,832
Allowance for loan losses	261	241

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a summary of changes in the accretable yields of loans acquired with deteriorated credit quality at acquisition for the years ended December 31 (in thousands):

	2015	2014	2013
Beginning balance	$15,370	$21,290	$28,245
Acquisitions	—	3,182	—
Net transfers from (to) nonaccretable difference to (from) accretable yield and derecognition of loans	4,248	(1,573)	3,125
Accretion	(3,451)	(7,529)	(10,080)

Ending balance	$16,167	$15,370	$21,290

Loans acquired during the year ended December 31, 2014, that did not have deteriorated credit quality at the acquisition date had a contractual principal balance receivable of $276.5 million with an estimated $2.0 million in contractual cash flows that were not expected to be collected. These loans were recorded at a fair value of $272.9 million at acquisition date. Accretion of discounts on these loans will be recognized on a level-yield basis based on contractual maturity of the individual loans.

NOTE 5 - BANK PREMISES AND EQUIPMENT, NET

Year-end bank premises and equipment were as follows (in thousands):

	2015	2014
Land and land improvements	$17,759	$18,775
Buildings and construction in progress	47,272	49,747
Furniture and equipment	8,427	8,685
Leasehold improvements	2,444	2,462
Less accumulated depreciation and amortization	(9,639)	(7,155)

	$66,263	$72,514

Depreciation and amortization expense for bank premises and equipment was approximately $3.8 million, $3.3 million and $2.5 million in 2015, 2014 and 2013, respectively.

Management closed one branch facility during 2015 and transferred the net book value of $3.4 million to Other Assets in the consolidated balance sheet. These assets are reported at the lower of their carrying value or fair value less estimated costs to sell. No impairment charges were recognized during 2015.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 6 - GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of the Company’s goodwill and other intangible assets for 2015, 2014 and 2013 were as follows (in thousands):

	Goodwill	Other Intangibles
Balance as of January 1, 2013	$75,137	$8,661
Less:
Goodwill impairment	(5,741)	—
Amortization	—	(1,432)

Balance at December 31, 2013	69,396	7,229
Add:
Acquisition of Community Bankers, Inc.	48,168	5,721
Less:
Amortization	—	(1,578)

Balance as of December 31, 2014	117,564	11,372
Less:
Amortization	—	(1,885)

Balance as of December 31, 2015	$117,564	$9,487

Goodwill Impairment: At October 1, 2015 and 2014 the Company performed the required annual impairment test. The Company determined that there was no goodwill impairment during 2015 or 2014.

At October 1, 2013, the Company performed the required annual impairment test. The Company determined that Goldome had a carrying value in excess of its estimated fair value. As a result, the Company performed the second step of the impairment analysis and allocated the estimated fair value of Goldome to each of the assets and liabilities with the excess fair value being the implied goodwill. Estimating the fair value of certain assets and liabilities requires significant judgment about future cash flows. The implied fair value of Goldome’s goodwill was $5.7 million less than the carrying value, which was recorded as a goodwill impairment loss during 2013.

The initial valuation of Goldome’s assets acquired, liabilities assumed, consideration paid (including contingent consideration) resulted in an increased level of goodwill due to the fair value of the expected contingent consideration. The contingent consideration (included in other liabilities) is determined based on an earn-out calculation and as post-acquisition performance is better than initially expected, the liability associated with the contingent consideration would increase resulting in a charge against earnings. Likewise, if post acquisition performance is worse than initially expected, the contingent consideration liability is reduced resulting in an increase to earnings. While goodwill impairment and contingent consideration are measured on a separate account basis, during the earn-out period, the contingent note provides protection in the event of a decrease in fair value of Goldome due to a decline in expected and/or actual operating performance. The following table presents the net impact of the Goldome goodwill impairment and change in contingent consideration during 2013 (in thousands):

Change in Goldome earn-out contingent payable recognized through earnings	$2,183
Goodwill Impairment	(5,741)

Net expense before taxes	(3,558)
Income tax benefit	—

Net expense after tax	(3,558)
Expense attributable to noncontrolling interest	2,813

Net expense attributable to common shareholders	$(745)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 6 - GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

Core Deposit Intangible: Acquired core deposit intangibles were as follows at year-end:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Core deposit intangibles	$15,686	$6,199	$15,686	$4,314

The identified core deposit intangibles for each acquisition are being amortized using an accelerated amortization method over an initial weighted-average life of 9.4 years. The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2015, is as follows (in thousands):

2016	$1,677
2017	1,551
2018	1,265
2019	1,101
2020	1,101
Thereafter	2,792

$9,487

NOTE 7 - DEPOSITS

Deposits were as follows at December 31, 2015 and 2014 (in thousands):

	2015	2014
Noninterest-bearing deposits	$638,092	$615,899
NOW accounts	365,683	382,544
Savings and interest checking	153,694	146,717
Money market accounts	392,945	412,918
Time deposits of $250 thousand or more	60,470	69,623
Time deposits under $250 thousand	282,996	337,124

Total deposits	$1,893,880	$1,964,825

The following table presents additional information about the Company’s year-end deposits (in thousands):

	2015	2014
Deposits from certain directors, executive officers, and their affiliates	$20,493	$19,174

Scheduled maturities of time deposits at December 31 were as follows (in thousands):

	2015	2014
2015	$—	$328,399
2016	271,684	54,508
2017	49,413	12,668
2018	14,579	6,576
2019	4,683	4,596
2020	3,107	—

Total	$343,466	$406,747

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 8 - BORROWINGS

Securities Sold Under Agreements to Repurchase: The following summarizes repurchase activity at December 31 and annual activity information (dollars in thousands):

	2015	2014
Securities sold under agreements to repurchase at December 31	$19,947	$18,600
Year to date average balance	20,053	12,637
Weighted-average interest rate during the year	0.26%	0.19%

The securities sold under agreements to repurchase at December 31, 2015 are overnight and continuous, and were collateralized by securities with carrying amounts as follows (in thousands):

U.S. Treasury securities	$14,292
U.S. Agency securities	16,494
Residential mortgage-backed securities	3,448

Total	$34,234

Notes Payable: From time to time, the Company enters into contingent consideration agreements (notes payable) as part of its acquisitions. The contingent consideration is measured at fair value at the date of acquisition and at subsequent reporting dates. The difference between fair value of the contingent notes and the undiscounted expected future cash flows is amortized into earnings during the contractual term of the contingent note.

The Company issued two notes payable as contingent consideration to Treaty Oak Bancorp, Inc. and debt holders of Treaty Oak Bancshares, Inc. totaling approximately $4.7 million (the Treaty Notes). The Treaty Notes had a fixed interest rate of 2% per year, payable quarterly, and matured on February 9, 2015. After originally electing to receive Company voting common stock of $2.8 million, with the remaining note balance to be paid in cash, Treaty Oak Bancorp, Inc. elected to take all cash. This note payable was paid in full in the second quarter of 2015.

The Company issued a note payable as contingent consideration to Cen-Tex Intermediate Holding Company, Inc. totaling approximately $767 thousand (the Community State Note). The Community State Note had a fixed interest rate of 3% per year, was payable quarterly, and matured on February 10, 2014. The Community State Note was paid in full during the first quarter of 2014.

The Company issued two notes payable as contingent consideration to Broadmoor Capital Corporation totaling approximately $4.5 million (the Broadmoor Notes). The Broadmoor Notes had a fixed interest rate of 3.5% per year that was payable quarterly and matured on August 24, 2014. The Broadmoor Notes included an offset provision for losses incurred on certain identified assets as defined in the purchase agreement. The Broadmoor Notes were contractually paid in full during 2014. Due to anticipated recoveries, a $43 thousand residual balance remained at December 31, 2014 as a result of the offset provision. Ultimately, no recoveries were received during the final measurement period in 2015. As such, the residual balance was recognized through earnings as a fair value adjustment during 2015.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 8 – BORROWINGS (Continued)

The Company issued a note payable as contingent consideration to WIC shareholders totaling approximately $16.9 million (the WIC Note). The WIC Note has a fixed interest rate of 4.0% per year that is payable quarterly and matures on December 28, 2016. The WIC Note includes an offset provision for losses incurred on certain identified assets as defined in the purchase agreement. Principal paydowns are required on the first, second, and third anniversaries of the note, depending on collection of the identified assets. At acquisition date, the WIC Note was initially recorded at fair value by calculating the estimated losses to be covered by the contingent consideration and calculating the present value of expected payments after giving consideration to those expected losses.

The table below presents the activity associated with the notes payable for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Treaty Notes	Community State Note	Broadmore Notes	WIC Notes	Total
Balance, January 1, 2013	$4,467	$566	$2,009	$506	$7548
Amortization	107	14	—	—	121
Payments	—	(116)	—	(506)	(622)
Change in fair value recognized through earnings	534	—	(473)	—	61

Balance, December 31, 2013	5,108	464	1,536	—	7,108
Amortization	113	—	—	—	113
Payments	(944)	(449)	(1,493)	—	(2,886)
Change in fair value recognized through earnings	597	(15)	—	—	582

Balance, December 31, 2014	4,874	—	43	—	4,917
Amortization	7	—	—	—	7
Payments	(4,656)	—	—	—	(4,656)
Change in fair value recognized through earnings	(225)	—	(43)	—	(268)

Balance, December 31, 2015	$—	$—	$—	$—	$—

Junior Subordinated Debentures: As a result of the NFC acquisition, the Company assumed subordinated obligations to two statutory Trusts. The Trusts were created for the sole purpose of issuing and selling preferred securities and common securities, using the resulting proceeds to acquire junior subordinated debentures issued by NFC (the Debentures). Accordingly, the Debentures are the sole assets of the Trusts, and payments under the Debentures are the sole revenue of the Trusts. All of the common securities are owned by the Company; however, the Company is not the primary beneficiary of the Trusts. Accordingly, the Trusts are not included in the Company’s consolidated financial statements.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 8 – BORROWINGS (Continued)

The Trusts have issued $13 million of floating-rate preferred securities and $403 thousand of common securities and have invested the proceeds from the securities in floating-rate Debentures of the Company. At acquisition date, the total debt was reduced by fair value adjustments totaling $2.8 million and will be amortized back to par over the estimated lives of the instruments. Information regarding the Debentures as of December 31, 2015 is shown in the following table (in thousands).

Investor	Issue Date	Contractual Liability	Carrying Amount	Maturity
Northstar Trust II	March 2007	$5,155	$4,622	June 15, 2037
Northstar Trust III	June 2007	8,248	7,396	September 15, 2037

		$13,403	$12,018

The stated term of the Debentures is 30 years with interest payable quarterly. The rate on the Debentures, which resets quarterly, is three-month LIBOR plus 1.67%. The Debenture rate was 2.18%, 1.91% and 1.91% at December 31, 2015, December 31, 2014 and December 31, 2013, respectively. Total amortization of the initial fair value adjustment during 2015, 2014 and 2013 was $411 thousand, $387 thousand and $365 thousand, respectively, and was recorded as interest expense. The term, rate, and other features of the preferred securities are the same as the Debentures. The Company’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee of the Trusts’ obligations under the preferred securities.

Lines of Credit and Other Credit Facilities: Carlile Bancshares, Inc. obtained a one year $15 million unsecured revolving line of credit with a commercial bank on November 1, 2014. This line was renewed for $20 million on November 1, 2015, with any unpaid principal and interest due and payable on November 1, 2016. Advances under this line accrue interest at prime, payable quarterly. As of December 31, 2015, there have been no amounts drawn on this line of credit.

The Company entered into an unsecured Promissory Note (Advancing Line of Credit Loan) with a commercial bank on July 15, 2014 with a final maturity date of July 15, 2019. This note is with the same commercial bank that provided the revolving line of credit. On August 11, 2014, the Company advanced $7 million under the terms of this note to finance a portion of the cost to purchase Community Bankers, Inc. Advances under this note accrue interest at prime plus 0.25%, payable quarterly. On December 16, 2014, the principal balance and accrued interest were paid in full. As of December 31, 2015, there are no amounts outstanding under this promissory note.

The Company, through the subsidiary banks, has agreements with the FHLB and FRB to borrow funds and receive letter of credit commitments that are secured by pledged securities and a blanket lien on first mortgage loans and other collateral loans. There was approximately $641 million and $742 million of loans pledged to FHLB and FRB as of December 31, 2015 and 2014, respectively. Under this agreement, the borrowing limit varies and is dependent upon the amount of securities and the amount and type of loans pledged. As of December 31, 2015 and 2014, there were no borrowings outstanding under these agreements. There were approximately $125.4 million and $116.9 million of undisbursed letters of credit commitments outstanding at December 31, 2015 and 2014 to collateralize certain public deposits.

NOTE 9 - OFF-BALANCE-SHEET ARRANGEMENTS, COMMITMENTS, AND GUARANTEES

Financial Instruments With Off-Balance-Sheet Risk: In the normal course of business, the Company enters into various transactions, which, in accordance with generally accepted accounting principles, are not included in its consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded lines of credit, commitments to extend credit, and standby letters of credit is represented by the contractual notional amount of these instruments. The Company generally uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Year-end financial instruments with off-balance-sheet risk were as follows (in thousands):

	2015	2014
Commitments to extend credit	$251,965	$216,123
Standby letters of credit	3,188	3,575

Lease Commitments: The Company leases certain office facilities and office equipment under operating leases. Rent expense for all operating leases totaled $1.8 million, $1.9 million and $1.5 million in 2015, 2014 and 2013, respectively. Future minimum lease payments due under noncancelable operating leases at December 31, 2015, were as follows (in thousands):

Year ended December 31
2016	$1,585
2017	1,380
2018	1,175
2019	762
2020	685
Thereafter	818

$6,405

NOTE 10 - REGULATORY CAPITAL MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of the bank subsidiaries’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiaries’ capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Beginning in January 2016, the implementation of the capital conservation buffer was effective for the Company starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on the Company’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Capital amounts for December 31, 2014 are calculated using Basel II rules. Management believes that as of December 31, 2015, the Company and each of its bank subsidiaries meet all capital adequacy requirements to which they are subject.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 10 - REGULATORY CAPITAL MATTERS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2015 and 2014, the most recent notification from each respective bank subsidiary’s primary regulator categorized each of the Company’s bank subsidiaries as well-capitalized. Management believes that no conditions or events have occurred since the notification that resulted in a change of the institutions’ categories.

Actual and required capital amounts (in thousands) and ratios are presented in the table below:

	Actual			Required Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
As of December 31, 2015
Total capital (to risk-weighted assets):
Consolidated	$301,685	18.4%	>	$131,478	8.0%		N/A	N/A
Northstar Texas	161,441	14.4	>	89,706	8.0	>	$112,133	10.0%
Northstar Colorado	65,425	13.0	>	40,392	8.0	>	50,491	10.0

Tier 1 capital (to risk-weighted assets):
Consolidated	$287,206	17.5%	>	$98,609	6.0%		N/A	N/A
Northstar Texas	152,335	13.6	>	67,280	6.0	>	$89,706	8.0%
Northstar Colorado	60,324	11.9	>	30,294	6.0	>	40,392	8.0

Common Tier 1 capital (to risk-weighted assets):
Consolidated	$274,947	16.7%	>	$73,956	4.5%		N/A	N/A
Northstar Texas	147,733	13.2	>	50,460	4.5	>	$72,886	6.5%
Northstar Colorado	60,324	11.9	>	22,721	4.5	>	32,819	6.5

Tier 1 capital (to average assets):
Consolidated	$287,206	13.2%	>	$87,301	4.0%		N/A	N/A
Northstar Texas	152,335	9.5	>	65,425	4.0	>	$80,531	5.0%
Northstar Colorado	60,324	10.3	>	23,438	4.0	>	29,297	5.0

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 10 - REGULATORY CAPITAL MATTERS (Continued)

	Actual			Required Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
As of December 31, 2014
Total capital (to risk-weighted assets):
Consolidated	$263,281	16.7%	>	$125,838	8.0%		N/A	N/A
Northstar Texas	169,650	15.1	>		8.0	>	$112,446	10.0%
Northstar Colorado	70,678	16.4	>		8.0	>		10.0

Tier 1 capital (to risk-weighted assets):
Consolidated	$250,501	15.9%	>	$62,919	4.0%		N/A	N/A
Northstar Texas	161,460	14.4	>	44,978	4.0	>	$67,468	6.0%
Northstar Colorado	66,539	15.5	>	17,196	4.0	>	25,794	6.0

Tier 1 capital (to average assets):
Consolidated	$250,501	11.2%	>	$89,542	4.0%		N/A	N/A
Northstar Texas	161,460	9.8	>	66,156	4.0	>	$62,695	5.0%
Northstar Colorado	66,539	11.4	>	23,318	4.0	>	29,148	5.0

NOTE 11 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION

Equity Incentive Plan: The Company’s amended and restated 2015 Equity Incentive Plan (the Plan), which is board-approved, permits the grant of share options to its employees for up to 15% of the total issued and outstanding voting and nonvoting shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods ranging from 0 to 6 years and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the industry’s common stock. The Company uses historical data to estimate option exercise as well as estimated forfeiture rates. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted during the period ended December 31, 2015 and 2014 was determined using the following weighted-average assumptions as of the grant date.

	2015	2014
Risk-free interest rate	1.60%	1.56%
Expected term	5.00 years	5.03 years
Expected stock price volatility	26.5%	28.26%
Dividend yield	0.0%	0.0%
Weighted average per option fair value	$3.44	$3.63

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 11 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION (Continued)

A summary of the Company’s stock option activity for the years ended December 31, 2015 and 2014 is as follows:

	Options	Weighted Average Exercise Price
Options outstanding, January 1, 2014	1,791,200	$10.21
Granted	700,026	13.00
Exercised	—	—
Forfeited and expired	(6,000)	10.00

Options outstanding, December 31, 2014	2,485,226	11.00
Granted	115,000	13.00
Exercised	(1,000)	13.00
Forfeited and expired	(36,500)	11.70

Options outstanding, December 31, 2015	2,562,726	$11.08

Fully vested options	1,900,726	$10.92
Weighted average remaining term (years) – fully vested options		7.47

Vested and expected to vest options	2,531,576	$11.09
Weighted average remaining term (years) – vested and expected to vest options		7.54

The total compensation cost related to stock options during the years ended December 31, 2015, 2014 and 2013, was $568 thousand, $3.6 million and $1.4 million, respectively.

As of December 31, 2015 and 2014, there was $1.1 million and $1.3 million, respectively of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.78 years.

NOTE 12 – OTHER NONINTEREST INCOME AND EXPENSE

Other noninterest income and expense totals are presented in the following tables. Components of these totals exceeding 1% of the aggregate of total net interest income for any of the years presented are stated separately (in thousands).

	2015	2014	2013
Other noninterest income:
Service charge income	$6,689	$5,455	$5,748
Gain on other real estate owned	128	985	1,625
Lawsuit recovery	—	2,812	—
Change in fair value of earn-out contingent payable	—	—	2,183
Other	2,275	1,474	1,951

Total	$9,092	$10,726	$11,507

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 12 - OTHER NONINTEREST INCOME AND EXPENSE (Continued)

	2015	2014	2013
Other noninterest expense:
Advertising	$1,633	$1,478	$1,243
FDIC assessment	1,467	1,658	1,543
Supplies	1,553	1,367	1,161
Change in fair value of note payable	(268)	582	61
Communications	1,495	1,339	1,015
Other	4,426	4,927	4,798

Total	$10,306	$11,351	$9,821

NOTE 13 - INCOME TAXES

Income tax expense on the income from operations for the years ended December 31 was as follows (in thousands):

	2015	2014	2013
Current income tax expense	$1,586	$—	$316
Deferred income tax expense	6,411	6,133	2,903

Income tax expense	$7,997	$6,133	$3,219

A reconciliation of income taxes attributable to the company at the statutory federal income tax rate to net income taxes included in the accompanying consolidated statements of net income is as follows (in thousands):

	2015	2014	2013
Income tax expense (computed at the statutory rate)	$10,083	$6,575	$2,852
Tax exempt interest income	(797)	(354)	(233)
Bank owned life insurance income, net	(454)	(458)	(118)
Change in fair value of note payable	(91)	277	20
Nondeductible expenses and transaction costs	57	168	109
Change in fair value of earn-out contingent payable	—	—	(742)
Nondeductible goodwill impairement	—	—	996
Life insurance proceeds	(105)	—	—
Change in applicable tax rate used to measure deferred tax asset	(402)	—	—
Other	(294)	(75)	335

Income tax expense, as reported	$7,997	$6,133	$3,219

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 13 - INCOME TAXES (Continued)

Deferred tax amounts at December 31 were as follows (in thousands):

	2015	2014
Deferred tax assets:
Net operating loss carryforward	$9,824	$17,100
Fair value adjustments on acquired loans	3,317	4,857
Allowance for loan losses	5,221	4,517
Equity compensation	2,796	2,523
Deferred compensation	1,118	1,083
Securities available for sale	195	164
Start-up costs	309	329
Nonaccrual loan interest	538	155
Other real estate owned	1,245	580
Other	702	1,248

Total gross deferred tax assets	25,265	32,656

Deferred tax liabilities:
Bank premises and equipment	(3,553)	(3,733)
Goodwill and other intangible assets, net	(3,375)	(3,738)
Prepaid expenses	(1,094)	(1,134)
Fair value adjustments on acquired junior subordinated debentures	(485)	(611)
Other	(673)	(975)

Total gross deferred tax liabilities	(9,180)	(10,191)

Net deferred tax asset	$16,085	$22,465

As of December 31, 2015 and 2014, the Company had federal net operating loss carryovers of $23.6 million and $46.0 million, respectively. The federal net operating losses are subject to a 20-year carryover period and will expire between 2020 and 2033 if not utilized. Section 382 of the Internal Revenue Code, as amended, imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its U.S. net operating losses to reduce its tax liability. The Company closed various stock acquisitions in prior years that invoked the Section 382 annual limitation. All of acquired federal net operating losses are subject to the annual limitation. The Company had federal tax credit carryovers of $255 thousand and $132 thousand respectively, as of December 31, 2015 and 2014, which never expire. As of December 31, 2015 and 2014, the Company had state net operating loss carryovers of $43.9 million and $48.7 million, respectively. The state net operating losses are subject to a 20-year carryover period and will expire between 2031 and 2034 if not utilized. The annual limitation previously described is also applicable at the state level. Approximately $17.2 million of acquired state net operating losses are subject to the annual limitation.

The Company expects future taxable income to support realization of its net operating loss carryforwards. Projections of future taxable income involve a degree of uncertainty due to reliance on events expected to occur in the future and outside circumstances beyond the Company’s control.

As of December 31, 2015 and 2014, the Company concluded that it was more likely than not that it would be able to realize its deferred tax assets.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 13 - INCOME TAXES (Continued)

The Company has no material unrecognized tax benefits at December 31, 2015 or 2014. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next 12 months. The Company has not recognized interest or penalties on unrecognized tax benefits in the consolidated income statements during 2015 or 2014, nor has it recorded a related accrual in the consolidated balance sheets at December 31, 2015 or 2014. The Company files income tax returns in the U.S. and in various states. The Company is subject to examination for years after 2011.

NOTE 14 - FAIR VALUE MEASUREMENTS

Principle of fair value is based on the assumptions that market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Securities are classified within Level 1 when quoted market prices are available in an active market. Inputs include securities that have quoted prices in active markets for identical assets. If quoted market prices are unavailable, fair value is estimated using pricing models or quoted prices of securities with similar characteristics, at which point the securities would be classified within Level 2 of the hierarchy. The Company’s investment portfolio did not include Level 3 securities as of the years ended December 31, 2015 and 2014, respectively.

In connection with certain business combinations, the Company has included contingent consideration components of the purchase price based on future loan performance or future revenues. The Company estimates future loan performance based on current economic conditions and loan evaluation and revenues based on historical revenues and certain other factors. Each reporting period, the Company updates its estimate of future loan performance that effects the note payables and revenues of the earn-out and the corresponding earn out levels achieved, discounted at their present values. Any change in fair value is recorded in noninterest expense in the accompanying consolidated statements of income. The liability associated with the earn-out contingency is classified as an other liability within the balance sheet.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate levels within the fair value hierarchy, based on the inputs used to determine the fair value at the measurement date in the tables below (in thousands):

	Level 1 Inputs		Level 2 Inputs		Level 3 Inputs	Total
2015
U.S. Treasury securities		$22,942		$—	$—	$22,942
U.S. government agencies		—		58,806	—	58,806
Residential mortgage-backed securities		—		212,457	—	212,457
State and political subdivisions		—		106,338	—	106,338
Other securities		5,179		—	—	106,338

Total assets		$28,121		$377,601	$—	$405,722

Earn-out contingency		$—		$—	$384	$384

2014
U.S. Treasury securities		$18,725		$—	$—	$18,725
U.S. government agencies		—		45,867	—	45,867
Residential mortgage-backed securities		—		238,742	—	238,742
State and political subdivisions				120,079	—	120,079
Other securities		5,099		—	—	5,099

Total assets		$23,824		$404,688	$—	$428,512

Notes payable	$		$		$4,917	$4,917
Earn-out contingency					870	870

Total liabilities	$		$		$5,787	$5,787

There were no transfers between Level 1, Level 2, and Level 3 during the year ended December 31, 2015 or 2014.

The Company may be required, from time to time, to record certain assets and liabilities at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value that were recognized at fair value below cost at the end of the period and all are classified as Level 3.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

The following table summarizes assets (non-purchase credit impaired loans and other real estate owned) recorded at fair value on a non-recurring basis at December 31 (in thousands):

	Loans		Other Real Estate
	2015	2014	2015	2014
Commercial and industrial	$4,031	$104	$—	$—
Commercial real estate	2,655	3,404	446	3,891
Commercial and land development	—	97	1,472	396
1-4 family residential	—	—	404	455
Agriculture	—	—	—	1
Consumer	233	11	—	—

Total	$6,919	$3,616	$2,322	$4,743

The above assets were considered Level 3 assets. There were no liabilities recorded at fair value on a non-recurring basis.

The Company outsources valuation of impaired loans and other real estate owned to third party appraisers. Depending on the characteristics of the collateral, the appraiser may use the income, sales, and/or cost method to determine fair value. Additionally, the appraiser may use significant assumptions in determining the appraised values. For both loans and other real estate owned, the unobservable inputs were the additional adjustments applied by management to the appraised value to reflect such factors as noncurrent appraisals and revisions in estimated time to sell. These adjustments are determined based on qualitative judgments made by management on a case-by-case basis and are not observable inputs, although they are used in the determination of fair value. These adjustments have ranged from 0-60% of the appraised value.

At December 31, 2015 and 2014, impaired loans, excluding purchased impaired loans, with a carrying value of $8.5 million and $4.5 million, respectively, were reduced by specific valuation allowances totaling $1.6 million and $860 thousand, respectively, resulting in a net fair value of $6.9 million and $3.6 million, respectively. For the year ending December 31, 2015 and 2014, other real estate owned carried at fair value was net of valuation allowances of $ 0.9 million and $2.6 million, respectively.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash and Interest-Bearing Demand and Time Deposits: The carrying amount of these short-term instruments approximates fair value. Because of the shorter term of the time deposits, the Company believes the carrying amount approximates fair value.

Securities Available for Sale: The method for determining fair value of securities has been previously disclosed.

Loans Held for Sale: The fair value of loans held for sale is determined based on commitments on hand from investors.

Loans: From time to time, the Company records nonrecurring fair value adjustments to impaired loans to reflect (1) partial write-downs that are based on the observable market price or current appraised value of the collateral, or (2) the full charge-off of the loan carrying value. Where appraisals are not available, estimated cash flows are discounted using a rate commensurate with the credit risk associated with those cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

The estimated fair value approximates carrying value for variable-rate loans that reprice frequently and with no significant change in credit risk. The fair value of fixed-rate loans and variable-rate loans, which reprice on an infrequent basis, is estimated by discounting future cash flows using the current interest rates at which similar loans with similar terms would be made to borrowers of similar credit quality. An overall valuation adjustment is made for specific credit risks as well as general portfolio credit risk.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amounts payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable- rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities Sold Under Agreements to Repurchase: The carrying amounts of these repurchase agreements approximate fair value.

Notes Payable: The method for determining fair value of the acquisition notes payable has been previously disclosed.

Junior Subordinated Debentures: The carrying value of these debentures approximate their estimated fair value as the debentures were adjusted to fair value at acquisition and subsequent changes in interest rates and credit risk has been immaterial.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

NOTE 14 - FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values of all financial instruments at December 31 were as follows (in thousands):

	2015		2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash, interest-bearing demand and time deposits	$261,761	$261,761	$217,643	$217,643
Securities available for sale	405,722	405,722	428,512	428,512
Loans held for sale	10,848	11,065	11,066	11,287
Loans, net	1,376,056	1,371,897	1,431,089	1,426,835
Deposits	1,893,880	1,892,430	1,964,825	1,964,787
Securities sold under agreements to repurchase	19,947	19,947	18,600	18,600
Notes payable and advances	—	—	4,917	4,917
Junior subordinated debentures	12,018	12,018	11,607	11,607

NOTE 15 - LITIGATION

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. In management’s opinion, the Company has adequate legal defenses with respect to these litigations. The resolution to these matters does not have a material adverse impact on the Company’s consolidated financial statements.

On February 15, 2013, the Company filed a lawsuit in Tarrant County, Texas, against the former CEO and Board of Directors of WIC (the Defendants). The lawsuit accuses the Defendants of making material misrepresentations to the Company that were made with knowledge and or recklessness as to their falsity and with intent to induce reliance. The suit also accuses the Defendants of fraud by nondisclosure for failure to disclose material facts to the Company that they had a duty to disclose, negligent misrepresentation, fraud in a stock transaction, and breach of duty. The Company seeks judgment against the Defendants for its damages. Subsequently, some of the defendants have filed suit against the Company seeking a recovery of legal fees. During 2014, the Company elected to settle with certain defendants and recorded $2.8 million in other income in 2014. The lawsuit filed against the Company by certain Defendants seeking recovery of legal fees is still ongoing. The Company does not anticipate a material adverse impact on the company’s consolidated financial statements resulting from this lawsuit.

NOTE 16 – SUBSEQUENT EVENT

On February 10, 2016, the Company paid a special dividend of $1.00 per share to all shareholders of record as of January 31, 2016, totaling approximately $35.0 million.

CARLILE BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2016 (Unaudited) and December 31, 2015

(Dollars in thousands, except per share amounts)

	2016	2015
ASSETS
Cash and due from banks	$39,750	$35,646
Interest-bearing demand deposits in other banks	75,103	214,600

Cash and cash equivalents	114,853	250,246

Interest-bearing time deposits in other banks	13,525	11,515
Securities available for sale	369,219	405,722
Loans held for sale	16,853	10,848

Loans, net of fees	1,530,836	1,390,535
Less: Allowance for loan losses	(15,675)	(14,479)

Loans, net	1,515,161	1,376,056

Bank premises and equipment, net	62,286	66,263
Goodwill	117,564	117,564
Other intangible assets, net	8,191	9,487
Bank-owned life insurance	52,375	41,220
Other real estate owned, net	7,092	8,862
Deferred tax asset, net	14,300	16,085
Accrued interest receivable and other assets	28,898	27,362

Total assets	$2,320,317	$2,341,230

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$652,286	$638,092
Interest-bearing	1,219,727	1,255,788

Total deposits	1,872,013	1,893,880

Accrued interest payable and other liabilities	11,322	12,500
Securities sold under agreements to repurchase	20,572	19,947
Federal Home Loan Bank advances	21,300	—
Junior subordinated debentures	12,342	12,018

Total liabilities	1,937,549	1,938,345

Equity
Preferred stock, 1,000,000 shares authorized; none issued	—	—
Common stock, par value $1.00 per share; 75,000,000 shares authorized; 35,064,719 and 34,996,044 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	34,998	34,996
Additional paid-in capital	321,660	322,883
Retained earnings	22,684	40,752
Accumulated other comprehensive income (loss)	3,426	(349)

Total shareholders’ equity	382,768	398,282
Noncontrolling interest in consolidated subsidiary	—	4,603

Total shareholders’ equity and noncontrolling interest	382,768	402,885

Total liabilities and equity	$2,320,317	$2,341,230

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the three and nine months ended September 30, 2016 and 2015 (Unaudited)

(Dollars in thousands)

	Three Months Ended September 30		Nine Months ended September 30
	2016	2015	2016	2015
Interest income:
Loans, including fees	$20,160	$18,751	$58,717	$58,128
Investment securities	1,875	2,109	5,865	6,349
Interest-bearing deposits and other	149	200	770	604

Total interest income	22,184	21,060	65,352	65,081

Interest expense:
Deposits	1,108	926	3,216	2,842
Other borrowings	239	182	633	548

Total interest expense	1,347	1,108	3,849	3,390

Net interest income	20,837	19,952	61,503	61,691

Provision for loan losses	306	455	1,546	1,803

Net interest income after provision for loan losses	20,531	19,497	59,957	59,888

Noninterest income:
Service charges on deposit accounts	1,043	1,152	3,095	3,384
Gains on loans sold	4,162	3,212	10,075	8,594
Bank owned life insurance	421	331	1,197	978
Other	2,199	2,571	7,053	7,671

Total noninterest income	7,825	7,266	21,420	20,627

Noninterest expense:
Salaries, wages, and employee benefits	11,247	10,800	33,075	32,697
Occupancy and equipment	2,482	2,538	7,369	7,728
Professional fees	955	860	2,845	2,418
Data processing	1,535	1,346	4,287	3,915
Amortization of intangibles	412	471	1,239	1,414
Net costs attributable to other real estate and other repossessed assets	138	132	561	737
Acquisition and merger related	299	28	550	28
Other	2,539	2,727	7,570	7,951

Total noninterest expense	19,607	18,902	57,496	56,888

Operating income before income taxes	8,749	7,861	23,881	23,627
Income tax expense	2,475	2,154	6,587	6,528

Net income	6,274	5,707	17,294	17,099

Net income attributable to noncontrolling interest	—	(144)	(315)	(538)

Net income to Carlile shareholders	$6,274	$5,563	$16,979	$16,561

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the three and nine months ended September 30, 2016 and 2015 (Unaudited)

(Dollars in thousands)

	Three Months Ended September 30		Nine Months ended September 30
	2016	2015	2016	2015
Net income	$6,274	$5,707	$17,294	$17,099

Other comprehensive income:
Unrealized holding gains (losses) arising during the year	127	2,033	5,828	2,787
Realized gains on sale of securities recognized through income	—	—	(13)	—
Tax effect	(33)	(521)	(2,040)	(957)

Other comprehensive income	94	1,512	3,775	1,830

Total comprehensive income	6,368	7,219	21,069	18,929

Total comprehensive income attributable to noncontrolling interest	—	(144)	(315)	(538)

Total comprehensive income to Carlile shareholders	$6,368	$7,075	$20,754	$18,391

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the nine months ended September 30, 2016 and 2015 (Unaudited)

(Dollars in thousands)

					Accumulated Other	Noncontrolling
			Additional		Comprehensive	Interest in
	Common Stock		Paid-in	Retained	Income	Consolidated
	Shares	Amount	Capital	Earnings	(Loss)	Subsidiary	Total
Balance, January 1, 2015	34,995,044	$34,995	$322,303	$19,092	$(307)	$4,235	$380,318

Net income – Carlile shareholders	—	—	—	16,561	—	—	16,561
Net income attributable to noncontrolling interest	—	—	—	—	—	538	538
Other comprehensive loss, net	—	—	—	—	1,830	—	1,830
Stock option expense	—	—	411	—	—	—	411
Noncontrolling interest distributions	—	—	—	—	—	(259)	(259)
Common stock issuance	1,000	1	12	—	—	—	13

Balance, September 30, 2015	34,996,044	34,996	322,726	35,653	1,523	4,514	399,412

Balance, January 1, 2016	34,996,044	34,996	322,883	40,752	(349)	4,603	402,885
Net income – Carlile shareholders	—	—	—	16,979	—	—	16,979
Net income attributable to noncontrolling interest	—	—	—	—	—	315	315
Other comprehensive income, net	—	—	—	—	3,775	—	3,775
Cash dividends declared ($1.00 per share)	—	—	—	(35,047)	—	—	(35,047)
Stock option expense	—	—	489	—	—	—	489
Noncontrolling interest distributions	—	—	—	—	—	(142)	(142)
Noncontrolling interest purchased	—	—	(1,899)	—	—	(4,776)	(6,675)
Restricted stock	66,425	—	159	—	—	—	159
Common stock issuance	2,250	2	28	—	—	—	30

Balance, September 30, 2016	35,064,719	$34,998	$321,660	$22,684	$3,426	$—	$382,768

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2016 and 2015 (Unaudited)

(Dollars in thousands)

	2016	2015
Operating Activities
Net income	$17,294	$17,099
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,546	1,803
Discount accretion, net	(1,712)	(1,317)
Depreciation and amortization	3,953	4,309
Deferred income tax expense	(255)	2,064
Stock option expense	648	411
Write-down of other real estate owned	112	970
Gain on sale of other real estate owned and repossessed assets	(1,204)	(1,573)
(Decrease) increase in notes payable carrying amount	—	(225)
Gain on sales of securities available for sale	(13)	—
Originations of loans held for sale	(235,850)	(205,795)
Proceeds from sale of loans held for sale	239,920	217,247
Gain on sale of loans held for sale	(10,075)	(8,594)
Bank-owned life insurance income	(1,197)	(978)
Net change in operating assets and liabilities:
(Increase) decrease in accrued interest receivable and other assets	(24)	(6)
Increase (decrease) in accrued interest payable and other liabilities	(1,138)	3,484

Net cash provided by operating activities	12,005	28,899

Investing Activities
Decrease in interest-bearing time deposits in other banks	(2,010)	8,575
Proceeds from sales of available for sale securities	1,410	—
Proceeds from maturities and paydowns of securities available for sale	53,861	59,640
Purchases of available for sale securities	(14,511)	(39,206)
Decrease (increase) in loans receivable, net	(153,081)	46,336
Decrease (increase) in premises and equipment, net	(198)	(877)
Proceeds from sales of other real estate owned	5,255	8,814
Improvements to other real estate owned	(60)	—
Decrease (increase) of bank-owned life insurance, net	(9,958)	61

Net cash provided by (used in) investing activities	(119,292)	83,343

Financing Activities
Acquisition of noncontrolling interest	(6,675)	—
Dividends paid	(35,047)	—
Proceeds from issuance of common stock	30	13
(Decrease) in deposits, net	(8,197)	(94,055)
Increase in repurchase agreements, net	625	2,616
Principal repayments on notes payable and advances	21,300	(4,656)
Noncontrolling interest distributions	(142)	(259)

Net cash used in financing activities	(28,106)	(96,341)

Net change in cash and cash equivalents	(135,393)	15,901
Cash and cash equivalents at beginning of year	250,246	195,348

Cash and cash equivalents at end of period	$114,853	$211,249

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2016 and 2015 (Unaudited)

(Dollars in thousands)

	2016	2015
Supplemental cash flow information:
Interest paid	$3,576	$3,085
Income taxes paid	6,900	1,990

Supplemental non-cash flow information:
Loans foreclosed and transferred to other real estate owned	2,372	786
Premises and equipment transferred to other assets	1,518	3,459

See accompanying notes to financial statements

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General: Carlile Bancshares, Inc. (Carlile) is a bank holding company headquartered in Fort Worth, Texas. Carlile was incorporated on April 8, 2010, with 1,000,000 and 75,000,000 shares of authorized preferred stock and common stock, respectively, for the purpose of acquiring and operating commercial banks. The following summarizes historical acquisition activity:

Entity	Year Acquired	State of Operation	Carlile Ownership Percentage
Treaty Oak Bank	2011	Texas	100%
Community State Bank	2011	Texas	100%
The Bank at Broadmoor	2012	Colorado	100%
Northstar Financial Corporation (including wholly owned subsidiary Northstar Bank of Texas)	2012	Texas	100%
Washington Investment Company (including wholly owned subsidiary Colorado Community Bank)	2012	Colorado	100%
Goldome Financial, LLC	2012	Texas	100%
Community Bankers, Inc. (including wholly owned subsidiary Community Bank)	2015	Texas	100%

The banking operations of the acquired Texas entities have been merged into one banking charter, Northstar Bank of Texas (Northstar Texas). Northstar Financial Corporation (NFC) and Community Bankers, Inc. were subsequently dissolved. In 2012, Northstar Texas acquired a majority ownership position of Goldome Financial, LLC (Goldome) and consolidates the operations of Goldome. On June 30, 2016, Northstar Texas acquired the remaining ownership of Goldome with Goldome continuing as a wholly owned subsidiary of Northstar Texas.

The banking operations of the acquired Colorado entities have been merged into one banking charter, Northstar Bank of Colorado (Northstar Colorado). As of October 7, 2016, Northstar Texas and Northstar Colorado were merged into one banking charter.

Northstar Texas and Northstar Colorado (the Banks) are wholly owned subsidiaries of Carlile. Carlile’s primary activities are to assist the Banks in the management and coordination of their financial resources. As of September 30, 2016, the Banks provide a full range of banking services to individual and corporate customers in North Texas, Central Texas and Colorado. The Banks are engaged in traditional community banking activities, which include commercial and retail lending, deposit gathering, investment and liquidity management activities.

On November 21, 2016, the Company entered into a definitive agreement with Independent Bank Group, Inc. See Note 12 for additional information.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Presentation: The accompanying unaudited condensed consolidated financial statements of the Company as of and for the nine month periods ended September 30, 2016 and 2015 have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) for interim financial information and in accordance with guidance provided by the Securities and Exchange Commission. Accordingly, the condensed financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all normal and recurring adjustments considered necessary for a fair presentation. Transactions between the subsidiaries have been eliminated. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2015. Operating results for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ended December 31, 2016.

NOTE 2 – SECURITIES AVAILABLE FOR SALE

Investment securities available for sale consisted of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2016
U.S. Treasury securities	$22,927	$191	$—	$23,118
U.S. government agencies	58,019	543	(5)	58,557
Residential mortgage-backed securities	184,413	2,908	(340)	186,981
State and political subdivisions	93,088	2,164	(34)	95,218
Other securities	5,502	—	(157)	5,345

Total	$363,949	$5,806	$(536)	$369,219

December 31, 2015
U.S. Treasury securities	$22,894	$58	$(10)	$22,942
U.S. government agencies	58,758	81	(33)	58,806
Residential mortgage-backed securities	214,069	506	(2,118)	212,457
State and political subdivisions	105,127	1,451	(240)	106,338
Other securities	5,418	—	(239)	5,179

Total	$406,266	$2,096	$(2,640)	$405,722

Residential mortgage-backed securities have been issued and/or guaranteed by U.S. government agencies or U.S. government sponsored enterprises.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

Period-end investment securities with unrealized losses, segregated by length of time that the investments have been continuously in an unrealized loss position as of September 30, 2016 and December 31, 2015, were as follows (in thousands):

	Less Than 12 Months		More Than 12 Months		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
September 30, 2016
U. S. Treasury securities	$—	$—	$—	$—	$—	$—
U. S. Government agencies	5,016	(5)	—	—	5,016	(5)
Residential mortgage-backed securities	11,132	(50)	21,946	(290)	33,078	(340)
State and political subdivisions	8,781	(18)	3,837	(16)	12,618	(34)
Other securities	—	—	5,345	(157)	5,345	(157)

Total	$24,929	$(73)	$31,128	$(463)	$56,057	$(536)

December 31, 2015
U. S. Treasury securities	$2,079	$(10)	$—	$—	$2,079	$(10)
U. S. Government agencies	17,283	(33)	—	—	17,283	(33)
Residential mortgage-backed securities	79,869	(661)	47,797	(1,457)	127,666	(2,118)
State and political subdivisions	31,778	(146)	9,147	(94)	40,925	(240)
Other securities	—	—	5,179	(239)	5,179	(239)

Total	$131,009	$(850)	$62,123	$(1,790)	$193,132	$(2,640)

As of September 30, 2016, management does not have the intent to sell any of the securities classified as available for sale in the table above and believes that it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. Any unrealized losses are largely due to increases in market interest rates over the yields available at the time the underlying securities were purchased or acquired through acquisition. The fair value is expected to recover as the investments approach their maturity date or repricing date or if market yields for such investments decline. Management does not believe any of the securities are impaired due to reasons of credit quality. Accordingly, as of September 30, 2016 and December 31, 2015, management believes the impairments detailed in the table above are temporary, and no impairment loss has been realized in the Company’s consolidated statements of net income.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 2 - SECURITIES AVAILABLE FOR SALE (Continued)

The amortized cost and estimated fair value of securities at September 30, 2016 and December 31, 2015, respectively, are presented below by contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage-backed securities are shown separately since they are not due at a single maturity date.

	(In Thousands)
	Amortized Cost	Estimated Fair Value
September 30, 2016
Due in one year or less	$29,749	$29,629
Due after one year through five years	115,936	117,414
Due after five years through ten years	21,262	22,059
Due after ten years	12,588	13,136
Residential mortgage-backed securities	184,414	186,982

Total	$363,949	$369,219

December 31, 2015
Due in one year or less	$21,454	$21,213
Due after one year through five years	123,331	123,480
Due after five years through ten years	30,380	31,025
Due after ten years	17,032	17,547
Residential mortgage-backed securities	214,069	212,457

Total	$406,266	$405,722

Securities with carrying values of approximately $118.7 million and $114.7 million were pledged to secure certain deposits and balances under agreements to repurchase at September 30, 2016 and December 31, 2015, respectively.

There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

There were no sales of securities in the three months ended September 30, 2016 and 2015.

The proceeds from sales of securities and the associated gains and losses recognized through income in the nine months ended September 30, 2016 and 2015 are listed below (in thousands):

	2016	2015
Proceeds	$1,410	$—
Gross Gains	13	—
Gross Losses	—	—

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans were as follows: (in thousands):

	September 30, 2016	December 31, 2015
Commercial and industrial	$441,274	$336,904
Commercial real estate	528,347	510,626
Construction and land development	246,902	216,908
1-4 family residential loans	173,346	179,299
Agriculture	104,877	105,020
Consumer	36,090	41,778

Loans, net of fees	$1,530,836	$1,390,535

Deferred fees, net of loan origination costs, were $1.9 million and $1.5 million at September 30, 2016 and December 31, 2015, respectively, and are included in the respective loan balances presented in the above table.

The following table presents the activity in the allowance for loan losses for the three months ended September 30, 2016 and September 30, 2015, by loan type. This table also presents the period end allowance for loan losses and loan balances allocated by loan type as of September 30, 2016 and December 31, 2015 (in thousands):

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Allowance for loan losses
Beginning balance, July 1, 2016	$5,935	$3,903	$2,845	$1,607	$1,021	$139	$15,450
Provision for credit losses	(570)	(239)	1,073	(290)	211	121	306
Charge-offs	(88)	—	(56)	—	—	(16)	(160)
Recoveries	25	44	—	1	—	9	79

Ending balance, September 30, 2016	$5,302	$3,708	$3,862	$1,318	$1,232	$253	$15,675

Allowance for loan losses
Beginning balance, July 1, 2015	$3,909	$4,223	$2,359	$1,876	$915	$723	$14,005
Provision for credit losses	884	(99)	178	(169)	(9)	(330)	455
Charge-offs	(127)	—	—	(27)	—	(47)	(201)
Recoveries	19	17	—	5	—	8	49

Ending balance, September 30, 2015	$4,685	$4,141	$2,537	$1,685	$906	$354	$14,308

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the activity in the allowance for loan losses for the nine months ended September 30, 2016 and September 30, 2015, by loan type. This table also presents the period end allowance for loan losses and loan balances allocated by loan type as of September 30, 2016 and December 31, 2015 (in thousands):

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Allowance for loan losses
Beginning balance, January 1, 2016	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479
Provision for credit losses	186	(248)	1,294	168	372	(226)	1,546
Charge-offs	(479)	—	(56)	(9)	—	(79)	(623)
Recoveries	113	78	—	31	—	51	273

Ending balance, September 30, 2016	$5,302	$3,708	$3,862	$1,318	$1,232	$253	$15,675

Allowance for loan losses
Beginning balance, January 1, 2015	$3,069	$3,202	$3,325	$1,438	$461	$1,285	$12,780
Provision for credit losses	1,618	1,044	(787)	288	451	(811)	1,803
Charge-offs	(201)	—	(1)	(56)	—	(151)	(409)
Recoveries	199	(105)	—	15	(6)	31	134

Ending balance, September 30, 2015	$4,685	$4,141	$2,537	$1,685	$906	$354	$14,308

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial and Industrial	Commercial Real Estate	Construction and Land Development	1-4 Family Residential	Agriculture	Consumer	Total
Period-end amount allocated to:
Loans individually evaluated for impairments	$1,870	$120	$—	$—	$—	$—	$1,990
Loans collectively evaluated for impairments	3,432	3,508	3,808	1,318	1,232	253	13,551
Loans acquired with deteriorated credit quality	—	80	54	—	—	—	134

Ending balance, September 30, 2016	$5,302	$3,708	$3,862	$1,318	$1,232	$253	$15,675

Loans individually evaluated for impairments	$6,320	$13,389	$1,163	$748	$303	$213	$22,136
Loans collectively evaluated for impairments	434,023	500,572	241,010	168,859	100,299	35,781	1,480,544
Loans acquired with deteriorated credit quality	931	14,386	4,729	3,739	4,275	96	28,156

Total loan balance, September 30, 2016	$441,274	$528,347	$246,902	$173,346	$104,877	$36,090	$1,530,836

Period-end amount allocated to:
Loans individually evaluated for impairments	$1,221	$261	$—	$11	$—	$77	$1,570
Loans collectively evaluated for impairments	4,261	3,525	2,455	1,117	860	430	12,648
Loans acquired with deteriorated credit quality	—	92	169	—	—	—	261

Ending balance, December 31, 2015	$5,482	$3,878	$2,624	$1,128	$860	$507	$14,479

Loans individually evaluated for impairments	$5,669	$3,871	$143	$877	$835	$547	$11,942
Loans collectively evaluated for impairments	330,002	490,793	209,554	173,006	99,886	41,130	1,344,371
Loans acquired with deteriorated credit quality	1,233	15,962	7,211	5,416	4,299	101	34,222

Total loan balance, December 31, 2015	$336,904	$510,626	$216,908	$179,299	$105,020	$41,778	$1,390,535

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following table summarizes the Company’s internal ratings of its loans at September 30, 2016 and December 31, 2015 (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
2016
Commercial and industrial	$426,540	$9,837	$4,853	$44	$441,274
Commercial real estate	496,297	14,282	17,768	—	528,347
Construction and land development	223,638	16,688	6,576	—	246,902
1-4 family residential	167,997	4,247	1,102	—	173,346
Agriculture	91,583	8,537	4,757	—	104,877
Consumer	35,595	—	495	—	36,090

Loans, net of fees	$1,441,650	$53,591	$35,551	$44	$1,530,836

2015
Commercial and industrial	$318,620	$12,236	$5,992	$56	$336,904
Commercial real estate	470,182	28,119	12,325	—	510,626
Construction and land development	199,264	10,617	7,027	—	216,908
1-4 family residential	170,511	3,070	5,718	—	179,299
Agriculture	93,990	4,417	6,613	—	105,020
Consumer	40,042	544	1,192	—	41,778

Loans, net of fees	$1,292,609	$59,003	$38,867	$56	$1,390,535

The Company has included purchased credit impaired loans in the above grading tables. The following provides additional detail on the grades applied to those loans (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
September 30, 2016	$9,121	$14,009	$5,026	$—	$28,156
December 31, 2015	$4,725	$15,978	$13,519	$—	$34,222

Purchase credit impaired loans may remain on accrual status to the extent the Company can reasonably estimate the amount and timing of expected future cash flows. At September 30, 2016 and December 31, 2015, non-accrual purchased credit impaired loans were $4.5 million and $8.8 million, respectively. An aging analysis of past-due loans at September 30, 2016 and December 31, 2015 (excluding purchased impaired loans of $28.2 million and $34.2 million, respectively) is as follows (in thousands):

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Accruing Loans 90 or More Days Past Due	Current Loans	Total
2016
Commercial and industrial	$1,762	$2,020	$1,447	$436,561	$440,343
Commercial real estate	580	—	—	513,381	513,961
Commercial and land development	5,587	—	—	236,586	242,173
1-4 family residential	399	52	—	169,156	169,607
Agriculture	30	—	—	100,572	100,602
Consumer	173	19	—	35,802	35,994

	$8,531	$2,091	$1,447	$1,492,058	$1,502,680

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Accruing Loans 90 or More Days Past Due	Current Loans	Total
2015
Commercial and industrial	$5,651	$742	$6	$329,278	$335,671
Commercial real estate	1,079	284	—	493,301	494,664
Commercial and land development	277	82	—	209,338	209,697
1-4 family residential	1,429	314	—	172,140	173,883
Agriculture	196	779	—	99,746	100,721
Consumer	859	70	—	40,748	41,677

	$9,491	$2,271	$6	$1,344,551	$1,356,313

The following table presents information related to impaired loans (excluding purchased impaired loans of $28.2 million and $34.2 million, respectively) as of September 30, 2016 and December 31, 2015 (in thousands):

	Unpaid Contractual Principal Balance	Recorded Investment	Related Specific Allowance
2016
With no related allowance recorded
Commercial and industrial	$1,768	$1,712	$—
Commercial real estate	10,931	10,566	—
Construction and land development	1,178	1,163	—
1-4 family residential	880	748	—
Agriculture	1,050	303	—
Consumer	283	213	—

Total	$16,090	$14,705	$—

With an allowance recorded
Commercial and industrial	$5,002	$4,608	$(1,870)
Commercial real estate	3,311	2,823	(120)
Construction and land development	—	—	—
1-4 family residential	—	—	—
Agriculture	—	—	—
Consumer	—	—	—

Total	$8,313	$7,431	$(1,990)

Total	$24,403	$22,136	$(1,990)

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Unpaid Contractual Principal Balance	Net Recorded Investment	Related Specific Allowance
2015
With no related allowance recorded
Commercial and industrial	$424	$417	$—
Commercial real estate	1,562	955	—
Construction and land development	156	143	—
1-4 family residential	987	866	—
Agriculture	866	835	—
Consumer	303	237	—

Total	$4,298	$3,453	$—

With an allowance recorded
Commercial and industrial	$5,470	$5,252	$(1,221)
Commercial real estate	3,612	2,916	(261)
Construction and land development	—	—	—
1-4 family residential	23	11	(11)
Agriculture	—	—	—
Consumer	328	310	(77)

Total	$9,433	$8,489	$(1,570)

Total	$13,731	$11,942	$(1,570)

Interest income recognized, substantially on the cash basis, on non-purchase credit impaired loans was immaterial for the three and nine months ended September 30, 2016 and 2015, respectively. Recorded investment balances presented above is the contractual loan balance less prior charge-offs and remaining fair value adjustments from acquisition. Recorded investment excludes unearned loan origination fees and accrued interest receivable which are immaterial.

The Company has purchased impaired loans that have subsequently deteriorated since acquisition and now have a specific allowance. As of September 30, 2016 and December 31, 2015, the net recorded investment of these loans was $7.3 million and $9.5 million with a related specific allowance of $134 thousand and $261 thousand respectively.

For the three months ended September 30, 2016 and September 30, 2015, the average recorded investment in impaired loans, excluding purchased impaired loans, was $21.6 million and $11.8 million, respectively, and the amount of interest income that would have been recognized on nonaccrual loans based on contractual terms was $124 thousand and $235 thousand, respectively. For the nine months ended September 30, 2016 and September 30, 2015, the average recorded investment in impaired loans, excluding purchased impaired loans, was $12.2 million and $9.8 million, respectively, and the amount of interest income that would have been recognized on nonaccrual loans based on contractual terms was $456 thousand and $470 thousand, respectively.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual loans (excluding purchased impaired loans of $28.2 million and $34.2 million, respectively) were as follows at September 30, 2016 and December 31, 2015 (in thousands):

	2016	2015
Commercial and industrial	$6,260	$5,669
Commercial real estate	3,788	3,871
Construction and land development	1,163	143
1-4 family residential	748	877
Agriculture	303	834
Consumer	213	547

	$12,475	$11,942

The following presents a reconciliation from contractual balance to net carrying value at September 30, 2016 and December 31, 2015 (in thousands):

	2016	2015
Contractual balance	$1,539,241	$1,402,104
Remaining fair value discounts	(6,460)	(10,050)
Allowance for loan losses	(15,675)	(14,479)
Deferred fees	(1,945)	(1,519)

Loans, net	$1,515,161	$1,376,056

Troubled Debt Restructurings: As of September 31, 2016 and December 30, 2015, the Company has a recorded investment in troubled debt restructurings of $12.9 million and $2.2 million. The Company has allocated specific reserves for those loans as of September 30, 2016 and December 31, 2015, of $860 thousand and $38 thousand. As of September 30, 2016, the Company had not committed to lend any additional amounts.

Purchased Credit Impaired Loans:

The carrying amount of all purchased impaired loans included in the accompanying consolidated balance sheets and the related outstanding balance at September 30, 2016 and December 31, 2015 were as follows (in thousands):

	2016	2015
Outstanding contractual balance	$29,436	$39,162
Carrying amount	28,022	34,222
Allowance for loan losses	134	261

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

The following is a summary of changes in the accretable yields of loans acquired with deteriorated credit quality at acquisition for the three-month period ended September 30, 2016 and September 30, 2015 (in thousands):

	2016	2015
Beginning balance	$11,050	$15,588
Acquisitions	—	—
Net transfers from (to) nonaccretable difference to (from) accretable yield and derecognition of loans	(1,925)	994
Accretion	(422)	(889)

Ending balance	$8,703	$15,693

The following is a summary of changes in the accretable yields of loans acquired with deteriorated credit quality at acquisition for the nine-month period ended September 30, 2016 and September 30, 2015 (in thousands):

	2016	2015
Beginning balance	$16,167	$15,370
Acquisitions	—	—
Net transfers from (to) nonaccretable difference to (from) accretable yield and derecognition of loans	(5,236)	2,911
Accretion	(2,228)	(2,588)

Ending balance	$8,703	$15,693

NOTE 4 - BORROWINGS

At September 30, 2016 and December 31, 2015. Securities sold under agreement to repurchase totaled $20.6 million and $19.9 million, respectively.

At September 30, 2016 and December 31, 2015, Federal Home Loan Bank (FLHB) advances totaled $21.3 million and $0.0 million, respectively.

NOTE 5 - OFF-BALANCE-SHEET ARRANGEMENTS, COMMITMENTS, AND GUARANTEES

Financial Instruments with Off-Balance-Sheet Risk: In the normal course of business, the Company enters into various transactions, which, in accordance with generally accepted accounting principles, are not included in its consolidated balance sheets. The Company enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Company minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unfunded lines of credit, commitments to extend credit, and standby letters of credit is represented by the contractual notional amount of these instruments. The Company generally uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Financial instruments with off-balance-sheet risk at September 30, 2016 and December 31, 2015 were as follows (in thousands):

	2016	2015
Commitments to extend credit	$286,746	$251,965
Standby letters of credit	4,536	3,188

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 6 - REGULATORY CAPITAL MATTERS

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of the bank subsidiaries’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiaries’ capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2016 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Beginning in January 2016, the implementation of the capital conservation buffer was effective for the Company starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on the Company’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes that as of September 30, 2016, the Company and each of its bank subsidiaries meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2016 and December 31, 2015, the most recent notification from each respective bank subsidiary’s primary regulator categorized each of the Company’s bank subsidiaries as well-capitalized. Management believes that no conditions or events have occurred since the notification that resulted in a change of the institutions’ categories.

Actual and required capital amounts (in thousands) and ratios are presented in the table below:

	Actual			Required for Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
As of September 30, 2016
Total capital (to risk-weighted assets):
Consolidated	$279,049	15.7%	≥	$142,205	8.0%		N/A	N/A
Northstar Texas	163,491	13.0	≥	100,828	8.0	≥	$126,034	10.0%
Northstar Colorado	68,579	13.7	≥	39,941	8.0	≥	49,926	10.0

Tier 1 capital (to risk-weighted assets):
Consolidated	$263,374	14.8%	≥	$106,654	6.0%		N/A	N/A
Northstar Texas	153,546	12.2	≥	75,621	6.0	≥	$100,828	8.0%
Northstar Colorado	62,952	12.6	≥	29,956	6.0	≥	39,941	8.0

Common Tier 1 capital (to risk-weighted assets):
Consolidated	$254,174	14.3%	≥	$79,990	4.5%		N/A	N/A
Northstar Texas	153,546	12.2	≥	56,715	4.5	≥	$81,922	6.5%
Northstar Colorado	62,952	12.6	≥	22,467	4.5	≥	32,452	6.5

Tier 1 capital (to average assets):
Consolidated	$263,374	12.2%	≥	$86,410	4.0%		N/A	N/A
Northstar Texas	153,546	9.8	≥	62,369	4.0	≥	$77,961	5.0%
Northstar Colorado	62,952	10.9	≥	23,203	4.0	≥	29,004	5.0

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 6 - REGULATORY CAPITAL MATTERS (Continued)

	Actual			Required for Capital Adequacy Purposes			To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
As of December 31, 2015
Total capital (to risk-weighted assets):
Consolidated	$301,685	18.4%	≥	$131,478	8.0%		N/A	N/A
Northstar Texas	161,441	14.4	≥	89,706	8.0	≥	$112,133	10.0%
Northstar Colorado	65,425	13.0	≥	40,392	8.0	≥	50,491	10.0

Tier 1 capital (to risk-weighted assets):
Consolidated	$287,206	17.5%	≥	$98,609	6.0%		N/A	N/A
Northstar Texas	152,335	13.6	≥	67,280	6.0	≥	$89,706	8.0%
Northstar Colorado	60,324	11.9	≥	30,294	6.0	≥	40,392	8.0

Common Tier 1 capital (to risk-weighted assets):
Consolidated	$274,947	16.7%	≥	$73,956	4.5%		N/A	N/A
Northstar Texas	147,733	13.2	≥	50,460	4.5	≥	$72,886	6.5%
Northstar Colorado	60,324	11.9	≥	22,721	4.5	≥	32,819	6.5

Tier 1 capital (to average assets):
Consolidated	$287,206	13.2%	≥	$87,301	4.0%		N/A	N/A
Northstar Texas	152,335	9.5	≥	64,425	4.0	≥	$80,531	5.0%
Northstar Colorado	60,324	10.3	≥	23,438	4.0	≥	29,297	5.0

NOTE 7 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION

Equity Incentive Plan: The Company’s amended and restated 2015 Equity Incentive Plan (the Plan), which is board-approved, permits the grant of share options to its employees for up to 15% of the total issued and outstanding voting and nonvoting shares of common stock. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have vesting periods ranging from 0 to 6 years and have 10-year contractual terms.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the industry’s common stock. The Company uses historical data to estimate option exercise as well as estimated forfeiture rates. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 7 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION (Continued)

The fair value of options granted during the three months ended September 30, 2016 was determined using the following weighted-average assumptions as of the grant date.

2016
Risk-free interest rate	1.30%
Expected term	5.00 years
Expected stock price volatility	24.3%
Dividend yield	0.0%
Weighted average per option fair value	$2.65

A summary of the Company’s stock option activity for the three months ended September 30, 2016 (Unaudited) is as follows:

	Options	Weighted Average Exercise Price
Options outstanding, July 1, 2016	2,645,226	10.11
Granted	60,000	12.00
Exercised	—	—
Forfeited and expired	(10,500)	11.23

Options outstanding, September 30, 2016	2,694,726	$10.14

Fully vested options	2,300,101	$9.97
Weighted average remaining term (years) – fully vested options		6.71

Vested and expected to vest options	2,694,726	$10.14
Weighted average remaining term (years) – vested and expected to vest options		6.93

The fair value of options granted during the nine months ended September 30, 2016 was determined using the following weighted-average assumptions as of the grant date.

2016
Risk-free interest rate	1.30%
Expected term	5.00 years
Expected stock price volatility	24.3%
Dividend yield	0.0%
Weighted average per option fair value	$2.65

A summary of the Company’s stock option activity for the nine months ended September 30, 2016 (Unaudited) is as follows:

	Options	Weighted Average Exercise Price
Options outstanding, January 1, 2016	2,562,726	10.08
Granted	150,500	11.40
Exercised	(2,250)	9.00
Forfeited and expired	(16,250)	11.40

Options outstanding, September 30, 2016	2,694,726	$10.14

Fully vested options	2,300,101	$9.97
Weighted average remaining term (years) – fully vested options		6.71

Vested and expected to vest options	2,694,726	$10.14
Weighted average remaining term (years) – vested and expected to vest options		6.93

The total compensation cost related to stock options during the nine months ended September 30, 2016 and 2015 was $489 thousand and $410 thousand, respectively. The total compensation cost related to stock options during the three months ended September 30, 2016 and 2015 was $167 thousand and $144 thousand, respectively.

As of September 30, 2016 there was $1.1 million of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.50 years.

The Plan also permits the award of restricted common stock to certain employees of the Company. The shares will vest evenly over the required three-year employment period. During the nine months ended September 30, 2016, 66,424 shares were issued. During the three months ended September 30, 2016, 9,000 shares were issued. There were no restricted shares issued prior to January 1, 2016.

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 7 - EMPLOYEE BENEFIT PLANS AND STOCK-BASED COMPENSATION (Continued)

The following table summarizes the activity in nonvested shares for the three months ended September 30, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested shares, July 1, 2016	57,425	$11.84
Granted during the period	9,000	11.00
Vested during the period	—	—
Forfeited during the period	—	—

Nonvested shares, September 30, 2016	66,425	$11.73

The following table summarizes the activity in nonvested shares for the nine months ended September 30, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested shares, January 1, 2016	—	$—
Granted during the period	66,425	11.73
Vested during the period	—	—
Forfeited during the period	—	—

Nonvested shares, September 30, 2016	66,425	$11.73

Compensation expense related to these award is recorded based on the fair value of the award at the date of grant and totaled $159 thousand for the nine-month period ended September 30, 2016 and $59 thousand for the three-month period ended September 30, 2016. At September 30, 2016, unrecognized compensation cost related to the nonvested restricted stock granted was $620 thousand and will be recognized over an average period of 2.39 years.

NOTE 8 - OTHER NONINTEREST INCOME AND EXPENSE

Other noninterest income and expense totals for the three months ended September 30, 2016 and 2015 are presented in the following tables. Components of these totals exceeding 1% of the aggregate of total net interest income for any of the three month periods presented are stated separately (in thousands).

	September 30, 2016	September 30, 2015
Other noninterest income:
Service charge income	$1,331	$1,318
Gain on other real estate owned	167	19
Other	701	1,234

Total	$2,199	$2,571

Other noninterest expense:
Advertising	$470	$421
FDIC assessment	272	363
Supplies	389	362
Communications	340	367
Other	1,068	1,214

Total	$2,539	$2,727

Other noninterest income and expense totals for the nine months ended September 30, 2016 and 2015 are presented in the following tables. Components of these totals exceeding 1% of the aggregate of total net interest income for any of the years presented are stated separately (in thousands).

	September 30, 2016	September 30, 2015
Other noninterest income:
Service charge income	$3,948	$3,844
Gain on other real estate owned	1,102	624
Other	2,003	3,203

Total	$7,053	$7,671

	September 30, 2016	September 30, 2015
Other noninterest expense:
Advertising	$1,197	$1,250
FDIC assessment	948	1,123
Supplies	1,086	1,209
Communications	1,073	1,144
Other	3,266	3,225

Total	$7,570	$7,951

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 9 - INCOME TAXES

Income tax expense on the income from operations for the three months ended September 30 were as follows (in thousands):

	2016	2015
Current income tax expense	$2,947	$2,834
Deferred income tax expense(benefit)	(472)	(680)

Income tax expense	$2,475	$2,154

A reconciliation of income taxes attributable to the company at the statutory federal income tax rate to net income taxes included in the accompanying consolidated statements of net income for the three months ended September 30, 2016 and 2015 is as follows (in thousands):

	2016	2015
Income tax expense (computed at the statutory rate)	$3,062	$2,624
Tax exempt interest income	(167)	(183)
Bank owned life insurance income, net	(147)	(113)
Other	(273)	(174)

Income tax expense, as reported	$2,475	$2,154

Income tax expense on the income from operations for the nine months ended September 30 were as follows (in thousands):

	2016	2015
Current income tax expense	$6,842	$4,464
Deferred income tax expense (benefit)	(255)	2,064

Income tax expense	$6,587	$6,528

A reconciliation of income taxes attributable to the company at the statutory federal income tax rate to net income taxes included in the accompanying consolidated statements of net income is as follows (in thousands):

	2016	2015
Income tax expense (computed at the statutory rate)	$8,248	$7,850
Tax exempt interest income	(537)	(601)
Bank owned life insurance income, net	(419)	(333)
Other	(705)	(388)

Income tax expense, as reported	$6,587	$6,528

NOTE 10 - FAIR VALUE MEASUREMENTS

Principle of fair value is based on the assumptions that market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the inputs used to develop those assumptions and measure fair value. The hierarchy requires companies to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

A description of the valuation methodologies used for instruments measured at fair value follows, as well as the classification of such instruments within the valuation hierarchy.

Securities are classified within Level 1 when quoted market prices are available in an active market. Inputs include securities that have quoted prices in active markets for identical assets. If quoted market

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 10- FAIR VALUE MEASUREMENTS (Continued)

prices are unavailable, fair value is estimated using pricing models or quoted prices of securities with similar characteristics, at which point the securities would be classified within Level 2 of the hierarchy. The Company’s investment portfolio did not include Level 3 securities as of the period ended September 30, 2016 and December 31, 2015, respectively.

In connection with certain business combinations, the Company has included contingent consideration components of the purchase price based on future loan performance or future revenues. The Company estimates future loan performance based on current economic conditions and loan evaluation and revenues based on historical revenues and certain other factors. Each reporting period, the Company updates its estimate of future loan performance that effects the note payables and revenues of the earn-out and the corresponding earn out levels achieved, discounted at their present values. Any change in fair value is recorded in noninterest expense in the accompanying consolidated statements of income. The liability associated with the earn-out contingency is classified as an other liability within the balance sheet.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate levels within the fair value hierarchy, based on the inputs used to determine the fair value at September 30, 2016 and December 30, 2015 in the tables below (in thousands):

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
2016
U.S. Treasury securities	$23,118	$—	$—	$23,118
U.S. government agencies	—	58,557	—	58,557
Residential mortgage-backed securities	—	186,981	—	186,981
State and political subdivisions	—	95,218	—	95,218
Other securities	5,345	—	—	5,345

Total assets	$28,463	$340,756	$—	$369,219

2015
U.S. Treasury securities	$22,942	$—	$—	$22,942
U.S. government agencies	—	58,806	—	58,806
Residential mortgage-backed securities	—	212,457	—	212,457
State and political subdivisions	—	106,338	—	106,338
Other securities	5,179	—	—	5,179

Total assets	$28,121	$377,601	$—	$405,722

Earn-out contingency	$—	$—	$384	$384

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 10 - FAIR VALUE MEASUREMENTS (Continued)

There were no transfers between Level 1, Level 2, and Level 3 during the period ended September 30, 2016.

The Company may be required, from time to time, to record certain assets and liabilities at fair value on a nonrecurring basis. These include assets that are recorded at the lower of cost or fair value that were recognized at fair value below cost at the end of the period and all are classified as Level 3.

At September 30, 2016 and December 31, 2015, impaired loans, excluding purchased impaired loans, with a carrying value of $7.4 million and $8.5 million, respectively, were reduced by specific valuation allowances totaling $2.0 million and $1.6 million, respectively, resulting in a net fair value of $5.4 million and $6.9 million, respectively. As of September 30, 2016 and December 31, 2015, other real estate owned carried at fair value was net of valuation allowances of $ 0.3 million and $0.9 million, respectively.

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. The aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The methods and assumptions were used to estimate the fair value of each class of financial instrument at September 30, 2016 is consistent with the methods and assumptions disclosed in our audited financial statements as of December 31, 2015.

The estimated fair values of all financial instruments at September 30, 2016 and December 31, 2015 were as follows (in thousands):

	2016		2015
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Cash, interest-bearing demand and time deposits	$128,378	$128,378	$261,761	$261,761
Securities available for sale	369,219	369,219	405,722	405,722
Loans held for sale	16,853	17,190	10,848	11,065
Loans, net	1,515,161	1,514,818	1,376,056	1,371,897
Deposits	1,872,013	1,871,497	1,893,880	1,892,430
Securities sold under agreement to repurchase	20,572	20,572	19,947	19,947
Federal Home Loan Bank advances	21,300	21,300	—	—
Junior subordinated debentures	12,342	12,342	12,018	12,018

CARLILE BANCSHARES, INC.

NOTES TO FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2016 and 2015 (Unaudited) and year ended December 31, 2015

(Dollars in thousands)

NOTE 11 - LITIGATION

The Company is subject to various claims and legal actions that have arisen in the course of conducting business. In management’s opinion, the Company has adequate legal defenses with respect to these litigations. The resolution to these matters does not have a material adverse impact on the Company’s consolidated financial statements.

On February 15, 2013, the Company filed a lawsuit in Tarrant County, Texas, against the former CEO and Board of Directors of WIC (the Defendants). The lawsuit accuses the Defendants of making material misrepresentations to the Company that were made with knowledge and or recklessness as to their falsity and with intent to induce reliance. The suit also accuses the Defendants of fraud by nondisclosure for failure to disclose material facts to the Company that they had a duty to disclose, negligent misrepresentation, fraud in a stock transaction, and breach of duty. The Company seeks judgment against the Defendants for its damages. Subsequently, some of the defendants have filed suit against the Company seeking a recovery of legal fees. During 2014, the Company elected to settle with certain defendants and recorded $2.8 million in other income in 2014. The lawsuit filed against the Company by certain Defendants seeking recovery of legal fees was settled during 2016 and the Company paid $927,000 in 2016. The Company had previously accrued $700,000 at December 31, 2014 with an additional charge of $227,000expensed in 2016 in non-interest expense. The Company believes that the matter is fully resolved.

NOTE 12 – SUBSEQUENT EVENT

On November 21, 2016, the Company entered into a definitive agreement to be acquired by Independent Bank Group, Inc. (Independent). Under the terms of the agreement, Independent will issue shares of Independent common stock to the shareholders of the Company and pay cash to the Company’s option holders. The number of shares of Independent common stock to be issued to the Company’s shareholders is based upon aggregate merger consideration of $434 million divided by an agreed price of $47.40 per share of Independent common stock, adjusted for the aggregate amount of cash to be paid to option holders. Based upon the Independent stock price of $53.95 per share as of November 18, 2016, Independent would issue approximately 8.9 million shares of its common stock and pay cash in the amount of approximately $13.7 million. The $434 million figure used to calculate the merger consideration will be reduced on a dollar-for-dollar basis if the tangible equity of the Company is less than $200 million at closing.

CARLILE BANCSHARES MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Carlile Bancshares, Inc. for the periods discussed has been prepared by the management of Carlile Bancshares. Such discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Carlile Bancshares for the three and nine months ended September 30, 2016 and 2015, and the years ended December 31, 2015 and 2014. This discussion and analysis should be read in conjunction with the consolidated financial statements of Carlile Bancshares and the notes thereto appearing above. As used in this discussion and analysis, references to “Carlile Bancshares” refer to Carlile Bancshares and its consolidated subsidiaries, including Northstar Bank, on a consolidated basis unless the context requires otherwise.

For the Three Months Ended September 30, 2016 and 2015

Overview

For the three months ended September 30, 2016, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $6.3 million or $0.18 per basic and diluted common share, respectively, and had an annualized return on average assets of 1.07% and an annualized return on average equity of 6.54%. For the same period, net interest income was $20.8 million, noninterest income was $7.8 million and noninterest expense was $19.6 million. For the three months ended September 30, 2015, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $5.6 million or $0.16 per basic and diluted common share, respectively, and had an annualized return on average assets of 0.95% and an annualized return on average equity of 5.64%. For the same period, net interest income was $19.5 million, noninterest income was $7.3 million and noninterest expense was $18.9 million. The increase in net income for the three months ended September 30, 2016, as compared to the same period in 2015 was primarily due to increased gains on sale of loans as well as an improved net interest margin. These improvements were partially offset by costs incurred that related to the affiliate merger of the Carlile’s two bank charters.

Results of Operations

The net income of Carlile Bancshares depends primarily on net interest income, which is the difference between the income earned on Carlile Bancshares’ loans and investments and the interest paid on its deposits and its borrowings. Among the factors affecting net interest income are the type, volume and quality of Carlile Bancshares’ assets, the type and volume of its deposits and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

In addition, Carlile Bancshares’ net income is affected by the fees it receives from other banking services, by gains and losses on its investment portfolio, by its required provisions for loan losses and by the level of its operating expenses. All aspects of Carlile Bancshares’ operations are affected by general market, economic and competitive conditions.

Net Interest Income

Net interest income is the primary source of income for Carlile Bancshares and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to Carlile Bancshares’ depositors on interest-bearing accounts. The differential or spread between interest income earned and interest expense incurred is affected both by the local and national economies and by competition from other depository and nondepository financial institutions. Carlile Bancshares closely scrutinizes competitors’ interest rates and attempts to remain competitive in the market while maintaining the highest possible interest spread.

For the three months ended September 30, 2016, net interest income totaled $20.8 million and Carlile Bancshares posted a net interest margin of 4.25% and a net interest spread of 4.10%. For the three months ended September 30, 2015, net interest income totaled $19.9 million and Carlile Bancshares posted a net interest margin of 4.03% and a net interest spread of 3.91%.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average assets, liabilities and shareholders’ equity outstanding and the interest earned or paid on such amounts by Carlile Bancshares for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. At September 30, 2016 and 2015, Carlile Bancshares had $13.2 million and $18.4 million, respectively, in loans outstanding for which the interest thereon was exempt from taxation and held $67.5 million and $79.3 million, respectively in tax exempt investment securities. No tax equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended September 30,
	2016			2015
	Average Outstanding Balance(2)	Interest Earned/Paid	Average Yield/Rate (1,3)	Average Outstanding Balance(2)	Interest Earned/Paid	Average Yield/Rate (1,3)
	(Dollars in thousands) (Unaudited)
Assets
Interest-earning assets:
Loans	$1,458,542	$20,160	5.48%	$1,345,005	$18,751	5.53%
Investment Securities	380,138	1,708	1.78	418,175	1,924	1.83%
Interest-bearing due from banks	92,662	149	0.64	188,548	200	0.42
Restricted equity securities	13,336	167	4.96	12,896	185	5.70

Total interest-earning assets	1,944,678	22,184	4.53	1,964,623	21,060	4.25

Less allowance for loan losses
Non-interest earning assets:
Cash and due from banks	46,956			46,540
Bank premises and equipment, net	63,616			69,150
Goodwill	117,564			117,564
Bank-owned life insurance	52,125			40,823
Other assets	99,374			77,911

Total noninterest earning assets	379,634			351,988

Total Assets	$2,324,312			$2,316,612

Liabilities and Equity
Interest-bearing liabilities:
NOW accounts	$350,207	$195	0.22%	$332,610	$151	0.18%
Money market and savings	527,586	350	0.26	550,585	280	0.20
Time deposits less than $100,000	137,762	179	0.52	161,973	174	0.43
Time deposits greater than $100,000	187,828	384	0.81	199,776	321	0.64
Repurchase agreements	20,243	15	0.30	20,585	14	0.27
Federal Home Loan Bank advances	19,466	32	0.65	—	—	—
Junior subordinated debentures	12,287	191	6.17	11,844	168	5.63

Total interest-bearing liabilities	$1,255,379	$1,347	0.43	$1,277,373	$1,108	0.34
Non-interest bearing liabilities:
Demand deposits	675,752			630,844
Other liabilities	11,615			12,834

Total non-interest bearing liabilities	687,367			643,678

Equity
Shareholders’s equity	381,567			391,062
Noncontrolling interest in consolidated subsidiary	—			4,498

Total shareholder’s equity and noncontrolling interest	381,567			395,561

Total Liabilities and Equity	$2,324,312			$2,316,612

Net interest income		$20,837			$19,952

Net interest rate spread			4.10%			3.91%
Net interest margin			4.25			4.03

(1)	Annualized.
(2)	The average outstanding balance on investment securities includes the net unrealized gain (loss) on investment securities.
(3)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to changes attributable to rate.

	Three Months Ended September 30, 2016 Compared with 2015
	Increase (Decrease) due to
	Volume	Rate	Total
Interest-earning assets:	(Dollars in thousands) (Unaudited)
Loans, including fees	$1,583	$(174)	$1,409
Investment securities	(175)	(40)	(215)
Federal funds sold
Restricted equity securities	—	(19)	(19)
Interest bearing due from banks	(98)	46	(52)

Total increase (decrease) in interest income	1,310	(187)	1,123

Interest-bearing liabilities:
NOW accounts	8	35	43
Money market checking and savings	(13)	83	70
Time deposits less than $100,000	(26)	32	6
Time deposits $100,000 or more	(19)	82	63
Repurchase Agreements	—	2	2
FHLB advances	32	—	32
Other borrowings – Junior subordinated debentures	6	17	23

Total increase (decrease) in interest expense	(12)	251	239

Increase (decrease) in net interest income	$1,322	$(438)	$884

Provision for Loan Losses

The provision for loan losses is a charge against net interest income taken in order to bring Carlile Bancshares’ allowance for loan losses to a level deemed appropriate by management based on such factors as Carlile Bancshares’ historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the loan portfolio through the loan review process and other relevant factors. Management has adopted a methodology for assessing the adequacy of the allowance. Although no assurance can be given, management of Carlile Bancshares believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio at September 30, 2016.

For the three months ended September 30, 2016, the provision for loan losses was $306 thousand compared with $455 thousand for the same period in 2015. The lower amount of the provision in the three months ended September 30, 2016, was primarily due to improved credit quality of the loan portfolio.

Noninterest Income

The primary source of noninterest income for Carlile Bancshares for the three-month periods ended September 30, 2016 and 2015 were gains on the sale of loans. Other sources of noninterest income include wire transfer fees, safe deposit box rentals and other banking service-related fees. Also included in this category are net gains or losses realized on the sale of investment securities and other real estate.

Total noninterest income for the three months ended September 30, 2016, increased by $559 thousand, or 7.69%, compared with the same period in 2015. The increase is mainly attributable to gain on sale of loans and net gains on sale of ORE. Carlile Bancshares earned $4.2 million in gains from the sale of loans, an increase of $950 thousand, or 29.58%, compared with $3.2 million for the comparable period in 2015. For the three months ended September 30, 2016, Carlile Bancshares earned $167 thousand in net gain on sale of OREO, an increase of $148 thousand, or 779.0%, compared with $19 thousand for the comparable period in 2015.

The following table presents, for the periods indicated, the major categories of noninterest income:

	Three Months Ended September 30, 2016 Compared with 2015
	2016	2015	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Service charges	$1,043	$1,152	$(109)
Gain on sale of loans	4,162	3,212	950
Bank owned life insurance	421	331	90
Net gain on sale of ORE	167	19	148
Other noninterest income	2,032	2,552	(520)

Total noninterest income	$7,825	$7,266	$559

Noninterest Expense

Generally, noninterest expense is composed of all costs associated with operating Carlile Bancshares’ business facilities, obtaining and retaining banking customer relationships and providing bank services. The major component of noninterest expense is employee compensation and benefits. Noninterest expenses also include expenses which Carlile Bancshares incurs in the course of day-to-day operations, such as occupancy expenses, depreciation and amortization of furniture and equipment, professional fees, regulatory fees including FDIC assessments, data processing, advertising and supplies.

Noninterest expense for the three months ended September 30, 2016, increased $705 thousand, or 3.73%, to $19.6 million compared with $18.9 million for the comparable period in 2015. The most significant components of the increase were expenses incurred relating to the affiliate merger of Carlile’s two bank subsidiaries, as well as higher compensation costs due to staffing increases during the first three months of 2016.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	Three Months Ended September 30, 2016 Compared with 2015
	2016	2015	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Salaries and employee benefits	$11,247	$10,800	$447
Net occupancy and equipment expense	2,482	2,538	(56)
Loss on sale of OREO and expenses (OREO and other repossessed assets)	138	132	6
Professional fees	955	860	95
Data processing costs	1,535	1,346	189
Amortization of intangibles	412	471	(59)
Regulatory fees and FDIC assessments	272	363	(91)
Office expenses	389	362	27
Acquisition and merger related	299	28	271
Other noninterest expense	1,878	2,002	(124)

Total noninterest expense	$19,607	$18,902	$705

Income Taxes

For the three months ended September 30, 2016, income tax expense totaled $2.5 million, an increase of $321 thousand, or 14.9%, compared with $2.2 million for the same period in 2015. The increase was primarily attributable to higher net income in the three months ended September 30, 2016. The effective tax rates for the three months ended September 30, 2016 and 2015, were 27.6% and 27.4%, respectively.

For the Nine Months Ended September 30, 2016 and 2015

Overview

At September 30, 2016, Carlile Bancshares had total assets of $2.3 billion, total loans of $1.5 billion, total deposits of $1.9 billion and shareholders’ equity of $382.8 million compared with total assets of $2.3 billion, total loans of $1.4 billion, total deposits of $1.9 billion and shareholders’ equity of $398.3 million at December 31, 2015.

The decrease in shareholders’ equity of $15.5 million or 3.90% from December 31, 2015, to September 30, 2016, was primarily a result of a special dividend paid in February 2016 totaling approximately $35 million. The effects of the dividend on Carlile Bancshares’ common stock were partially mitigated by net income attributable to Carlile Bancshares shareholders of approximately $17.0 million for the nine months ended September 30, 2016.

For the nine months ended September 30, 2016, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $17.0 million or $0.48 and $0.48 per common share, basic and diluted, respectively, and had a return on average assets of 1.0% and a return on average equity of 5.94%. For the same period, net interest income was $61.5 million, noninterest income was $21.4 million and noninterest expense was $57.5 million. For the nine months ended September 30, 2015, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $16.6 million or $0.47 and $0.47 per common share, basic and diluted, respectively, and had a return on average assets of 0.96% and a return on average equity of 5.77%. For the same period, net interest income was $61.7 million, noninterest income was $20.6 million and noninterest expense was $56.9 million. The increase in net income for the nine months ended September 30, 2016, as compared to the same period in 2015 was primarily due to increased gains on sale of loans as well as an improved net interest margin. These improvements were partially offset by costs incurred that related to the affiliate merger of the Carlile’s two bank charters.

Results of Operations

The net income of Carlile Bancshares depends primarily on net interest income, which is the difference between the income earned on Carlile Bancshares’ loans and investments and the interest paid on its deposits and its borrowings. Among the factors affecting net interest income are the type, volume and quality of Carlile Bancshares’ assets, the type and volume of its deposits and the relative sensitivity of its interest-earning assets and its interest-bearing liabilities to changes in market interest rates.

In addition, Carlile Bancshares’ net income is affected by the fees it receives from other banking services, by gains and losses on its investment portfolio, by its required provisions for loan losses and by the level of its operating expenses. All aspects of Carlile Bancshares’ operations are affected by general market, economic and competitive conditions.

Net Interest Income

Net interest income is the primary source of income for Carlile Bancshares and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to Carlile Bancshares’ depositors on interest-bearing accounts. The differential or spread between interest income earned and interest expense incurred is affected both by the local and national economies and by competition from other depository and nondepository financial institutions. Carlile Bancshares closely scrutinizes competitors’ interest rates and attempts to remain competitive in the market while maintaining the highest possible interest spread.

For the nine months ended September 30, 2016, net interest income totaled $61.5 million and Carlile Bancshares posted a net interest margin of 4.23% and a net interest spread of 4.09%. For the nine months ended September 30, 2015, net interest income totaled $61.7 million and Carlile Bancshares posted a net interest margin of 4.15% and a net interest spread of 4.05%.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average assets, liabilities and shareholders’ equity outstanding and the interest earned or paid on such amounts by Carlile Bancshares for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. At September 30, 2016 and 2015, Carlile Bancshares had $13.2 million and $18.4 million, respectively, in loans outstanding for which the interest thereon was exempt from taxation and held $67.5 million and $79.3 million, respectively in tax exempt investment securities. No tax equivalent adjustments were made and all average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended September 30,
	2016			2015
	Average Outstanding Balance(2)	Interest Earned/Paid	Average Yield/Rate(1,3)	Average Outstanding Balance(2)	Interest Earned/Paid	Average Yield/Rate(1,3)
	(Dollars in thousands) (Unaudited)
Assets
Interest-earning assets:
Loans	$1,395,055	$58,717	5.62%	$1,365,702	$58,128	5.69%
Investment Securities	390,362	5,341	1.83	425,058	5,799	1.82
Interest-bearing due from banks	141,233	770	0.73	177,174	604	0.46
Restricted equity securities	12,245	524	5.72	12,415	550	5.92

Total interest-earning assets	1,938,895	$65,352	4.50	1,980,349	$65,081	4.39

Less allowance for loan losses
Non-interest earning assets:
Cash and due from banks	35,847			39,327
Bank premises and equipment, net	64,174			70,843
Goodwill	117,564			117,564
Bank-owned life insurance	49,477			36,087
Other assets	61,336			65,726

Total non-interest earning assets	328,398			329,547

Total Assets	$2,267,293			$2,309,896

Liabilities and Equity
Interest-bearing liabilities:
NOW accounts	$350,520	$562	0.21%	$350,180	472	0.18%
Money market and savings	530,651	1,029	0.26	560,415	856	0.20
Time deposits less than $100,000	126,384	520	0.55	149,889	531	0.47
Time deposits greater than $100,000	207,071	1,105	0.71	227,731	983	0.58
Repurchase agreements	19,736	43	0.29	19,828	38	0.26
Federal Home Loan Bank advances	6,662	34	0.68	—	—	—
Junior subordinated debentures	12,180	556	6.10	11,760	510	5.79

Total interest-bearing liabilities	$1,253,204	$3,849	0.41	$1,319,803	$3,390	0.34
Non-interest bearing liabilities:
Demand deposits	617,348			587,360
Other liabilities	11,376			12,969

Total non-interest bearing liabilities	628,724			600,329

Equity
Shareholders’s equity	383,040			385,381
Noncontrolling interest in consolidated subsidiary	2,325			4,383

Total shareholder’s equity and noncontrolling interest	385,365			389,764

Total Liabilities and Equity	$2,267,293			$2,309,896

Net interest income		$61,503			$61,691

Net interest rate spread			4.09%			4.05%
Net interest margin			4.23			4.15

(1)	Annualized.
(2)	The average outstanding balance on investment securities includes the net unrealized gain (loss) on investment securities.
(3)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to changes attributable to rate.

	Nine Months Ended September 30, 2016 Compared with 2015
	Increase (Decrease) due to
	Volume	Rate	Total
	(Dollars in thousands) (Unaudited)
Interest-earning assets:
Loans, including fees	$1,195	$(606)	$589
Investment securities	(473)	15	(458)
Federal funds sold
Restricted equity securities	—	(26)	(26)
Interest bearing due from banks	(123)	289	166

Total increase (decrease) in interest income	599	(328)	271

Interest-bearing liabilities:
NOW accounts	—	89	89
Money market checking and savings	(50)	224	174
Time deposits less than $100,000	(83)	72	(11)
Time deposits $100,000 or more	(89)	211	122
Repurchase Agreements	—	5	5
FHLB advances	34	—	34
Other borrowings – Junior subordinated debentures	18	28	46

Total increase (decrease) in interest expense	(170)	629	459

Increase (decrease) in net interest income	$769	$(957)	$(188)

Provision for Loan Losses

The provision for loan losses is a charge against net interest income taken in order to bring Carlile Bancshares’ allowance for loan losses to a level deemed appropriate by management based on such factors as Carlile Bancshares’ historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the loan portfolio through the loan review process and other relevant factors. Management has adopted a methodology for assessing the adequacy of the allowance. Although no assurance can be given, management of Carlile Bancshares believes that the allowance for loan losses is adequate to cover probable incurred losses in the loan portfolio at September 30, 2016.

For the nine months ended September 30, 2016, the provision for loan losses was $1.5 million compared with $1.8 million for the same period in 2015. The lower amount of the provision in the nine months ended September 30, 2016 was primarily due to improved credit quality of the loan portfolio.

Noninterest Income

The primary source of noninterest income for Carlile Bancshares for the nine-month periods ended September 30, 2016 and 2015 were gains on the sale of loans and service charges on deposit accounts. Other sources of noninterest income include wire transfer fees, safe deposit box rentals and other banking service-related fees. Also included in this category are net gains or losses realized on the sale of investment securities and other real estate.

Total noninterest income for the nine months ended September 30, 2016, increased by $793,000, or 3.84%, compared with the same period in 2015. The increase is mainly attributable to gain on sale of loans and earnings from bank owned life insurance. Carlile Bancshares earned $10.1 million in gains from the sale of loans, an increase of $1.5 million, or 17.23%, compared with $8.6 million for the comparable period in 2015. For the nine months ended September 30, 2016, Carlile Bancshares earned $3.1 million in service charges on deposit accounts, a decrease of $289,000, or 8.54%, compared with $3.4 million for the comparable period in 2015.

The following table presents, for the periods indicated, the major categories of noninterest income:

	Nine Months Ended September 30, 2016 Compared with 2015
	2016	2015	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Service charges	$3,095	$3,384	$(289)
Gain on sale of loans	10,075	8,594	1,481
Gain on sale of securities	13	0	13
Bank owned life insurance	1,197	978	219
Net gain on sale of ORE	1,102	624	478
Other noninterest income	5,938	7,047	(1,109)

Total noninterest income	$21,420	$20,627	$793

Noninterest Expense

Generally, noninterest expense is composed of all costs associated with operating Carlile Bancshares’ business facilities, obtaining and retaining banking customer relationships and providing bank services. The major component of noninterest expense is employee compensation and benefits. Noninterest expenses also include expenses which Carlile Bancshares incurs in the course of day-to-day operations, such as occupancy expenses, depreciation and amortization of furniture and equipment, professional fees, regulatory fees including FDIC assessments, data processing, advertising and supplies.

Noninterest expense for the nine months ended September 30, 2016, increased $608,000, or 1.07%, to $57.5 million compared with $56.9 million for the comparable period in 2015. The most significant components of the increase were expenses incurred relating to the affiliate merger of Carlile’s two bank subsidiaries, as well as higher compensation costs due to staffing increases during the first nine months of 2016.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	Nine Months Ended September 30, 2016 Compared with 2015
	2016	2015	Increase (Decrease)
	(Dollars in thousands) (Unaudited)

Salaries and employee benefits	$33,075	$32,697	$378
Net occupancy and equipment expense	7,369	7,728	(359)
Loss on sale of OREO and expenses (OREO and other repossessed assets)	561	737	(176)
Professional fees	2,845	2,418	427
Data processing costs	4,287	3,915	372
Amortization of intangibles	1,239	1,414	(175)
Regulatory fees and FDIC assessments	948	1,123	(175)
Office expenses	1,086	1,209	(123)
Acquisition and merger related	550	28	522
Other noninterest expense	5,536	5,619	(83)

Total noninterest expense	$57,496	$56,888	$608

Income Taxes

For the nine months ended September 30, 2016, income tax expense totaled $6.6 million, an increase of $59,000 million, or 0.01%, compared with $6.5 million for the same period in 2015. The increase was primarily attributable to higher net income in the nine months ended September 30, 2016. The effective tax rates for the nine months ended September 30, 2016 and 2015, were 27.58% and 27.63%, respectively.

Financial Condition

Total assets were $2.3 billion at September 30, 2016 and December 31, 2015. Total loans were $1.5 billion and total deposits were $1.9 billion at September 30, 2016, an increase of $140.3 million, or 10.09%, and a decrease of $21.9 million, or 1.15%, respectively, from the corresponding balances at December 31, 2015. Cash and cash equivalents decreased from $250.2 million at December 31, 2015 to $114.9 million at September 30, 2016, as a result of the $319.5 million, or 65.0%, decrease in interest-bearing demand deposits in other banks from $214.6 million at December 31, 2015 to $75.1 million at September 30, 2016 primarily due to higher loan balances while deposits remained relatively flat.

Loan Portfolio

Carlile Bancshares’ primary lending focus is on commercial and industrial, construction and land development and commercial real estate loans to local businesses. Typically, Carlile Bancshares’ customers have financing requirements between $0.5 and $10 million. Carlile Bancshares makes commercial loans primarily to small- and medium-sized businesses and to professionals in its market areas. Carlile Bancshares offers a variety of commercial loan products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. Many of Carlile Bancshares’ commercial loans have floating rates, are for varying terms (generally not exceeding five years), are personally guaranteed by the business owner and are secured by accounts receivable, inventory and/or other business assets. In addition to commercial loans secured solely by non-real estate business assets, Carlile Bancshares makes commercial loans that are secured by owner occupied real estate, as well as other business assets. Carlile Bancshares’ commercial mortgage loans are secured by first liens on real estate, have floating or fixed interest rates and amortize over a 15 to 25-year period.

In underwriting commercial real property loans, consideration is given to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the borrower’s financial condition. Carlile Bancshares also makes loans to finance the construction of residential and, to a lesser extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. Carlile Bancshares conducts periodic inspections, either directly or through an architect or other agent, before approval of periodic draws on these loans. Underwriting guidelines similar to those described above with respect to commercial real property are also used in Carlile Bancshares’ construction lending activities. Carlile Bancshares also originates automobile, boat, home improvement and other loans to consumers, primarily those who have other deposit or loan relationships with Carlile Bancshares.

The following table summarizes Carlile Bancshares’ loan portfolio by type of loan at the dates indicated:

	September 30, 2016 (Unaudited)		December 31, 2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial non real estate	$441,274	28.8%	$336,904	24.2%
Commercial real estate	530,292	34.6	512,145	36.8
Construction, development and land	246,902	16.1	216,908	15.6
Residential real estate	173,346	11.3	179,299	12.9
Agriculture	104,877	6.8	105,020	7.5
Consumer	36,090	2.4	41,778	3.0

Total loans	$1,532,781	100.0%	1,392,054	100.0%

Less deferred fees, net	1,945		1,519

Loans, net of deferred fees	1,530,836		1,390,535
Less allowance for possible credit losses	15,675		14,479

Total loans, net	$1,515,161		$1,376,056

At September 30, 2016, loans net of unearned fees had increased $140.3 million, or 10.1%, to $1.53 billion compared with $1.39 billion at December 31, 2015, primarily as the result of continued organic growth.

The contractual maturity or next repricing dates in each maturity range of Carlile Bancshares’ loan portfolio at September 30, 2016, are summarized in the following table:

	September 30, 2016
	Within One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands) (Unaudited)

Total loans	$963,364	$539,013	$28,459	$1,530,836

Scheduled contractual principal repayments do not reflect the actual maturities of loans. The maturity of loans may be substantially less than their contractual term because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgages are substantially higher than current mortgage loan rates, due to the refinancing of adjustable rate and fixed rate loans at lower rates.

Nonperforming Assets

Carlile Bancshares has several procedures in place to assist in maintaining the overall quality of its loan portfolio. Carlile Bancshares has established underwriting guidelines to be followed by its officers, and, when applicable, will monitor delinquency levels for any negative or adverse trends. Carlile Bancshares’ loan review procedures include approval of lending policies and underwriting guidelines by the Carlile Bancshares board of directors, a semi-annual independent third party loan review, approval of large credit relationships by Carlile Bancshares’ loan committee and loan quality documentation procedures. There can be no assurance, however, that Carlile Bancshares’ loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

The accrual of interest on a loan is discontinued when, in the opinion of management (based upon such criteria as default in payment, asset deterioration, decline in cash flow, recurring operating loss, declining sales, bankruptcy and other financial conditions which could result in default), the borrower’s financial condition is such that the collection of interest is doubtful. Carlile Bancshares has a general policy of placing past due loans on nonaccrual status when such loans are 90 days or more past due or when management expects the loan may be partially uncollectible with regard to principal or interest.

Placing a loan on nonaccrual status has a two-fold impact on net interest income. First, it may cause a charge against earnings for the interest which had been accrued in the current year but not yet collected on the loan. Second, it eliminates future interest income with respect to that particular loan from Carlile Bancshares’ revenues. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status. There were 82 loans totaling $12.5 million on nonaccrual status and considered to be nonperforming at September 30, 2016 compared with 52 such loans totaling $11.9 million at December 31, 2015.

Carlile Bancshares may renegotiate the terms of a loan because of a deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. There were eleven such loans, totaling $12.9 million, which have been classified as troubled debt restructurings, as of September 30, 2016, compared with 13 such loans totaling $2.1 million at December 31, 2015.

The following table presents information regarding nonperforming assets as of the dates indicated (excluding purchase impaired loans of $28.2 million and $34.2 million as of September 30, 2016 and December 31, 2015, respectfully):

	September 30, 2016 (Unaudited)	December 31, 2015
	(Dollars in thousands)
Nonaccrual loans	$12,475	$11,942
Accruing loans 90 or more days past due	1,447	—

Total nonperforming loans	13,922	11,942
Other real estate	7,092	8,862

Total nonperforming assets	$21,014	$20,804

Nonperforming assets to total loans and other real estate	1.39%	1.49%
Nonperforming assets to average earning assets	1.08	1.05

Carlile Bancshares obtains appraisals on loans secured by real estate, as required by applicable regulatory guidelines, and may update such appraisals for loans categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write downs or appropriate additions to the allowance for loan losses. Carlile Bancshares records other real estate at fair value at the time of acquisition, less estimated costs to sell.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Actual credit losses or recoveries are charged or credited directly to the allowance.

Carlile Bancshares has established an allowance for loan losses that it believes is adequate for probable incurred losses in Carlile Bancshares’ loan portfolio. In making its evaluation of the credit risk of the loan portfolio, Carlile Bancshares considers factors such as Carlile Bancshares’ historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the loan portfolio through the loan review process and other relevant factors.

Carlile Bancshares follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Carlile Bancshares maintains an internally classified loan watch list, which, along with a delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. The charge-off of a loan occurs when such loan is deemed uncollectible or the value of the underlying collateral is not sufficient to cover the outstanding debt.

The allowance for loan losses at September 30, 2016, was $15.7 million, which constitutes approximately 1.02% of total loans outstanding at such date. The allowance for possible credit losses at September 30, 2016, represents an increase of $1.2 million, or 8.26%, from the allowance of $14.5 million at December 31, 2015. Although additional losses may occur, management believes the allowance for loan losses at September 30, 2016 to be adequate to absorb probable incurred losses in the loan portfolio at September 30, 2016.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and for the Nine Months Ended September 30, 2016 (Unaudited)	As of and for the Nine Months Ended September 30, 2015 (Unaudited)
	(Dollars in thousands)
Balance, beginning of period	$14,479	$12,780
Provision for possible credit losses	1,546	1,803
Loans charged off	(623)	(409)
Recoveries	273	134

Balance, end of period	$15,675	$14,308

Ratios:
Net charge-offs to average loans(1)	0.03%	0.05%
Net charge-offs to end of period loans(1)	0.02	0.03
Allowance to average loans	1.12	1.05
Allowance to end of period loans	1.02	1.02
Net charge-offs to allowance(1)	2.98	2.56

(1)	Information for the nine-month periods ended September 30, 2016 and 2015 has been annualized.

The following table sets forth the allocation of the allowance for loan losses among various categories of loans at the indicated dates. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any category of loans. All impaired loans have been evaluated for a valuation allowance as of September 30, 2016 and December 31, 2015.

	September 30, 2016 (Unaudited)		December 31, 2015
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial non-real estate	$5,302	33.8%	$5,482	37.9%
Commercial real estate	3,708	23.7	3,878	26.8
Construction, development and land	3,862	24.6	2,624	18.1
Residential real estate	1,318	8.4	1,128	7.8
Agriculture	1,232	7.9	860	5.9
Consumer	253	1.6	507	3.5

Total allowance for loan losses	$15,675	100.0%	$14,479	100.0%

The allocation in the table above is based on the dollar amount of loans in each category rather than an analysis of specific loans. When management is able to identify specific loans or categories of loans where specific amounts of allowance are required, allocations will be assigned to those loans. There can be no assurance, however, that Carlile Bancshares will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at September 30, 2016.

Investment Securities

Carlile Bancshares uses its securities portfolio to provide liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to provide collateral for municipal pledging requirements and to manage asset quality. Securities available for sale totaled $369.2 million at September 30, 2016, compared with $405.7 million at December 31, 2015. Investment securities represented 15.90% of total assets at September 30, 2016, compared with 17.33% at December 31, 2015.

The following tables summarize the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown:

	September 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$80,946	$734	$(5)	$81,675
Mortgage-backed securities	184,413	2,908	(340)	186,981
Municipal securities	93,088	2,164	(34)	95,218

Other securities	5,502		(157)	5,345

Total securities available for sale	$363,949	$5,806	$(536)	$369,219

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$81,652	$139	$(43)	$81,748
Mortgage-backed securities	214,069	506	(2,118)	212,457
Municipal securities	105,127	1,451	(240)	106,338

Other securities	5,418		(239)	5,179

Total securities available for sale	$406,266	$2,096	$(2,640)	$405,722

The following table summarizes the contractual maturity of investment securities based on amortized cost and their weighted average yields at the date indicated:

	September 30, 2016
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$13,019	1.02%	$67,928	1.36%	$—	—%	$—	—%	$80,947	1.31%
Mortgage-backed securities	11	1.96	464	2.20	11,893	1.96	172,045	2.14	184,413	2.13
Municipal securities	11,228	.99	48,009	1.78	21,262	2.5	12,588	2.69	93,087	1.97

Other securities	5,502	1.62							5,502	1.62

Total securities available for sale	$29,760		$116,401		$33,155		$184,633		$363,949	1.90

Interest Rate Sensitivity Management

Interest rate sensitivity refers to the relationship between market interest rates and net interest income resulting from the repricing of certain assets and liabilities. Interest rate risk arises when an earning asset matures or when its rate of interest changes in a time frame different from that of the supporting interest-bearing liability. One way to reduce the risk of significant adverse effects on net interest income of market rate fluctuations is to minimize the difference between rate sensitive assets and liabilities, referred to as gap, by maintaining an interest rate sensitivity position within a particular time frame.

Maintaining an equilibrium between rate sensitive assets and liabilities will reduce some of the risk associated with adverse changes in market rates, but it will not guarantee a stable net interest spread because yields and rates may not change simultaneously and may change by different amounts. These changes in market spreads could materially affect the overall net interest spread even if assets and liabilities were perfectly matched. If more assets than liabilities reprice within a given period, an asset sensitive position or “positive gap” is created (the rate sensitivity ratio is greater than 100%), which means asset rates respond more quickly when interest rates change. During a positive gap, a decline in market rates will have a negative impact on net interest income. Alternatively, where more liabilities than assets reprice in a given period, a liability sensitive position or “negative gap” is created (the rate sensitivity ratio is less than 100%) and a decline in interest rates will have a positive impact on net interest income.

Carlile Bancshares’ asset-liability committee is comprised of executive management and outside directors who meet at least quarterly to review its interest rate risk position. One of the duties of the committee is to review the financial results provided by an internal interest rate risk model. The interest rate risk model includes a shock test of Carlile Bancshares’ balance sheet. This shock test simulates the effects of changes in interest rates on Carlile Bancshares’ earnings, balance sheet and equity capital. The interest rate risk model provides valuable information that is useful in managing Carlile Bancshares’ interest rate risk.

The following table presents an analysis of Carlile Bancshares’ interest rate sensitivity position as of the date indicated:

	September 30, 2016
	0-90 days	91-365 days	After 1 year	Total
	(Dollars in thousands) (Unaudited)
Interest-earning assets:
Loans (excluding nonaccruals)	$737,486	$225,878	$554,997	$1,518,361
Investment securities	30,021	66,144	273,054	369,219
Other earning assets	88,628	—	—	88,628

Total interest-earning assets	856,135	292,022	828,051	1,976,208
Interest-bearing liabilities:
Certificates of deposit	102,496	160,360	60,484	323,340
Other interest-bearing liabilities	917,686	—	12,342	930,028
Repurchase agreements	20,572	—	—	20,572

Total interest-bearing liabilities	1,040,754	160,360	72,826	1,273,940

Period gap

Cumulative interest rate gap	$(184,619)	$(52,957)	$702,268

Cumulative rate sensitivity ratio	(21.6)%	(4.6)%	35.5%

Certain shortcomings are inherent in the method of analysis presented in the table above. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. More importantly, changes in interest rates, prepayments and early withdrawal levels may deviate significantly from those assumed in the calculations in the table.

Carlile Bancshares faces the risk that interest rates may fall and borrowers might repay their loans sooner than the contractual maturity, forcing Carlile Bancshares to reinvest in a potentially lower yielding asset. This prepayment would have the effect of lowering the overall portfolio yield, which may result in lower net interest income. Carlile Bancshares has assumed that these loans will prepay, if the borrower has sufficient incentive to do so, using prepayment tables provided by third party consultants. In addition, some of Carlile Bancshares’ assets, such as mortgage-backed securities, are held at a premium, and if these assets prepaid, Carlile Bancshares would have to write down the premium, which would temporarily reduce the yield.

A portion of the securities available for sale have contractual maturity dates through the year 2024, bear fixed rates of interest and are collateralized by residential mortgages. Repayment of principal on these bonds is primarily dependent upon the cash flows from payments made on the underlying mortgage collateral to the bond issuer. Reduced prepayments extend Carlile Bancshares’ original anticipated holding period, which increases interest rate risk overtime, should market rates increase.

Deposits

Carlile Bancshares relies primarily on its deposit base to fund its lending and investment activities. Carlile Bancshares follows a policy of paying interest rates on interest-bearing accounts that are competitive with other commercial banks in its market area.

Total deposits were $1.9 billion at September 30, 2016, compared with $1.9 billion at December 31, 2015, a decrease of $21.9 million, or 1.15%. At September 30, 2016, demand, NOW, money market and savings deposits accounted for approximately 84.2% of total deposits, while certificates of deposit made up 17.3% of total deposits. Noninterest-bearing demand deposits totaled $652.3 million, or 34.84%, of total deposits at September 30, 2016, compared with $638.1 million, or 33.69%, of total deposits at December 31, 2015, an increase of $14.2 million, or 2.22%. The slight decrease in total deposits from December 31, 2015 was primarily the result of branch eliminations. The deposit mix continues to improve due to strategic deposit pricing. The average cost of deposits, including noninterest-bearing demand deposits, was 0.23% for the nine months ended September 30, 2016, compared with 0.20% for the year ended December 31, 2015.

The following table presents for the periods indicated the average balances and weighted average rates paid on total deposits:

	Nine Months Ended September 30, 2016 (Unaudited)		Nine Months Ended September 30, 2015 (Unaudited)
	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits	$617,348	0.00%	$587,360	0.00%
Interest-bearing demand deposits	881,171	0.24	910,595	0.19
Time deposits less than $100,000	126,384	0.55	149,889	0.47
Time deposits $100,000 or more	207,071	0.71	227,731	0.58

Total deposits	$1,831,974	0.23%	$1,875,575	0.20%

The following table sets forth the amount of Carlile Bancshares’ certificates of deposit that are $100,000 or greater by the time remaining until maturity as of the date indicated:

As of September 30, 2016
(Dollars in thousands) (Unaudited)
Remaining maturity:
3 months or less	$46,522
Over 3 through 6 months	49,705
Over 6 through 9 months	35,684
Over 9 through 12 months	34,305
Over 12 months	36,922

Total	$203,138

Time deposits of $100,000 or more are generally solicited from markets served by Carlile Bancshares. Carlile Bancshares had $14.7 million in brokered deposits as of September 30, 2016, representing 0.79% of total deposits at such date. Time deposits are a significant source of funds. The amount of deposits in certificates of deposit (“CDs”) including IRA and public funds in amounts of $100,000 or more was $19.8 million as of September 30, 2016, representing 1.06% of total deposits as of that date.

Carlile Bancshares’ CD rates are competitive with area financial institutions. However, the rates paid on CDs in amounts of $100,000 or more normally exceed the rates paid by Carlile Bancshares on smaller retail deposits. Because CDs in amounts of $100,000 or more normally command higher rates than smaller retail deposits in the marketplace, such CDs are subject to being moved to other financial institutions if a higher rate can be obtained by the depositor. Thus, CDs in amounts of $100,000 or more may be considered less stable than other deposits. However, because a large portion of Carlile Bancshares’ CDs in amounts of $100,000 or more are owned by customers who have a full banking relationship with Carlile Bancshares and they have historically renewed their CDs at maturity, management does not consider these CDs to be as volatile as those owned by customers who do not maintain full banking relationships. Interest expense on CDs in amounts of $100,000 or more was $1.1 million for the nine months ended September 30, 2016, compared with $983 thousand for the nine months ended September 30, 2015.

Liquidity

Carlile Bancshares’ asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain operations. Carlile Bancshares accomplishes this through management of the maturities of its interest-earning assets and interest-bearing liabilities. To the extent practicable, Carlile Bancshares attempts to match the maturities of its rate sensitive assets and liabilities. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar “gap” data. Carlile Bancshares believes its present position to be adequate to meet its current and future liquidity needs.

The liquidity of Carlile Bancshares is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, Federal Reserve Banks, the Federal Home Loan Bank of Dallas, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Carlile Bancshares’ management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan and lease portfolios and deposits.

In addition to the liquidity provided by the foregoing, Carlile Bancshares has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. Carlile Bancshares has established lines of credit totaling $20.0 million with various correspondent financial institutions, which are renewable annually and are unsecured.

In the ordinary course of its operations, Carlile Bancshares maintains correspondent bank accounts and interest-bearing deposits with various financial institutions, which aggregated approximately $98.1 million as of September 30, 2016. The largest of these interest-bearing deposit accounts is with Federal Reserve Banks. Each of the correspondent accounts is a demand account or money market account and Carlile Bancshares receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing of checks, sales and purchases of participations in loans and sales and purchases of federal funds.

Off-Balance Sheet Risk

Carlile Bancshares is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of those instruments reflect the extent of the involvement Carlile Bancshares has in particular classes of financial instruments. Carlile Bancshares’ exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Carlile Bancshares uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

The following is a summary, as of the date indicated, of the various financial instruments whose contract amounts represent credit risk. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

September 30, 2016
(Dollars in thousands) (Unaudited)
Commitments to extend credit	$286,746
Standby letters of credit	$4,536

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Carlile Bancshares evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by Carlile Bancshares upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by Carlile Bancshares to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

Borrowings

Carlile Bancshares had $20.0 million in unsecured lines of credit with correspondent financial institutions as of September 30, 2016. Carlile Bancshares had no borrowings on these lines of credit during the nine months ending September 30, 2016.

Carlile Bancshares had total available borrowings through the FHLB, secured by investment securities and a blanket lien on certain real estate and commercial loans, of approximately $392.9 million and approximately $21.3 million in FHLB advances outstanding as of September 30, 2016.

Capital Resources

Shareholders’ equity for Carlile Bancshares was $382.8 million as of September 30, 2016, compared with $398.3 million at December 31, 2015, a decrease of $15.5 million, or 3.89%. The decrease was primarily a result of a special dividend paid on Carlile Bancshares common stock in February 2016 totaling approximately $35 million. The effects of the dividend were partially mitigated by net income attributable to Carlile Bancshares shareholders of approximately $17.0 million for the nine months ended September 30, 2016.

Carlile Bancshares is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of the bank subsidiaries’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiaries’ capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for Carlile Bancshares on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Beginning in January 2016, the implementation of the capital conservation buffer was effective for Carlile Bancshares starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on Carlile Bancshares’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes that as of September 30, 2016, Carlile Bancshares and each of its bank subsidiaries meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2016 and December 31, 2015, the most recent notifications from each respective bank subsidiary’s primary regulator categorized each of Carlile Bancshares’s bank subsidiaries as well-capitalized. Management believes that no conditions or events have occurred since the notification that resulted in a change of the institutions’ categories.

Actual and required capital amounts (in thousands) and ratios are presented in the table below:

	September 30, 2016
	Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions				Actual Ratio
	Amount	Ratio	Amount		Ratio		Amount	Ratio
	(Dollars in thousands) (Unaudited)
Carlile Bancshares, Inc.
Total risk based capital (to risk-weighted assets)	$142,205	8.00%	$	N/A	$	N/A	$279,049	15.70%
Tier 1 capital (to risk-weighted assets)	106,654	6.00		N/A		N/A	263,374	14.82
Leverage (Tier 1 capital to average assets)	86,410	4.00		N/A		N/A	263,374	12.19

Northstar Bank Texas
Total risk based capital (to risk-weighted assets)	$100,828	8.00%		$126,034		10.00%	$163,491	12.97%
Tier 1 capital (to risk-weighted assets)	75,621	6.00		100,828		8.00	153,546	12.18
Leverage (Tier 1 capital to average assets)	62,369	4.00		77,961		5.00	153,546	9.85

Northstar Bank Colorado
Total risk based capital (to risk-weighted assets)	$39,941	8.00%		$49,926		10.00%	$68,579	13.74%
Tier 1 capital (to risk-weighted assets)	25,946	6.00		39,941		8.00	62,952	12.61
Leverage (Tier 1 capital to average assets)	23,203	4.00		29,004		5.00	62,952	10.85

Northstar Bank Colorado merged with and into Northstar Bank Texas on October 7, 2016. Carlile Bancshares has not received any notification from its or Northstar Bank’s primary regulator as to such regulators’ assessment of the classification of the capitalization of such combined bank.

For the Years Ended December 31, 2015 and 2014

Overview

At December 31, 2015, Carlile Bancshares had total assets of $2.3 billion, total loans of $1.4 billion, total deposits of $1.9 billion and shareholders’ equity of $398.3 million compared to total assets of $2.4 billion, total loans of $1.4 billion, total deposits of $2.0 billion and shareholders’ equity of $376.1 million at December 31, 2014.

The increase in shareholders’ equity of $22.2 million or 5.90% from December 31, 2014, to December 31, 2015, was primarily due to the net income attributable to Carlile Bancshares shareholders of approximately $21.7 million during the year ended December 31, 2015.

For the year ended December 31, 2015, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $21.7 million, or $0.62 and $0.62 per common share, basic and diluted, respectively, and had a return on average assets of 0.94% and a return on average equity of 5.54%. For the year ended December 31, 2014, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $13.2 million or $0.43 and $0.43 per common share, basic and diluted, respectively, and had a return on average assets of 0.69% and a return on average equity of 4.08%.

Results of Operations

Net Interest Income

For the year ended December 31, 2015, net interest income totaled $81.7 million and Carlile Bancshares posted a net interest margin of 4.11% and a net interest spread of 3.99%. For the year ended December 31, 2014, net interest income totaled $76.0 million and Carlile Bancshares posted a net interest margin of 4.74% and a net interest spread of 4.63%. Net interest income increased $5.7 million for the year ended December 31, 2015, compared with the year ended December 31, 2014, primarily as a result of an increase in volume of interest-earning assets as well as a decrease in the cost of funds. The increase in volume was partially offset by a decrease in yields on all earning asset types and an increase in interest-bearing liability volumes.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average assets, liabilities and shareholders’ equity outstanding and the interest earned or paid on such amounts by Carlile Bancshares for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-

earning assets for the same periods. At December 31, 2015 and 2014, Carlile Bancshares had $19.2 million and $18.9 million, respectively, in loans outstanding for which the interest thereon was exempt from taxation and held $78.4 million and $91.3 million, respectively, in tax exempt investment securities. No tax-equivalent adjustments were made and all average balances are yearly average balances. Year-end balances of tax exempt investment securities are reflected in the investment securities tables on page M-21 below.

	Year Ended December 31,
	2015			2014
	Average Outstanding Balance(1)	Interest Earned/Paid	Average Yield/Rate(2)	Average Outstanding Balance(1)	Interest Earned/Paid	Average Yield/Rate(2)
	(Dollars in thousands) (Unaudited)
Assets
Interest-earning assets:
Loans	$1,363,045	$76,985	5.65%	$1,132,342	$73,657	6.50%
Investment Securities	420,651	7,674	1.82	290,961	5,949	2.04
Interest-bearing due from banks	192,178	861	0.45	172,235	815	0.47
Restricted equity securities	12,536	735	5.86	9,460	568	6.00

Total interest-earning assets	1,988,410	$86,255	4.34	1,604,998	$80,989	5.05

Less allowance for loan losses
Non-interest earning assets:
Cash and due from banks	37,100			35,359
Bank premises and equipment, net	69,280			64,443
Goodwill	117,564			94,960
Bank-owned life insurance	40,835			39,776
Other assets	62,549			76,281

Total non-interest earning assets	327,328			310,819

Total Assets	$2,315,738			$1,915,817

Liabilities and Equity
Interest-bearing liabilities:
NOW accounts	$351,394	$644	0.18%	$297,762	$696	0.23%
Money market and savings	559,912	1,142	0.20	448,882	1,099	0.24
Time deposits less than $100,000	146,466	703	0.48	148,273	778	0.52
Time deposits greater than $100,000	223,961	1,310	0.58	251,579	1,434	0.57
Repurchase agreements	20,051	52	0.26	12,098	26	0.21
Contingent Notes Payable	—			6,899	314	4.55
Junior subordinated debentures	11,815	687	5.81	11,414	599	5.25

Total interest-bearing liabilities	$1,313,599	$4,538	0.35	$1,176,907	$4,947	0.42
Non-interest bearing liabilities:
Demand deposits	594,246			400,181
Other liabilities	12,487			11,185

Total non-interest bearing liabilities	606,733			411,366

Equity
Shareholders’s equity	390,931			323,560
Noncontrolling interest in consolidated subsidiary	4,475			3,984

Total shareholder’s equity and noncontrolling interest	395,406			327,544

Total Liabilities and Equity	$2,315,738			$1,915,817

Net interest income		$81,717			$76,042

Net interest rate spread			3.99%			4.63%
Net interest margin			4.11			4.74

(1)	The average outstanding balance on investment securities includes the net unrealized gain on investment securities.
(2)	The net interest margin is equal to net interest income divided by average interest-earning assets.

The following tables compare the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of these tables, changes attributable to both rate and volume which cannot be segregated have been allocated to changes attributable to rate.

	Year Ended December 31, 2015 Compared with 2015
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands) (unaudited)
Interest-earning assets:
Loans	$14,861	$(11,533)	$3,328
Investment securities	2,652	(926)	1,726
Interest-bearing due from banks	94	(49)	45
Restricted equity securities	185	(18)	167

Total increase (decrease) in interest income	17,792	(12,526)	5,266

Interest-bearing liabilities:
NOW accounts	125	(178)	(53)
Money market and savings	238	(195)	43
Time deposits less than $100,000	(9)	(66)	(75)
Time deposits greater than $100,000	(157)	34	(123)
Repurchase agreements	17	9	26
Contingent note payable	(314)	—	(314)
Junior subordinated debentures	21	66	87

Total increase (decrease) in interest expense	(79)	(330)	(409)

Increase (decrease) in net interest income	$17,871	$(12,196)	$5,675

Provision for Loan Losses

The provision for loan losses is a charge against net interest income taken in order to bring Carlile Bancshares’ allowance for loan losses to a level deemed appropriate by management based on such factors as Carlile Bancshares’ historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the loan portfolio through the loan review process and other relevant factors. Management has adopted a methodology for assessing the adequacy of the allowance. Although no assurance can be given, management believes that the allowance for loan losses was adequate to cover probable incurred losses in the loan portfolio at December 31, 2015.

For the year ended December 31, 2016, the provision for loan losses was $2.2 million compared with $4.2 million for the same period in 2015. The decrease in the provision was primarily due to improving credit quality of the loan portfolio as well as improved economic conditions.

Noninterest Income

Total noninterest income for the year ended December 31, 2015 increased by $1.2 million, or 4.9%, compared with the year ended December 31, 2014. The increase was mainly attributable to an increase in gains on sales of loans.

The following tables present, for the periods indicated, the major categories of noninterest income:

	Year Ended December 31, 2015 Compared with 2014
	2015	2014	Increase (Decrease)
	(Dollars in thousands) (Unaudited)

Service charges on deposit accounts	$4,487	$4,024	$463
Gain on loans sold	10,956	8,496	2,460
Gain on sale of securities	17	60	(43)
Bank owned life insurance	1,334	1,411	(77)
Net gain (loss) on sale of ORE	128	985	(857)
Other noninterest income	8,947	9,681	(734)

Total noninterest income	$25,869	$24,657	$1,212

Noninterest Expense

Noninterest expense for the year ended December 31, 2015 decreased $1.4 million, or 1.80%, to $75.1 million compared with noninterest expense of $76.5 million for the year ended December 31, 2014. The most significant components of the decrease were reduced acquisition and merger related costs as a result of Carlile Bancshares not making an acquisitions in the year ended December 31, 2015 while it made an acquisition in the year ended December 31, 2014.

The following tables present for the periods indicated, the major categories of noninterest expense:

	Year Ended December 31, 2015 Compared with 2014
	2015	2014	Increase (Decrease)
	(Dollars in thousands) (Unaudited)

Salaries and employee benefits	$42,940	$43,312	$(372)
Occupancy and equipment	10,178	9,318	860
Net costs attributable to other real estate and other repossessed assets	984	1,798	(814)
Professional fees	3,443	3,219	224
Data processing costs	5,282	3,818	1,464
Regulatory fees and FDIC assessments	1,467	1,658	(191)
Office expenses	1,553	1,367	186
Amortization of intangibles	1,885	1,578	307
Acquisition and merger related	66	2,065	(1,999)
Other noninterest expense	7,286	8,326	(1,040)

Total noninterest expense	$75,084	$76,459	$(1,375)

Income Taxes

For the year ended December 31, 2015, income tax expense was $8.0 million compared with $6.1 million for the year ended December 31, 2014. The changes were directly attributable to increases in net income. The effective tax rate for financial reporting for the years ended December 31, 2015 and 2014 was 26.41% and 30.64%, respectively. The effective income tax rates differed from the U.S. statutory rate of 35% during the comparable periods primarily due to tax exempt interest income on investment securities and income on bank owned life insurance.

Financial Condition

At December 31, 2015, total assets were $2.3 billion, a decrease of $48.5 million, or 2.03%, from total assets of $2.4 billion at December 31, 2014. Total loans were $1.4 billion and total deposits were $1.9 billion at December 31, 2015, a decrease of $53.3 million, or 3.69%, and $70.9 million, or 3.61%, respectively, from the corresponding balances at December 31, 2014. Cash and cash equivalents were $250.2 million at December 31, 2015, an increase of $54.9 million from December 31, 2014, which increase was primarily due to the decline in loan balances.

Loan Portfolio

The following table summarizes Carlile Bancshares’ gross loan portfolio before unearned fees by type of loan at the dates indicated:

	December 31, 2015		December 31, 2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial non real estate	$336,904	24.2%	$381,639	26.4%
Commercial real estate	512,145	36.8	550,276	38.1
Construction, Development and Land	216,908	15.6	200,464	13.9
Residential real estate	179,299	12.9	162,265	11.2
Agriculture	105,020	7.5	93,682	6.5
Consumer	41,778	3.0	56,893	3.9

Total loans	$1,392,054	100.0%	$1,445,219	100.0%

Less deferred fees, net	1,519		1,350

Loans, net of deferred fees	1,390,535		1,443,869
Less allowance for loan losses	14,479		12,780

Total loans, net	$1,376,056		$1,431,089

At December 31, 2015, loans net of unearned fees had decreased $53.3 million, or 3.7%, to $1.4 billion compared with $1.4 billion at December 31, 2014. Loans decreased from period to period primarily due to a slowdown in loan demand, as well as the exit of problem credits.

The contractual maturity or next repricing dates in each maturity range of Carlile Bancshares’ loan portfolio at December 31, 2015, are summarized in the following table:

	December 31, 2015
	Within One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands)

Total loans	$770,158	$562,947	$57,430	$1,390,535

See “– For the Nine Months Ended September 30, 2016 and 2015 – Financial Condition – Loan Portfolio” above for additional information regarding the contractual maturity or repricing ranges of Carlile Bancshares’ loan portfolio.

Nonperforming Assets

Carlile Bancshares had $11.9 million loans on nonaccrual status at December 31, 2015. Carlile Bancshares had $7.7 million in loans on nonaccrual status at December 31, 2014. See “– For the Nine Months Ended September 30, 2016 and 2015 – Financial Condition – Nonperforming Assets” for additional information regarding nonperforming assets.

Carlile Bancshares may renegotiate the terms of a loan because of a deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. Carlile Bancshares had restructured loans due to deterioration of the borrower’s financial condition of $2.2 million and $5.5 million for the years ended December 31, 2015 and 2014, respectively.

Allowance for Loan Losses

The allowance for loan losses at December 31, 2015, was $14.5 million, which was 1.04% of total loans outstanding, net of unearned fee income, at such date. The allowance for loan losses at December 31, 2015, represented an increase of $1.7 million, or 13.29%, from the allowance of $12.8 million at December 31, 2014, which increase resulted from Carlile Bancshares’ evaluation of the overall credit quality of its loan portfolio as well as updates to the qualitative factors included in the allowance for loan loss model in the year ended December 31, 2015.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and for the Year Ended December 31, 2015	As of and for the Year Ended December 31, 2014
	(Dollars in thousands)
Balance, beginning of period	$12,780	$10,110
Provision for possible credit losses	2,218	4,222
Loans charged off	(707)	(2,415)
Recoveries	188	863

Balance, end of period	$14,479	$12,780

Ratios:
Net charge-offs to average loans	0.04%	0.14%
Net charge-offs to end of period loans	0.04%	0.11%
Allowance to average loans	1.06%	1.13%
Allowance to end of period loans	1.04%	0.89%
Net charge-offs to allowance	3.58%	12.15%

The following table sets forth the allocation of the allowance for loan losses among various categories of loans at the indicated dates. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any category of loans.

	December 31, 2015		December 31, 2014
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Commercial non real estate	$5,482	37.9%	$3,069	24.0%
Commercial real estate	3,878	26.8	3,202	25.1
Construction, development and land	2,624	18.1	3,325	26.0
Residential real estate	1,128	7.8	1,438	11.2
Agriculture	860	5.9	461	3.6
Consumer	507	3.5	1,285	10.1

Total allowance for possible credit losses	$14,479	100.0%	$12,780	100.0%

There can be no assurance that Carlile Bancshares will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 2015.

Investment Securities

Carlile Bancshares uses its securities portfolio to provide liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to provide collateral for municipal pledging requirements and to manage asset quality. Securities available for sale totaled $405.7 million and $428.5 million at December 31, 2015 and 2014, respectively.

The following tables summarize the amortized cost of securities classified as available for sale and held to maturity and their approximate fair values as of the dates shown:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$81,652	$139	$(43)	$81,748
Mortgage-backed securities	214,069	506	(2,118)	212,457
Municipal securities	105,127	1,451	(240)	106,338

Other securities	5,418		(239)	5,179

Total securities available for sale	$406,266	$2,096	$(2,640)	$405,722

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$64,649	$18	$(75)	$64,592
Mortgage-backed securities	239,442	1,167	(1,867)	238,742
Municipal securities	119,583	1,019	(523)	120,079

Other securities	5,309		(210)	5,099

Total securities available for sale	$428,983	$2,204	$(2,675)	$428,512

The following table summarizes the contractual maturity of investment securities based on amortized cost and their weighted average yields as of the date indicated:

	December 31, 2015
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years			After Ten Years			Total
	Amount	Yield	Amount	Yield	Amount	Yield		Amount	Yield		Amount	Yield
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$3,769	.68%	77,884	1.39%			%			%	81,653	1.36%
Mortgage-backed securities			413	1.66	16,723	1.84		196,933	2.16		214,069	2.13
Municipal securities	12,267	.75	45,447	1.46	30,380	2.44		17,032	2.64		105,126	1.85

Other Securities	5,418	2.00									5,418	2.00

Total securities available for sale	$21,454	1.05	$123,744	1.42	$47,103	2.23		$213,965	2.19		$406,266	1.90

Deposits

Total deposits were $1.9 billion at December 31, 2015, compared with $2.0 billion at December 31, 2014, a decrease of $70.9 million, or 3.61%. Such decrease in deposits as of December 31, 2015 resulted from the exit of high cost deposits caused by Carlile Bancshares’ continued repricing of acquired high costs deposits. At December 31, 2015, demand, NOW, money market and savings deposits accounted for approximately 81.86% of total deposits, while certificates of deposit (including IRAs) made up 18.14% of total deposits. Noninterest-bearing demand deposits totaled $638.1 million, or 33.69%, of total deposits at December 31, 2015 compared with $615.9 million, or 31.35%, of total deposits at December 31, 2014, an increase of $22.2 million or 3.60%. The average cost of deposits, including noninterest-bearing demand deposits, was 0.20% for the year ended December 31, 2015, compared with 0.26% for the year ending December 31, 2014. Such decrease in the cost of deposits in the year ended December 31, 2015 compared with the prior year also resulted from the exit of high cost deposits caused by Carlile Bancshares’ continued repricing of acquired high costs deposits.

The following table presents for the periods indicated the average balances and weighted average rates paid on total deposits:

	Year Ended December 31,
	2015		2014
	Average Outstanding Balance	Average Yield/Rate	Average Outstanding Balance	Average Yield/Rate
	(dollars in thousands) (unaudited)
Demand deposits	$594,246	0.00%	$400,181	0.00%
Interest-bearing demand deposits	911,306	0.20	746,644	0.24
Time deposits less than $100,000	146,466	0.48	148,273	0.52
Time deposits greater than $100,000	223,961	0.58	251,579	0.57

Total deposits	$1,875,979	0.20%	$1,546,677	0.26%

The following table sets forth the amount of Carlile Bancshares’ certificates of deposit that are $100,000 or greater by the time remaining until maturity as of the date indicated:

As of December 31, 2015
(Dollars in thousands)
Remaining maturity:
3 months or less	$51,259
Over 3 through 6 months	43,872
Over 6 through 9 months	38,623
Over 9 through 12 months	32,509
Over 12 months	43,327

Total	$209,590

Time deposits of $100,000 or more are generally solicited from markets served by Carlile Bancshares. The aggregate amount of time deposits in amounts of $100,000 or more at December 31, 2015 and 2014, was approximately $209.6 million and $245.1 million, respectively. The decrease in time deposits from period to period was primarily due to fewer long term time deposits as a result of lower interest rates. Carlile Bancshares had $18.3 million in brokered deposits as of December 31, 2015, representing 0.97% of total deposits as of such date. Time deposits are a significant source of funds. The amount of deposits in CDs including IRA and public funds in amounts of $100,000 or more was 1.04% and 1.1% of total deposits as of December 31, 2015 and 2014, respectively.

Interest expense on time deposits in amounts of $100,000 or more was $1.3 million and $1.4 million for the years ended December 31, 2015 and 2014, respectively. The decrease in interest expense for the year ended December 31, 2015, compared with 2014 was primarily the result of a persistently low interest rate environment.

Liquidity

In the ordinary course of its operations, Carlile Bancshares maintains correspondent bank accounts with various banks, which accounts aggregated approximately $229 million and $170 million as of December 31, 2015 and 2014, respectively. The largest of these accounts was with Federal Reserve Banks. As of December 31, 2015, the balance in this account was approximately $94 million. Each of the correspondent accounts is a demand account or money market account and Carlile Bancshares receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing of checks, sales and purchases of participations in loans and sales and purchases of federal funds.

Carlile Bancshares maintains correspondent relationship with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. Carlile Bancshares also had an established line of credit in the amount of $20 million and $15 million with a correspondent financial institution during the year ended December 31, 2015 and the year ended December 31, 2014, respectively. No amounts were outstanding under those lines of credit at December 31, 2015 and 2014.

Off-Balance Sheet Risk

The following is a summary, at December 31, 2015, of the various financial instruments whose contract amounts represent credit risk. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

December 31, 2015
(Dollars in thousands)
Commitments to extend credit	$251,965
Standby letters of credit	$3,188

Borrowings

Carlile Bancshares had total available borrowings through the FHLB and FRB, secured by investment securities and a blanket lien on certain real estate and commercial loans, of approximately $641 million and $742 million and approximately $0 million and $0 million in FHLB advances outstanding at December 31, 2015 and 2014, respectively. Carlile Bancshares had no borrowings on its lines of credit with correspondent banks outstanding at December 31, 2015 or 2014.

Capital Resources

Shareholders’ equity of Carlile Bancshares was $398.3 million at December 31, 2015, and $376.1 million at December 31, 2014, an increase of $22.2 million, or 5.9%, due primarily to the net income attributable to Carlile Bancshares shareholders of approximately $21.7 million for the year ended December 31, 2015.

Carlile Bancshares is subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of the bank subsidiaries’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The subsidiaries’ capital amounts and classification are also subject to qualitative judgments by the regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for Carlile Bancshares on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Beginning in January 2016, the implementation of the capital conservation buffer was effective for Carlile Bancshares starting at the 0.625% level and increasing 0.625% each year thereafter, until it reaches 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and requires increased capital levels for the purpose of capital distributions and other payments. Failure to meet the full amount of the buffer will result in restrictions on Carlile Bancshares’s ability to make capital distributions, including dividend payments and stock repurchases, and to pay discretionary bonuses to executive officers. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes that as of December 31, 2015, Carlile Bancshares and each of its bank subsidiaries meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2015 and 2014, the most recent notification from each respective bank subsidiary’s primary regulator categorized each of Carlile Bancshares’s bank subsidiaries as well-capitalized. Management believes that no conditions or events have occurred since the notification that resulted in a change of the institutions’ categories.

Actual and required capital amounts (in thousands) and ratios are presented in the table below:

	December 31, 2015
	Minimum Required for Capital Adequacy Purposes		To be Categorized as Well Capitalized Under Prompt Corrective Action Provisions				Actual Ratio
	Amount	Ratio	Amount		Ratio		Amount	Ratio
	(Dollars in thousands) (Unaudited)
Carlile Bancshares, Inc.
Total risk based capital (to risk-weighted assets)	$131,478	8.00%	$	N/A	$	N/A	$301.685	18.36%
Tier 1 capital (to risk-weighted assets)	98,609	6.00		N/A		N/A	287,206	17.48
Leverage (Tier 1 capital to average assets)	87,301	4.00		N/A		N/A	287,206	13.16

Northstar Bank Texas
Total risk based capital (to risk-weighted assets)	$89,706	8.00%		$112,133		10.00%	$161,441	14.40%
Tier 1 capital (to risk-weighted assets)	67,280	6.00		89,706		8.00	152,335	13.59
Leverage (Tier 1 capital to average assets)	64,425	4.00		80,531		5.00	152,335	9.46

Northstar Bank Colorado
Total risk based capital (to risk-weighted assets)	$40,392	8.00%		$50,491		10.00%	$65,425	12.96%
Tier 1 capital (to risk-weighted assets)	30,294	6.00		40,362		8.00	60,324	11.95
Leverage (Tier 1 capital to average assets)	23,438	4.00		29,297		5.00	60,324	10.30

For the Years Ended December 31, 2014 and 2013

Results of Operations

Overview

At December 31, 2014, Carlile Bancshares had total assets of $2.4 billion, total loans of $1.4 billion, total deposits of $2.0 billion and shareholders’ equity of $376.1 million compared to total assets of $1.8 billion, total loans of $1.0 billion, total deposits of $1.5 billion and shareholders’ equity of $270.1 million at December 31, 2013.

The increase in shareholders’ equity of $105.8 million or 38.5 % from December 31, 2013, to December 31, 2014, was primarily due to the issuance of $78.1 million of Carlile Bancshares’ common stock in July, 2014, and the net income attributable to Carlile Bancshares shareholders of approximately $13.2 million during the year ended December 31, 2014.

For the year ended December 31, 2014, Carlile Bancshares posted net income attributable to Carlile Bancshares shareholders of $13.2 million, or $0.43 and $0.43 per common share attributable to Carlile Bancshares’ shareholders, basic and diluted, respectively, and had a return on average assets of 0.69% and a return on average equity of 4.08%. For the year ended December 31, 2013, Carlile Bancshares had posted net income attributable to Carlile Bancshares shareholders of $5.168 million or $0.20 and $0.20 per common share attributable to Carlile Bancshares’ shareholders, basic and diluted, respectively, and had a return on average assets of 0.28% and a return on average equity of 1.92%.

Results of Operations

Net Interest Income

For the year ended December 31, 2014, net interest income totaled $76.0 million and Carlile Bancshares posted a net interest margin of 4.74% and a net interest spread of 4.63%. For the year ended December 31, 2013, net interest income totaled $69.1 million and Carlile Bancshares posted a net interest margin of 4.46% and a net interest spread of 4.35%. Net interest income increased $7.0 million for the year ended December 31, 2014, compared with the year ended December 31, 2013, primarily as a result of an increase in the aggregate amount of interest-earning assets resulting from the acquisition of Community Bankers, Inc. on August 12, 2014, as well as a decrease in the cost of funds.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average assets, liabilities and shareholders’ equity outstanding and the interest earned or paid on such amounts by Carlile Bancshares for such periods. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. At December 31, 2014 and 2013, Carlile Bancshares had $18.9 million and $6.7 million, respectively, in loans outstanding for which the interest thereon was exempt from taxation and held $91.3 million and $30.7 million, respectively, in tax exempt investment securities. No tax-equivalent adjustments were made and all average balances are yearly average balances. Year-end balances of tax exempt investment securities are reflected in the investment securities tables on page M-33 below.

	Year Ended December 31,
	2014			2013
	Average Outstanding Balance(1)	Interest Earned/Paid	Average Yield/Rate(2)	Average Outstanding Balance(1)	Interest Earned/Paid	Average Yield/Rate(2)
	(Dollars in thousands) (Unaudited)
Assets
Interest-earning assets:
Loans	$1,132,342	$73,657	6.50%	$985,732	$70,138	7.12%
Investment Securities	290,961	5,949	2.04	231,049	3,354	1.45
Interest-bearing due from banks	172,235	815	0.47	323,540	1,259	0.39
Restricted equity securities	9,460	568	6.00	8,836	503	5.69

Total interest-earning assets	1,604,998	$80,989	5.05	1,549,157	$75,254	4.86

Less allowance for loan losses
Non-interest earning assets:
Cash and due from banks	35,359			32,144
Bank premises and equipment, net	64,443			55,592
Goodwill	94,960			72,283
Bank-owned life insurance	39,776			18,275
Other assets	76,281			88,008

Total non-interest earning assets	310,819			266,302

Total Assets	$1,915,817			$1,815,459

Liabilities and Equity
Interest-bearing liabilities:
NOW accounts	$297,762	$696	0.23%	$307,725	$949	0.31%
Money market and savings	448,882	1,099	0.24	376,289	1,147	0.30
Time deposits less than $100,000	148,273	778	0.52	168,255	840	0.50
Time deposits greater than $100,000	251,579	1,434	0.57	311,556	1,891	0.61
Repurchase agreements	12,098	26	0.21	8,386	10	0.12
Contingent Notes Payable	6,899	314	4.55	23,965	665	2.77
Junior subordinated debentures	11,414	599	5.25	11,038	670	6.07

Total interest-bearing liabilities	$1,176,907	$4,947	0.42	$1,207,214	$6,172	0.51
Non-interest bearing liabilities:
Demand deposits	400,181			322,243
Other liabilities	11,185			9,953

Total non-interest bearing liabilities	411,366			332,196

Equity
Shareholders’ equity	323,560			269,622
Noncontrolling interest in consolidated subsidiary	3,984			6,427

Total shareholder’s equity and noncontrolling interest	327,544			276,049

Total Liabilities and Equity	$1,915,817			$1,815,459

Net interest income		$76,042			$69,082

Net interest rate spread			4.63%			4.35%
Net interest margin			4.74			4.46

(1)	The average outstanding balance on investment securities includes the net unrealized gain on investment securities.
(2)	The net interest margin is equal to net interest income divided by average interest-earning assets.

The following table compares the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to higher outstanding balances and the volatility of interest rates. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to changes attributable to rate.

	Year Ended December 31, 2014 Compared with 2013
	Increase (Decrease) due to
	Volume	Rate	Total
	(dollars in thousands) (unaudited)
Interest-earning assets:
Loans	$13,553	$(10,034)	$3,519
Investment securities	870	1,725	2,595
Interest-bearing due from banks	(589)	145	(444)
Restricted equity securities	35	30	65

Total increase (decrease) in interest income	13,869	(8,134)	5,735

Interest-bearing liabilities:
NOW accounts	(31)	(221)	(252)
Money market and savings	235	(281)	(46)
Time deposits less than $100,000	(100)	38	(62)
Time deposits greater than $100,000	(364)	(94)	(458)
Repurchase agreements	4	11	15
Contingent note payable	(474)	122	(352)
Junior subordinated debentures	23	(93)	(70)

Total increase (decrease) in interest expense	(707)	(518)	(1,225)

Increase (decrease) in net interest income	$14,576	$(7,616)	$6,960

Provision for Loan Losses

The provision for loan losses is a charge against net interest income taken in order to bring Carlile Bancshares’ allowance for loan losses to a level deemed appropriate by management based on such factors as Carlile Bancshares’ historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower’s ability to pay and the value of collateral, the evaluation of the loan portfolio through the loan review process and other relevant factors. Management has adopted a methodology for assessing the adequacy of the allowance. Management believes that the allowance for loan losses was adequate to cover probable incurred losses in the loan portfolio at December 31, 2014.

For the year ended December 31, 2014, the provision for loan losses was $4.2 million compared with $9.1 million for the same period in 2013. The year-over-year decrease in the provision was primarily due to improving credit quality of the loan portfolio as well as improved economic conditions in Carlile Bancshares’ market areas.

Noninterest Income

Total noninterest income for the year ended December 31, 2014 increased by $1.9 million, or 8.3%, compared with the year ended December 31, 2013. The increase was mainly attributable to an increase in service charges on deposit accounts and bank owned life insurance, the positive effects of which were offset to a significant degree by the year-over-year decrease in gain on sale of OREO. The increase in service charges on deposit accounts is primarily attributable to the acquisition of Community Bankers, Inc. on August 12, 2014.

The following tables present, for the periods indicated, the major categories of noninterest income:

	Year Ended December 31, 2014 Compared with 2013
	2014	2013	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Service charges on deposit accounts	$4,024	$2,647	$1,377
Gain on loans sold	8,496	8,270	226
Gain on sale of securities	60	—	60
Bank owned life insurance	1,411	348	1,063
Net gain (loss) on sale of ORE	985	1,625	(640)
Other noninterest income	9,681	9,882	(201)

Total noninterest income	$24,657	$22,772	$1,885

Noninterest Expense

Noninterest expense for the year ended December 31, 2014 increased by 0.5% to $76.5 million compared with noninterest expense of $76.1 million for the year ended December 31, 2013. Salaries, wages and employee benefits, the largest single component of noninterest expense, increased $6.5 million, or 17.7%, as occupancy and equipment increased $1.7 million, or 21.8%, in each case, as a result of the acquisition of Community Bankers, Inc. on August 12, 2014. In addition, the year-over-year comparison of noninterest expense was affected by Carlile Bancshares having taken a $5.7 million goodwill impairment charge in the year ended December 31, 2013 but not having had such a charge in the year ended December 31, 2014. Moreover, net costs attributable to other real estate and other repossessed assets decreased by $3.5 million, or 65.8%, in the year ended December 31, 2014 compared with the prior year as Carlile Bancshares’ other real estate balance decreased year-over-year.

The following tables present for the periods indicated, the major categories of noninterest expense:

	Year Ended December 31, 2014 Compared with 2013
	2014	2013	Increase (Decrease)
	(Dollars in thousands) (Unaudited)
Salaries and employee benefits	$43,312	$36,809	$6,503
Occupancy and equipment	9,318	7,648	1,670
Net costs attributable to other real estate and other repossessed assets	1,798	5,256	(3,458)
Professional fees	3,219	3,187	32
Data processing costs	3,818	3,401	417
Regulatory fees and FDIC assessments	1,658	1,543	115
Office expenses	1,367	1,161	206
Amortization of intangibles	1,578	1,432	146
Goodwill impairment	—	5,741	5,741
Acquisition and merger related	2,065	2,755	(690)
Other noninterest expense	8,326	7,117	1,209

Total noninterest expense	$76,459	$76,050	$409

Income Taxes

Carlile Bancshares income tax expense grew by 90.5% in the year ended December 31, 2014 compared with the prior year due to the increase in Carlile Bancshares operating income before income taxes from the year ended December 31, 2014 that was $20.0 million versus $6.7 million of operating income in the prior year. Carlile Bancshares’ effective tax rate for the year ended December 31, 2014 was 30.6% compared with an effective rate of 48.3%. The decrease in the effective tax rate is primarily related to the impact of the required exclusion of the goodwill impairment from taxable income in 2013.

Financial Condition

At December 31, 2014, total assets were $2.4 billion, an increase of $600 million, or 33.37%, from total assets of $1.8 billion at December 31, 2013 resulting from the acquisition of Community Bankers, Inc. and its subsidiary, Community Bank, by Carlile Bancshares in August 2014. Total loans were $1.4 billion and total deposits were $2.0 billion at December 31, 2014, an increase of $404.9 million, or 39.0%, and $489.0 million, or 33.1%, respectively, from the corresponding balances at December 31, 2013, which increases also resulted from the Community Bankers, Inc. acquisition. Cash and cash equivalents were $195.3 million at December 31, 2014, a decrease of $46.9 million from December 31, 2013, which decrease was primarily due to the Community Bankers, Inc. acquisition and a decline in loan balances other than those acquired in the Community Bankers, Inc. acquisition.

Loan Portfolio

The following table summarizes Carlile Bancshares’ gross loan portfolio before unearned fees by type of loan at the dates indicated:

	December 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial non-real estate	$381,639	26.4%	$203,240	19.6%
Commercial real estate	550,276	38.1	449,836	43.2
Construction, Development and Land	200,464	13.9	147,621	14.2
Residential real estate	162,265	11.2	119,334	11.5
Agriculture	93,682	6.5	84,005	8.1
Consumer	56,893	3.9	35,523	3.4

Total loans	$1,445,219	100.0%	$1,039,559	100.0%

Less deferred fees, net	1,350		540

Loans, net of deferred fees	1,443,869		1,039,019
Less allowance for loan losses	12,780		10,110

Total loans, net	$1,431,089		$1,028,909

At December 31, 2014, loans net of unearned fees had increased $402.2 million, or 39.1%, to $1.4 billion compared with $1.0 billion at December 31, 2013. Loans increased from period to period primarily due to the Community Bankers, Inc. acquisition. The increase was partially mitigated by a decline in the legacy loan portfolio.

The contractual maturity or next repricing dates in each maturity range of Carlile Bancshares’ loan portfolio at December 31, 2014, are summarized in the following table:

	December 31, 2014
	Within One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in thousands)
Total loans	$804,731	$567,385	$73,103	$1,445,219

Nonperforming Assets

Carlile Bancshares had loans with an aggregate principal balance of $7.7 million on nonaccrual status at December 31, 2014 and $5.3 million in loans on nonaccrual status at December 31, 2013. Carlile Bancshares may renegotiate the terms of a loan because of a deterioration in the financial condition of a borrower. This renegotiation enhances the probability of collection. Carlile Bancshares had restructured loans due to deterioration of the borrower’s financial condition of $5.5 million and $2.5 million for the years ended December 31, 2014 and 2013, respectively.

Allowance for Loan Losses

The allowance for loan losses at December 31, 2014, was $12.8 million, which was 0.89% of total loans outstanding, net of unearned fee income, at such date. The allowance for loan losses at December 31, 2014, represented an increase of $2.7 million, or 26.4%, from the allowance of $10.1 million at December 31, 2013, which increase resulted from an increase in loan balances and the inclusion of the provision for loan losses taken with respect to the loan portfolio acquired by Carlile Bancshares in the Community Bankers, Inc. acquisition and was also caused by updates to the qualitative factors included in the Carlile Bancshares allowance for loan loss model in the year ended December 31, 2014.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and for the Year Ended December 31, 2014	As of and for the Year Ended December 31, 2013
	(Dollars in thousands)
Balance, beginning of period	$10,110	$3,365
Provision for possible credit losses	4,222	9,135
Loans charged off	(2,415)	(3,273)
Recoveries	863	883

Balance, end of period	$12,780	$10,110

Ratios:
Net charge-offs to average loans	0.14%	0.24%
Net charge-offs to end of period loans	0.11	0.23
Allowance to average loans	1.13	1.03
Allowance to end of period loans	0.89	0.97
Net charge-offs to allowance	12.15	23.64

The following table sets forth the allocation of the allowance for loan losses among various categories of loans at the indicated dates. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance was available to absorb losses from any category of loans.

	December 31, 2014		December 31, 2013
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for possible credit losses applicable to:
Commercial non real estate	$3,069	24.0%	$1,483	14.7%
Commercial real estate	3,202	25.1	3,161	31.3
Construction, development and land	3,325	26.0	2,561	25.3
Residential real estate	1,438	11.2	1,186	11.7
Agriculture	461	3.6	420	4.2
Consumer	1,285	10.1	1,299	12.8

Total allowance for possible credit losses	$12,780	100.0%	$10,110	100.0%

Investment Securities

Carlile Bancshares has used its securities portfolio to provide liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to provide collateral for municipal pledging requirements and to manage asset quality. Securities available for sale totaled $428.5 million and $247.9 million at December 31, 2014 and 2013, respectively.

The following tables summarize the amortized cost of securities classified as available for sale and held to maturity and their approximate fair values as of the dates shown:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$64,649	$18	$(75)	$64,592
Mortgage-backed securities	239,442	1,167	(1,867)	238,742
Municipal securities	119,583	1,019	(523)	120,079

Other securities	5,309	—	(210)	5,099

Total securities available for sale	$428,983	$2,204	$(2,675)	$428,512

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$43,384	$61	$(21)	$43,424
Mortgage-backed securities	158,469	229	(3,739)	154,959
Municipal securities	45,025	292	(691)	44,626
Other securities	5,201	—	(331)	4,870

Total securities available for sale	$252,079	$582	$(4,782)	$247,879

The following table summarizes the contractual maturity of investment securities based on amortized cost and their weighted average yields as of the date indicated:

	December 31, 2014
	Within One Year		After One Year but Within Five Years		After Five Years but Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands) (Unaudited)
Securities available for sale:
U.S. Government and Agency:
Debt securities	$11,596	0.36%	$53,054	1.21%	—	—%	—	—%	$64,649	1.06%
Mortgage-backed securities	—	—	79	2.75	$14,196	1.70	$225,165	2.17	239,440	2.14
Municipal securities	14,546	0.73	50,073	1.20	37,161	2.30	17,803	2.64	119,584	1.70
Other Securities	5,309	2.06	—	—	—	—	—	—	5,309	2.06

Total securities available for sale	$31,451	0.82%	$103,206	1.21%	$51,357	2.13%	$242,968	2.20%	$428,982	1.85%

Deposits

Total deposits of Carlile Bancshares were $2.0 billion at December 31, 2014, compared with $1.5 billion at December 31, 2013, an increase of $489.0 million, or 33.1%, that resulted primarily from the acquisition of deposits in Community Bankers, Inc. acquisition. At December 31, 2014, demand, NOW, money market and savings deposits accounted for approximately 79.3% of total deposits, while certificates of deposit (including IRAs) made up 20.7% of total deposits. Noninterest-bearing demand deposits totaled $615.9 million, or 31.3%, of total deposits at December 31, 2014 compared with $371.9 million, or 25.2%, of total deposits at December 31, 2013, an increase of $244.0 million or 65.6%. The average cost of deposits, including noninterest-bearing demand deposits, was 0.26% for the year ended December 31, 2014, compared with 0.32% for the year ending December 31, 2013. Such decrease in the cost of deposits in the year ended December 31, 2014 compared with the prior year resulted from the exit of high cost deposits caused by Carlile Bancshares’ continued repricing of acquired high costs deposits.

The following table presents for the periods indicated the average balances and weighted average rates paid on total deposits:

	Year Ended December 31,
	2014		2013
	Average Outstanding Balance	Average Yield/Rate	Average Outstanding Balance	Average Yield/Rate
	(dollars in thousands) (unaudited)
Demand deposits	$400,181	0.00%	$322,243	0.00%
Interest-bearing demand deposits	746,644	0.24	684,014	0.30
Time deposits less than $100,000	148,273	0.52	168,255	0.50
Time deposits greater than $100,000	251,579	0.57	311,556	0.61

Total deposits	$1,546,677	0.26%	$1,486,068	0.32%

The following table sets forth the amount of Carlile Bancshares’ certificates of deposit that are $100,000 or greater by the time remaining until maturity as of the date indicated:

As of December 31, 2014
(Dollars in thousands)
Remaining maturity:
3 months or less	$69,570
Over 3 through 6 months	56,194
Over 6 through 9 months	37,589
Over 9 through 12 months	34,479
Over 12 months	47,291

Total	$245,123

Time deposits of $100,000 or more are generally solicited from markets served by Carlile Bancshares. The aggregate amount of time deposits in amounts of $100,000 or more at December 31, 2014 and 2013, was approximately $245.1 million and $106.9 million, respectively. The in time deposits from period to period was primarily due to the acquisition of time deposits as a result of the Community Bankers, Inc. acquisition.

Interest expense on time deposits in amounts of $100,000 or more was $1.4 million and $1.9 million for the years ended December 31, 2014 and 2013, respectively. The decrease in interest expense for the year ended December 31, 2014, compared with 2013 was primarily the result of a decrease in the balance of time deposits of $100,000 or more as well as a decline in the average rate paid on those deposits.

Liquidity

In the ordinary course of its operations, Carlile Bancshares maintains correspondent bank accounts with various banks, which accounts aggregated approximately $170 million and $232 million as of December 31, 2014 and 2013, respectively. The largest of these accounts was with the Federal Reserve Banks. As of December 31, 2014, the balance in this account was approximately $69 million. Each of the correspondent accounts is a demand account or money market account and Carlile Bancshares receives from such correspondents the normal services associated with a correspondent banking relationship, including clearing of checks, sales and purchases of participations in loans and sales and purchases of federal funds.

Carlile Bancshares maintains correspondent relationship with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. Carlile Bancshares also had an established line of credit in the amount of $15 million with a correspondent financial institution during the years ended December 31, 2014 and December 31, 2013, respectively. No amounts were outstanding under those lines of credit at December 31, 2014 and 2013.

Off-Balance Sheet Risk

The following is a summary, at December 31, 2014, of the various financial instruments whose contract amounts represent credit risk. Since commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

December 31, 2014
(Dollars in thousands)
Commitments to extend credit	$216,123
Standby letters of credit	3,575

Borrowings

Carlile Bancshares had total available borrowings through the FHLB and FRB, secured by investment securities and a blanket lien on certain real estate and commercial loans, of approximately $742 million and $635 million and approximately $0 million and $0 million in FHLB advances outstanding at December 31, 2014 and 2013, respectively. Carlile Bancshares had no borrowings on its lines of credit with correspondent banks outstanding at December 31, 2014 or 2013.

Capital Resources

Shareholders’ equity of Carlile Bancshares was $376.1 million at December 31, 2014, and $270.1 million at December 31, 2013, an increase of $106 million, or 39.24%, due in large measure to an issuance of $78.1 million of Carlile Bancshares’ common stock in July, 2014. The net proceeds of that stock issuance were used to pay a substantial portion of the cash consideration in the acquisition of Community Bankers, Inc. In addition, the net income attributable to the Carlile Bancshares shareholders for the year ended December 31, 2014 increased shareholders’ equity by $13.2 million from the balance at December 31, 2013. Carlile Bancshares met all of the minimum capital requirements of the rules of its primary regulator at December 31, 2014 and 2013.